Form 10-K, Exhibit 13
period 2000-12-31
TRENWICK GROUP LTD
filed 2001-04-02
CIK 1122211

EXHIBIT 13.1
     Excerpts from Trenwick Group Ltd.'s 2000 Annual Report of Shareholders

                        Report of Independent Accountants




To the Board of Directors
And Shareholders of
Trenwick Group Ltd.


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Trenwick Group Ltd. and its subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's Management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The financial statements of Trenwick Group Ltd. as of December 31, 1999 and for the period from October 1, 1999 to December 31, 1999, and for the year ended September 30, 1999 were audited by other independent accountants. The other independent accountants' report dated November 10, 2000 expressed an unqualified opinion on those statements. The financial statments of the Company for the year ended September 30, 1998 were audited by other independent accountants. The other independent accountants' report dated October 26, 1998 expressed an unqualified opinion on those statements, except as to Note 10, which is as of July 13, 2000.




/s/PricewaterhouseCoopers LLP
- -----------------------------
PricewaterhouseCoopers LLP


New York, New York
February 7, 2001

                               Trenwick Group Ltd.
                           Consolidated Balance Sheet
            (Amounts expressed in thousands of United States dollars,
                        except share and per share data)
                           December 31, 2000 and 1999


                                                                                      2000                   1999
                                                                                -----------------       ---------------
Assets:
Debt securities available for sale, at fair value                                     $1,813,678            $539,727
Equity securities at fair value                                                          115,901                   -
                                                                                -----------------       ---------------
  Total investments                                                                    1,929,579             539,727
Cash and cash equivalents                                                                311,001              19,864
Accrued investment income                                                                 38,171              12,215
Premiums receivable                                                                      473,245              78,424
Reinsurance recoverable balances, net                                                    932,051              17,776
Prepaid reinsurance premiums                                                             147,399              11,137
Deferred policy acquisition costs                                                        100,423               8,470
Deposits                                                                                  48,969              32,742
Net deferred income taxes                                                                104,889                   -
Other assets                                                                             134,325               5,813
                                                                                -----------------       ---------------
Total assets                                                                          $4,220,052            $726,168
                                                                                =================       ===============
Liabilities:
Unpaid claims and claims expenses                                                     $2,408,926            $190,352
         Unearned premium income                                                         496,338              49,895
         Reinsurance balances payable                                                    133,160              21,185
         Indebtedness                                                                    286,805                   -
         Other liabilities                                                                90,866              15,870
                                                                                -----------------       ---------------
Total liabilities                                                                      3,416,095             277,302
                                                                                -----------------       ---------------
Minority interest:
Mandatorily redeemable preferred capital securities of subsidiary
  trust holding solely junior subordinated debentures of U.S. subsidiary                  76,770                   -
Minority interest in preferred shares of Bermuda subsidiary                               75,000                   -
Minority interest in common shares of Bermuda subsidiary                                       -              86,906
                                                                                -----------------       ---------------
Total minority interest                                                                  151,770              86,906
                                                                                -----------------       ---------------

Preferred shareholders' equity
Preferred shares, $1.00 par value                                                              -              75,000
Common shareholders' equity:
Common shares, $0.10 par value, 36,665,103
  shares issued and outstanding                                                            3,667                   -
Common shares, $1.00 par value, 15,603,652 issued and outstanding                              -              15,604
Additional paid in capital                                                               575,401             221,305
Deferred compensation under share award plans                                            (2,660)               (447)
Retained earnings                                                                         58,485              58,040
Accumulated other comprehensive income (loss)                                             17,294             (7,542)
                                                                                -----------------       ---------------
Total common shareholders' equity                                                        652,187             286,960
                                                                                -----------------       ---------------
Total shareholders' equity                                                               652,187             361,960
                                                                                -----------------       ---------------
Total liabilities, minority interest and common shareholders' equity                  $4,220,052            $726,168
                                                                                =================       ===============



      The accompanying notes are an integral part of these statements.

                               Trenwick Group Ltd.
     Consolidated Statement of Operations and Comprehensive Income
(Amounts expressed in thousands of United States dollars, except per share data)
    Year Ended December 31, 2000, Three Month Period Ended December 31, 1999
                   and Years Ended September 30, 1999 and 1998

                                                    2000 Year         1999 Period          1999 Year           1998 Year
                                                  ---------------   ----------------    ----------------    ----------------
Revenues:
Net premiums earned                                     $302,749            $30,391            $126,615            $154,620
Net investment income                                     58,715              8,588              33,847              34,288
Net realized investment gains (losses)                   (1,386)                  -                 615               5,575
Other income                                               1,477                  -                   -                  63
                                                  ---------------   ----------------    ----------------    ----------------
Total revenues                                           361,555             38,979             161,077             194,546
                                                  ---------------   ----------------    ----------------    ----------------
Expenses:
Claims and claims expenses incurred                      233,078             46,642             131,147              95,539
Policy acquisition costs                                  78,603              5,878              19,844              22,661
Underwriting expenses                                     31,891              4,533              13,733               8,932
General and administrative expenses                        6,349              1,383                 788                 517
Interest expense and dividends on
  preferred stock of subsidiaries                          6,404                346               1,714               1,881
Foreign currency losses (gains)                            1,015                 28               (470)               (216)
                                                  ---------------   ----------------    ----------------    ----------------
Total expenses                                           357,340             58,810             166,756             129,314
                                                  ---------------   ----------------    ----------------    ----------------
Income (loss) before other minority
  interest and income taxes                                4,215           (19,831)             (5,679)              65,232
Other minority interest in
 net income (loss) of subsidiary                             839            (4,990)             (2,845)              13,426
                                                  ---------------   ----------------    ----------------    ----------------
Income (loss) before income taxes                          3,376           (14,841)             (2,834)              51,806
Applicable income taxes (benefit)                        (6,075)                  -                   -                   -
                                                  ---------------   ----------------    ----------------    ----------------
Net income (loss)                                         $9,451          $(14,841)            $(2,834)             $51,806
                                                  ---------------   ----------------    ----------------    ----------------

Dividends on preferred shares                              4,923              1,641               6,563               6,563
                                                  ---------------   ----------------    ----------------    ----------------
Net income (loss) available to
  common shareholders                                     $4,528           $16,482)            $(9,397)             $45,243
                                                  ===============   ================    ================    ================
Earnings per share
 Basic earnings (loss) per common share                    $0.21            $(1.06)             $(0.60)               $2.99
                                                  ---------------   ----------------    ----------------    ----------------
Diluted earnings (loss) per common share                   $0.21            $(1.06)             $(0.60)               $2.68
                                                  ===============   ================    ================    ================

Comprehensive income (loss):
Net income (loss) available to
  common shareholders                                     $9,451          $(14,841)            $(2,834)             $51,806
                                                  ---------------   ----------------    ----------------    ----------------
Other comprehensive income (loss):
  Net unrealized investment gains (losses)                26,956            (3,429)            (17,886)              11,851
  Foreign currency translation adjustments               (1,253)                  -                   -                   -
                                                  ---------------   ----------------    ----------------    ----------------
  Total other comprehensive income (loss)                25,703            (3,429)            (17,886)              11,851
                                                  ---------------   ----------------    ----------------    ----------------
Comprehensive income (loss)                              $35,154          $(18,270)           $(20,720)             $63,657
                                                  ===============   ================    ================    ================



        The accompanying notes are an integral part of these statements.

                               Trenwick Group Ltd.
                      Consolidated Statement of Cash Flows
                (Expressed in thousands of United States dollars)
    Year Ended December 31, 2000, Three Month Period Ended December 31, 1999
                   and Years Ended September 30, 1999 And 1998

                                                          2000 Year       1999 Period        1999 Year        1998 Year
                                                         -------------    -------------      -----------     ------------
Operating activities:
Net income (loss)                                              $9,451        $(14,841)         $(2,834)          $51,806
Adjustments to reconcile net income (loss)  to cash
  provided by operating activities:
  Amortization of premium on investments, net                   (786)            (692)              154              813
  Net realized investment losses (gains)                        1,386                -            (615)          (5,575)
  Unrealized loss (gain) on foreign exchange                      419              193              193            (594)
   Minority interest in undistributed net income
          (loss) of subsidiaries                                  839          (4,990)          (2,845)           13,426
  Contingent interest                                         (4,675)                -                -                -
  Deferred income taxes                                        11,143                -                -                -
  Compensation expense on restricted stock                        929               91              751                -
  Provision for doubtful accounts receivable                    4,081                -                -                -
  Accretion on fair value adjustments                             365                -                -                -
  Other                                                       (4,475)                -                -                -
  Changes in assets and liabilities, net of
      effect from purchase of subsidiary:
     Accrued investment income                                (3,697)          (2,139)              981            1,628
     Premiums receivable                                       10,449           14,770          (6,354)          (6,590)
     Reinsurance recoverable balances, net                  (102,861)          (8,676)          (9,100)                -
     Prepaid reinsurance premiums                            (10,141)            6,172          (9,726)          (1,747)
     Deferred policy acquisition costs                        (5,743)            3,441            1,533          (1,512)
     Other assets                                                 751          (1,000)          (5,916)          (9,156)
     Unpaid claims and claims expenses                         70,570           43,593           48,403           52,218
     Unearned premium income                                    8,964         (27,154)          (6,070)          (5,372)

     Reinsurance balances payable                            (15,055)          (2,243)            9,778           13,650

     Other liabilities                                         11,384           2,044             1,609           (7,037)
                                                         -------------    -------------      -----------     ------------
Cash from (for) operating activities                          (16,702)          8,569             19,942          95,958
                                                         -------------    -------------      -----------     ------------
Investing activities:
Purchases of debt securities                                (380,582)         (52,430)        (299,882)        (446,009)
Sales of debt securities                                      393,235           49,980          305,671          389,170
Maturities of debt securities                                  92,596                -           24,710           35,000
Purchases of equity securities                               (29,270)                -                -                -
Sales of equity securities                                     29,337                -                -                -
Acquisition of cash on business combination                   188,917                -                -                -
Effect on cash of exchange rate translation                     2,239                -                -                -
Other                                                           (867)                -                -                -
                                                         -------------    -------------      -----------     ------------
Cash from (for) investing activities                          295,605          (2,450)           30,499         (21,839)
                                                         -------------    -------------      -----------     ------------
Financing activities:
Issuance of common shares                                         460               74              412            4,802
Trenwick Group Ltd. common share dividends paid               (1,468)                -                -                -
LaSalle Re Holdings preferred and common
  share dividends paid                                        (4,923)          (1,641)         (44,096)         (63,267)
Share and option repurchases                                  (3,176)                -          (1,346)          (1,560)
Equity put option premium payments                              (825)            (611)          (1,850)          (2,350)
Issuance of indebtedness                                       24,000                -                -                -
Issuance costs for indebtedness                               (1,834)                -                -                -
                                                         -------------    -------------      -----------     ------------
Cash from (for) financing activities                           12,234          (2,178)         (46,880)         (62,375)
                                                         -------------    -------------      -----------     ------------
Change in cash and cash equivalents                           291,137            3,941            3,561           11,744
Cash and cash equivalents, beginning of period                 19,864           15,923           12,362              618
                                                         -------------    -------------      -----------     ------------
Cash and cash equivalents, end of period                     $311,001          $19,864          $15,923          $12,362
                                                         =============    =============      ===========     ============

        The accompanying notes are an integral part of these statements.

                               Trenwick Group Ltd.
            Consolidated Statement of Changes in Shareholders' Equity
   (Amounts expressed in thousands of United States dollars except share data)
    Year Ended December 31, 2000, Three Month Period Ended December 31, 1999
                   and Years Ended September 30, 1999 and 1998

                                                              2000 Year      1999 Period        1999 Year       1998 Year
                                                            --------------   -------------     ------------    ------------

Shareholders' equity, beginning  of period                       $361,960        $382,197         $430,053        $425,226
Preferred shares, common shares and
  additional paid in capital:
Issuance of 21,034,200 shares of Trenwick
Group Ltd. to acquire minority interest in
LaSalle Re Holdings' subsidiary
  and Trenwick Group Inc., net of acquisition costs               343,005               -                -               -
Reflection of preferred shares of LaSalle Re Holdings
  as minority interest in preferred shares of
  Bermuda subsidiary                                             (75,000)               -                -               -
Exercise of options and warrants to acquire 1,405 shares
  of Trenwick Group Ltd.                                               30               -                -               -
Equity put option premiums, net of  minority interest               (742)           (469)          (1,420)         (1,812)
Award of 58,643 restricted common shares of
  LaSalle Re Holdings                                                   -               -            1,092               -
Issuance of 635;  0;  1,379 and 10,000 shares of LaSalle
  Re Holdings under employee compensation plan                          7               -               81             360
Issuance of 21,532; 3,390; 19,459 and 12,687 shares of
  LaSalle Re Holdings for cash under employee plans                   247              59              300             453
Compensation recognized under employee program                        247               -                4             699
Exercise of options to acquire shares of
  LaSalle Re Holdings and its subsidiary                              113               -            (437)           (707)
Cancellation of 4,896 restricted common share awards                 (64)               -                -               -
Change in minority interest                                         (684)              10          (1,068)         (3,274)

Deferred compensation under share award plan
Shares awarded on acquisition of Trenwick Group Inc.              (2,803)               -                -               -
Shares awarded by LaSalle Re Holdings                                   -               -          (1,092)               -
Compensation expense recognized, net of minority interest             597              69              576               -
Cancellation of shares                                                 64               -                -               -
Change in minority interest                                             2               -                -               -
Acquisition of minority interest in
  LaSalle Re Holdings' subsidiary                                    (73)               -                -               -

Retained earnings:
Net income (loss)                                                   9,451        (14,841)          (2,834)          51,806
LaSalle Re Holdings preferred share dividends                     (4,923)         (1,641)          (6,563)         (6,563)
Trenwick Group Ltd. common share dividends                        (1,470)               -                -               -
LaSalle Re Holdings common share dividends                              -               -         (17,543)        (44,641)
Repurchase of exercised share options
  in LaSalle Re Holdings' subsidiary                                 (41)               -            (204)           (719)
Repurchase of options to acquire shares
  of LaSalle Re Holdings' subsidiary                              (2,396)               -                -               -
Exercise of share options in LaSalle Re Holdings                        -               -            (508)           (133)
Change in minority interest                                         (176)               5            (289)         (2,445)
Accumulated other comprehensive income (loss)
Other comprehensive income (loss)                                  25,703         (3,429)         (17,886)          11,851

Change in minority interest                                            24               -             (65)            (48)
Acquisition of minority interest in
 LaSalle Re Holdings' subsidiary                                    (891)               -                -               -
                                                            --------------   -------------     ------------    ------------
Common shareholders' equity, end of period                       $652,187        $361,960         $382,197        $430,053
                                                            ==============   =============     ============    ============


        The accompanying notes are an integral part of these statements.

                               TRENWICK GROUP LTD.
                   Notes to Consolidated Financial Statements
      (Amounts expressed in thousands of United States dollars except share and per share data)
    Year Ended December 31, 2000, Three Month Period Ended December 31, 1999
                   and Years Ended September 30, 1999 and 1998

Note 1                Organization
Organization          Trenwick  Group Ltd.  was formed as  a holding  company in
and Basis             Bermuda  to acquire  two  publicly held companies  and the
of Presentation       minority  interest  in  a  subsidiary  of  one  of   those
                      companies. That transaction, in which Trenwick Group  Ltd.
                      issued  common  shares  to  acquire  LaSalle  Re  Holdings
                      Limited,  Trenwick  Group Inc. and  the minority  interest in  LaSalle  Re  Limited,  was  completed on September 27,
                      2000.  Trenwick  Group  Inc. had earlier acquired  another
                      publicly  held  company,  Chartwell  Re  Corporation,   on
                      October 27, 1999. More details of these transactions are disclosed in Note 2.

                      Trenwick Group Ltd.'s principal subsidiaries underwrite specialty insurance and reinsurance through five business platforms: LaSalle Re Limited, Trenwick America Reinsurance Corporation, Trenwick International Limited, Chartwell Managing Agents Limited and Canterbury Financial Group Inc. More details on business segments and geographic information are disclosed in Note 3.

           Basis of Presentation
           The business combination between LaSalle Re Holdings Limited and Trenwick Group Inc. was accounted for as a purchase by LaSalle Re Holdings Limited of Trenwick Group Inc. and of the minority interest in LaSalle Re Limited. Accordingly, in these financial statements:

           o The assets and liabilities and the revenues and expenses of LaSalle Re Holdings Limited have been included for all periods presented;
           o The minority interest in common shares and minority interest in net income of LaSalle Re Limited have been eliminated as of September 30, 2000 and from October 1, 2000, respectively;
           o The assets and liabilities of Trenwick Group Inc. have been included as of September 30, 2000; and
           o The revenues and expenses of Trenwick Group Inc. have been included from October 1, 2000.

           On September 18, 2000, LaSalle Re Holdings Limited changed its fiscal year end from September 30 to December 31, effective for the calendar year beginning January 1, 2000. A three month transition period from October 1, 1999 through December 31, 1999 preceded the start of the new fiscal year and is presented separately in these financial statements. Comparative data for the three month period from October 1, 1998 through December 31, 1998 is presented in Note 15.

           The financial statements include the accounts of Trenwick Group Ltd. and its subsidiaries after elimination of significant intercompany accounts and transactions. The accounts of Trenwick Group Ltd.'s subsidiaries include its percentage of the assets, liabilities, revenues and expenses of those Lloyd's syndicates managed for Trenwick Group Ltd.'s own account. Certain items in prior financial statements have been reclassified to conform to current presentation.

           These financial statements have been prepared in conformity with accounting principles that are generally accepted in the United States of America, sometimes referred to as U.S. GAAP. To prepare these financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual amounts will differ from these estimates.

           The assets and liabilities of operations whose functional currency is other than the U.S. dollar are translated at the rates of exchange at the balance sheet dates. Revenues and expenses of these operations are translated at the average exchange rates during each period. The effects of these translation adjustments, net of applicable income taxes, are recorded as a cumulative translation adjustment within other comprehensive income; transaction gains and losses on currencies other than the U.S. dollar are included in operations.

           Other significant accounting policies are presented in italics within the appropriate footnotes.

Note 2               Trenwick/LaSalle Business Combination
Business             On December 19, 1999, LaSalle Re Holdings Limited, LaSalle
Combinations         Re  Limited  and  Trenwick  Group  Inc. signed a definitive agreement to combine under a new  holding company, Trenwick
                     Group Ltd. On September 27, 2000, following shareholder and regulatory  approval, the  newly formed Trenwick Group Ltd.
                     issued  36,668,599 of its common  shares  on a one-for-one,
                     tax-free  basis  to the  former   shareholders  of  LaSalle
                     Re  Holdings Limited  (15,634,394  shares, including 26,656 restricted  shares  issued  under  share  award plans), the minority  shareholders of LaSalle Re  Limited, then a 77.5%
                     owned subsidiary of LaSalle Re Holdings Limited  (4,797,649 shares), and the former shareholders of Trenwick Group Inc.
                     (16,236,551 shares, including 224,331 restricted shares issued under share award plans).

                     The Trenwick/LaSalle business combination was accounted for as a purchase by LaSalle Re Holdings Limited of the minority interest in LaSalle Re Limited and of Trenwick Group Inc. Under the purchase basis of accounting, the purchase price was allocated to the identifiable assets acquired and liabilities assumed, based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of those net assets acquired was recorded as goodwill.

                     The following table summarizes the determination of the purchase price and its allocation:

                                                                                   LaSalle Re               Trenwick
                                                              Total             Minority Interest          Group Inc.
                                                         -----------------    ----------------------      --------------
Common shares acquired                                         21,034,200                 4,797,649          16,236,551
Trenwick Group Ltd. exchange ratio                             one-for-one              one-for-one         one-for-one
Common shares issued                                           21,034,200                 4,797,649          16,236,551
Per share price of shares issued                                   $15.76                    $15.76              $15.76
Consideration for shares issued                                  $331,499                   $75,611            $255,888
Consideration for options and warrants                              7,739                         -               7,739
                                                         -----------------    ----------------------      --------------
Total purchase price before acquisition costs                     339,238                    75,611             263,627
Acquisition costs                                                   6,940                     1,596               5,344
                                                         -----------------    ----------------------      --------------
Total purchase price                                             $346,178                   $77,207            $268,971
                                                         =================    ======================      ==============
Purchase price allocation:
Book value of net assets acquired                                $470,435                   $89,367            $381,068
Elimination of existing goodwill                                (149,106)                         -           (149,106)
Fair value adjustments to indebtedness and
  capital securities, net of income taxes                          16,356                         -              16,356
Adjustment for effect of transaction on
  carrying value of deferred income taxes                         (8,839)                         -             (8,839)
Other adjustments                                                 (3,866)                        36             (3,902)
Goodwill recorded                                                  21,198                  (12,196)              33,394
                                                         -----------------    ----------------------      --------------
Total allocation of purchase price                               $346,178                   $77,207            $268,971
                                                         =================    ======================      ==============


          The purchase was recorded in these financial statements by increasing common shareholders' equity by $339,238 through a net addition to common shares and additional paid in capital, an addition to deferred compensation under share award plans and a reduction to accumulated other comprehensive income (loss).

          Trenwick Group Inc. / Chartwell Re Corporation Merger
          On October 27, 1999, Trenwick Group Inc. issued 7,964,998 of its common shares in exchange for all of the common shares of Chartwell Re Corporation, a publicly held insurer and reinsurer. The merger of Chartwell Re Corporation with and into Trenwick Group Inc. was accounted for as a purchase by Trenwick Group Inc. of Chartwell Re Corporation and the $153,315 excess of the purchase price ($231,326) over the fair value of Chartwell Re Corporation's net assets ($78,011) was recorded as goodwill. On September 27, 2000, the unamortized goodwill resulting from this transaction was eliminated in connection with the Trenwick/LaSalle business combination as noted above.

          Pro Forma Results of Operations
          The following table presents actual and unaudited pro forma consolidated results of operations as if the above business combinations had occurred on January 1, 1999. Results for the 1999 year were prepared by subtracting the results of operations for the three months ended December 31, 1998 from the 1999 year and adding the results of the 1999 period. The pro forma information is not necessarily indicative of the results of operations that would have occurred had these transactions been consummated at such dates nor of future results of operations.

                                                                       2000                          1999
                                                         -----------------------------    ----------------------------
                                                             Actual        Pro Forma         Actual        Pro Forma
                                                         -------------    ------------    -----------     ------------
Total revenues                                             $361,555          $932,557       $154,780         $730,305
Net income (loss) available to common shareholders            4,528          (50,440)       (29,942)        (156,711)
Basic and diluted earnings (loss)   per common share          $0.21           $(1.38)        $(1.91)          $(4.06)


Note 3               Segment Information
Segment              Trenwick Group  Ltd. conducts its  specialty  insurance and
And                  reinsurance  business   in  the   following  five  business
Geographic           segments:
Information          o Worldwide  property  catastrophe  reinsurance;
                     o United States  treaty  reinsurance;
                     o International   specialty insurance  and reinsurance;
                     o Lloyd's   insurance  and reinsurance;   and
                     o United  States   specialty   program insurance.

                     Trenwick Group Ltd. operates through the following five principal operating platforms:
                     o LaSalle  Re  Limited,  which  is  located  in  Hamilton,
                       Bermuda, underwrites property catastrophe reinsurance on a worldwide basis;
                     o Trenwick   America  Reinsurance  Corporation,   which  is
                       located in Stamford Connecticut, underwrites treaty reinsurance on United States property and casualty risks, including United States reinsurance business previously written by Chartwell Re Corporation subsidiaries;
                     o Trenwick  International  Limited,  which  is  located  in
                       London, England,   underwrites  specialty  insurance  and
                       treaty and facultative reinsurance on a worldwide basis;
                     o Chartwell Managing  Agents  Limited,  which is located in
                       London, England,  manages underwriting  syndicates in the
                       Lloyd's market, principally for Trenwick Group Ltd.'s own account; and
                     o Canterbury Financial  Group  Inc.,  which is  located  in
                       Stamford, Connecticut, underwrites specialty insurance through its operating subsidiaries, Chartwell Insurance Company, The Insurance Corporation of New York and Dakota Specialty Insurance Company.

                     The following tables present business segment financial information for Trenwick Group Ltd. at year end 2000 and period end 1999 and for the other periods presented:

                                                                                         2000             1999
                                                                                     -------------     ------------
                      Total assets:
                      Worldwide property catastrophe reinsurance                         $557,401         $666,776
                      U.S. treaty reinsurance                                           1,759,678                -
                      International specialty insurance and reinsurance                   473,612                -
                      Lloyd's syndicates:
                         Continuing                                                       808,483           19,168
                         Runoff                                                           157,627           40,224
                      U.S. specialty program insurance                                    372,933                -
                      Unallocated                                                          90,318                -
                                                                                     -------------     ------------
                       Total assets                                                     $4,220,052         $726,168
                                                                                     =============     ============

                                                                   2000 Year       1999 Period     1999 Year        1998 Year
                                                               -------------    -------------    -------------   -------------
     Total revenues:
     Worldwide property catastrophe reinsurance                    $119,638          $35,855         $147,808         $185,026
     U.S. treaty reinsurance                                        100,276                -                -                -
     International specialty insurance and reinsurance               41,168                -                -                -
     Lloyd's syndicates:
        Continuing                                                   71,268              604            4,142            3,385
        Runoff                                                       14,239            2,520            9,127            6,135
     U.S. specialty program insurance                                14,696                -                -                -
     Unallocated                                                        270                -                -                -
                                                               -------------    -------------    -------------    -------------
     Total revenues                                                $361,555          $38,979         $161,077         $194,546
                                                               =============    =============    =============    =============
     Net income (loss):
     Worldwide property catastrophe reinsurance                     $32,678         $(13,893)        $(1,043)          $51,428
     U.S. treaty reinsurance                                        (2,850)                 -               -                -
     International specialty insurance and reinsurance              (6,365)                 -               -                -
     Lloyd's syndicates:
        Continuing                                                  (3,467)             (575)           (412)             (60)
        Runoff                                                      (5,396)             (373)         (1,379)              438
     U.S. specialty program insurance                                 (135)                 -               -                -
     Unallocated                                                    (5,014)                 -               -                -
                                                                ------------    --------------    ------------    -------------
     Net income (loss)                                               $9,451         $(14,841)        $(2,834)          $51,806
                                                                ============    ==============    ============    =============

           Revenues from transactions between operating segments, which are immaterial, have been eliminated in consolidation. Unallocated net income (loss) consists mainly of interest expense and dividends on preferred stock of subsidiaries, net of minority interest and income taxes.

           Geographic Information
           The following table presents Trenwick Group Ltd.'s gross premiums written allocated to the geographic region in which the risks originate:

                                                               2000 Year        1999 Period        1999 Year        1998 Year
                                                              -------------   ----------------    ------------    -----------
           Gross premiums written:
           United States                                          $205,819               $719         $60,074          $64,352
           United Kingdom                                          115,273              3,337          32,161           32,765
           Europe, excluding United Kingdom                         20,429                  -           9,555           14,477
           Australia, New Zealand and Far East                      13,934                647           7,383            6,429
           Worldwide                                                73,189              5,604          29,837           37,293
                                                              -------------   ----------------    ------------    -------------
           Gross premiums written                                 $428,644            $10,307        $139,010         $155,316
                                                              =============   ================    ============    =============


Note 4              Premiums
Underwriting        Insurance and reinsurance  premiums on contracts are accrued
Activities          on an estimated basis throughout the term of such contracts.
                    Premiums  for  retrospectively rated  and  other  experience rated reinsurance contracts are estimated and accrued  based on the  difference between total costs before and after  the experience under the contract (the with-and-without method).
                    Premium estimates are based on  statistical and  other  data with subsequent  adjustments recorded in the period in which
                    they become known.   Short-duration   contracts    providing
                    indemnification   against  loss  or  liability  relating  to
                    insurance risk have been accounted for as reinsurance.

           Insurance and reinsurance premiums are earned (net of reinsurance ceded) on a pro-rata basis over the related contract period. Unearned premium income represents the portion of premiums applicable to the unexpired portion of premium coverage with renewal dates later than year-end and is computed by pro-rata methods for direct business and excess of loss reinsurance and is established based on reports received from ceding companies for proportional reinsurance. Reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the contract period in proportion to the amount of reinsurance protection provided. Where the contract provides for return premiums, these are accrued based on loss experience through the date of the balance sheet.

           The components of premiums written and earned are as follows:

                                                 2000 Year          1999 Period          1999 Year           1998 Year
                                                -------------       -------------       -------------       -------------
Assumed premiums written                            $249,910             $10,307            $139,010            $155,316
Direct premiums written                              178,734                   -                   -                   -
                                                -------------       -------------       -------------       -------------
Gross premiums written                               428,644              10,307             139,010             155,316
Ceded premiums written                             (126,012)               (897)            (28,191)             (7,815)
                                                -------------       -------------       -------------       -------------
Net premiums written                                $302,632              $9,410            $110,819            $147,501
                                                =============       =============       =============       =============

Assumed premiums earned                             $301,640             $37,460            $145,080            $160,688
Direct premiums earned                               116,998                   -                   -                   -
                                                -------------       -------------       -------------       -------------
Gross premiums earned                                418,638              37,460             145,080             160,688
Ceded premiums earned                              (115,889)             (7,069)            (18,465)             (6,068)
                                                -------------       -------------       -------------       -------------
Net premiums earned                                 $302,749             $30,391            $126,615            $154,620
                                                =============       =============       =============       =============


           Policy Acquisition Costs
           Policy acquisition costs are stated net of policy acquisition costs ceded and primarily consist of commissions and brokerage expenses incurred at policy or contract issue date. These costs vary with, and are primarily related to, the acquisition of business and are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts after allowing for anticipated investment income.

           The components of policy acquisition costs deferred and expensed are as follows:

                                                      2000 Year       1999 Period      1999 Year       1998 Year
                                                     -------------    -------------    -----------    ------------
Gross policy acquisition costs deferred                  $209,764           $9,319        $21,377         $21,089
Ceded policy acquisition costs deferred                                          -              -               -
                                                         (39,208)
                                                     -------------    -------------    -----------    ------------
Net policy acquisition costs deferred                    $170,556           $9,319        $21,377         $21,089
                                                     =============    =============    ===========    ============
 Policy acquisition costs expensed                        $78,603           $5,878        $19,844         $22,661
                                                     =============    =============    ===========    ============


           For the 2000 year, Trenwick Group Ltd. earned commissions on cessions
           to   retrocessionaires of  $13,959.  Prior  to  the  Trenwick/LaSalle
           business   combination,   earned   commissions   on   cessions    to
           retrocessionaires were not material.


           Claims and Claims Expenses
           Claims and claims expenses are recorded as incurred so as to match claims and claims expense costs with premiums over the contract periods. The amount provided for unpaid claims and claims expenses consists of any unpaid reported claims and claims expenses and estimates for incurred but not reported claims and claims expenses, net of salvage and subrogation. The estimates for claims and claims expenses incurred but not reported were developed based on historical claims and claims expense experience and an actuarial evaluation of expected claims and claims expense experience. Certain workers compensation indemnity liabilities are discounted using an interest rate of 3.5%. Insurance liabilities are based on estimates, and the ultimate liability may vary from such estimates. Any adjustments to these estimates are reflected in income when known.

   The components of net claims and claims expenses incurred are as follows:

                                                           2000 Year       1999 Period      1999 Year        1998 Year
                                                        -------------    --------------   --------------    -------------
Gross claims and claims expenses incurred                  $331,132           $55,849         $142,232          $95,539
Ceded claims and claims expenses incurred                   (98,054)           (9,207)         (11,085)                -
                                                        -------------    --------------   --------------    -------------
Net claims and claims expenses incurred                    $233,078           $46,642         $131,147          $95,539
                                                        =============    ==============   ==============    =============


            The following table presents a reconciliation of the beginning and ending balances of net liabilities for unpaid claims and claims expenses. The gross liabilities for unpaid claims and claims expenses at period ends are as reflected in the balance sheet. The net liabilities for unpaid claims and claims expenses are after deductions for reinsurance recoverable on unpaid claims and claims expenses, also as reflected in the balance sheet.

                                                              2000 Year        1999 Period        1999 Year       1998 Year
                                                            ---------------   ---------------    ------------    ------------
Beginning of period:
  Gross unpaid claims and claims expenses                         $190,352          $146,552         $97,942         $45,491
  Reinsurance recoverable on unpaid claims and
    claims expenses                                                 17,776             9,100               -               -
                                                            ---------------   ---------------    ------------    ------------
   Net unpaid claims and claims expenses                           172,576           137,452          97,942          45,491
                                                            ---------------   ---------------    ------------    ------------
 Net unpaid claims and claims expenses
  of Trenwick Group Inc. at date of acquisition                  1,220,989                 -               -               -
                                                            ---------------   ---------------    ------------    ------------
 Provision, net of reinsurance recoverable:
   Claims incurred in the current period                           215,555            50,244          82,537          79,014
   Claims incurred prior to the current period                      17,523           (3,602)          48,610          16,525
                                                            ---------------   ---------------    ------------    ------------
   Total provision                                                 233,078            46,642         131,147          95,539
                                                            ---------------   ---------------    ------------    ------------
Payments, net of reinsurance:
   Claims incurred in the current period                          (54,826)             (899)        (12,821)        (12,934)
   Claims incurred prior to the current period                   (204,484)          (10,619)        (78,816)        (30,154)
                                                            ---------------   ---------------    ------------    ------------
   Total payments                                                (259,310)          (11,518)        (91,637)        (43,088)
                                                            ---------------   ---------------    ------------    ------------
Foreign currency translation adjustment to net
  unpaid claims and claims expenses                                  7,823                 -               -               -
                                                            ---------------   ---------------    ------------    ------------
End of period:
  Net unpaid claims and claims expenses                          1,375,156           172,576         137,452          97,942
  Reinsurance recoverable on unpaid claims and
    claims expenses                                                999,968            17,776           9,100               -
                                                            ---------------   ---------------    ------------    ------------
  Gross unpaid claims and claims expenses                       $2,375,124          $190,352        $146,552         $97,942
                                                            ===============   ===============    ============    ============


           Unpaid claims and claims expenses at year end 2000 includes $33,802 of claims and claims expenses payable, which are not reflected in the reconciliation of beginning and ending balances of net liabilities for unpaid claims and claims expenses presented above. Workers compensation indemnity reserves subject to discounting totaled $3,883 at year end 2000.

           In the 2000 year, Trenwick Group Ltd. recorded a net increase of $17,523 in estimates for claims occurring in prior accident years. In the 1999 period, the 1999 year and the 1998 year, LaSalle Re Holdings Limited recorded a net decrease of $3,602, and net increases of $48,610, and $16,525, respectively, in estimates for claims occurring in prior accident years. The increase in 2000 is principally due to unfavorable development of prior year estimates for LaSalle Re Holdings Limited and Trenwick America Reinsurance Corporation offset in part by favorable development of prior year reserves at the Lloyd's syndicates managed by Chartwell Managing Agents Limited. The increase in 2000 reflects the effect of a deterioration in market conditions since 1997.

           Inflation
           Inflation raises the cost of economic losses and non-economic damages covered by insurance contracts and therefore is a factor in determining effective rates of reinsurance. The methods used to estimate individual case reserves and reserves for claims incurred but not yet reported implicitly incorporate the effects of inflation in the projection of ultimate losses. Due to the inherent uncertainties of estimating unpaid claims and claims expenses, actual claims and claims expenses may deviate, perhaps substantially, from estimates reflected in these financial statements. Management believes that its claim estimation methods are reasonable and prudent and that its unpaid claims and claims expenses at year end 2000 are adequate.

           Latent Injury And Toxic Tort Claims
           The balance of unpaid claims and claims expenses also includes provisions for latent injury or toxic tort claims that cannot be estimated with traditional techniques. Due to inconsistent court decisions in federal and state jurisdictions and the wide variation among insureds with respect to underlying facts and coverage, uncertainty exists with respect to these claims as to liabilities of ceding companies and, consequently, reinsurance coverage. With the exception of an insurer acquired in the Trenwick/Chartwell merger, Trenwick Group Ltd.'s exposure to such latent losses is not expected to be significant due to its relatively recent entry into the reinsurance business, its low historical levels of premium volume prior to the application of exclusions for asbestos and environmental liabilities and its retrocessional programs. To the extent that there is adverse development in that insurer's loss reserves, including its reserves for latent losses, Trenwick Group Ltd.'s obligation under the contingent interest notes, included in indebtedness, will be reduced. More details on that indebtedness are included in Note 6.

           The estimate of net unpaid claims and claims expenses for asbestos and environmental claims at year end 2000 is $70,547, comprising gross unpaid claims and claims expenses of $99,474, net of reinsurance recoverable on unpaid claims and claims expenses of $28,927. The balance sheet prior to the Trenwick/LaSalle business combination did not include liabilities for asbestos and environmental claims, as LaSalle Re Holdings Limited's business did not provide for such coverage.

           Reinsurance
           Trenwick Group Ltd. enters into reinsurance and retrocessional agreements to reduce its exposure on individual risks, catastrophic losses and other large losses in all lines of business. Reinsurance contracts which do not meet insurance accounting risk transfer requirements are classified as deposits. These deposits are treated as financing transactions and are credited or charged with interest income or expense according to contract terms.

           During 1999, LaSalle Re Limited purchased an excess of loss reinsurance program which provides coverage of $75,000 in excess of the first $75,000 of losses per occurrence for a first loss event, $60,000 in excess of $75,000 on the second loss event and $52,500 in excess of $125,000 per occurrence on the third loss event through December 31, 2001, subject to a maximum aggregate recovery of $187,500. A similar contract was in effect for 1998, which provided $100,000 in excess of the first $100,000 of losses per occurrence for a first loss event, $100,000 in excess of $100,000 on the second loss event and $100,000 in excess of $150,000 per occurrence on the third loss event, subject to a maximum aggregate recovery of $300,000. Coverage for the first loss is substantially funded through annual and reinstatement premium payments. Accordingly, this part of the contract has been recorded as a financing arrangement, and the consideration paid, net of associated financing charges, is recorded as a deposit.

           From 1989 to 1999, Trenwick America Reinsurance Corporation purchased aggregate excess of loss ratio treaties from several reinsurers. These facilities provided Trenwick America Reinsurance Corporation with a layer of protection against adverse results from its domestic casualty business in excess of specified loss ratios for each accident year. Trenwick America Reinsurance Corporation did not purchase an aggregate excess of loss ratio treaty after 1999.

           At the time of the closing of the Trenwick/Chartwell merger (October 27, 1999), Chartwell Re Corporation purchased a reinsurance policy providing for up to $100,000 in coverage in order to indemnify Trenwick Group Inc. against unanticipated increases in Chartwell Re Corporation's reserves for business written on or before the date the merger was completed. Amounts recoverable under the agreement are presented gross in the balance sheet at year end 2000 as reinsurance recoverable on unpaid claims and claims expenses ($91,970) and miscellaneous accounts receivable, included in other assets ($8,030). The related benefit for losses ceded to the agreement was reflected as a reduction to claims and claims expenses incurred and the benefit related to other underwriting balances was reflected as a reduction to underwriting expenses in the historical financial statements of Trenwick Group Inc. In addition, as part of the merger, Chartwell Re Corporation commuted several aggregate stop-loss contracts.

           Trenwick America Reinsurance Corporation's reinsurance treaties consist principally of property catastrophe reinsurance treaties. Trenwick International Limited and Chartwell Managing Agents Limited, as is customary with companies operating in the London Market and Lloyd's, buy larger amounts of reinsurance to protect themselves. Canterbury Financial Group Inc. purchases specific reinsurance programs for each of the programs underwritten by its insurance companies.

           Reinsurance Recoverable Balances, Net
           The components of reinsurance recoverable balances, net at year end 2000 and period end 1999 are as follows:

                                                                                      2000              1999
                                                                                   ------------      ------------

          Paid claims                                                              $    71,083           $     -
          Unpaid claims and claims expenses,
            net of funds held offset of $139,000 and $0                                860,968            17,776
                                                                                   ------------      ------------
          Reinsurance recoverable balances, net                                     $  932,051            $17,776
                                                                                   ============      ============


           Reinsurance recoverable balances at year end 2000 are net of allowances for doubtful accounts of $8,479 for paid claims and $14,306 for unpaid claims and claims expenses.

           Interest expense on funds held, which is recorded as an investment expense, is included in the funds held offset at year end 2000.

           Reinsurance agreements provide for recovery of a portion of certain claims and claims expenses from reinsurers. Trenwick Group Ltd. remains liable in the event that the reinsurer is unable to meet its obligation; however, Trenwick Group Ltd. holds partial collateral under some of these agreements. Letters of credit, trust accounts and funds withheld in the aggregate amount of $291,303 (including interest) have been arranged in favor of Trenwick Group Ltd.
           collateralizing reinsurance recoverables with respect to certain retrocessionaires.

Note 5           Debt Security Investments
Investing        Trenwick Group Ltd. has classified  all  of its debt securities
Activities       as "available  for sale" and  reported them  at estimated  fair value using quoted  market  prices  or  broker  dealer  quotes.
                 Included in debt security investments at year end 2000 are the percentage of Lloyd's syndicates' debt securities managed for Trenwick Group Ltd.'s own account ($161,935).

Fair value and amortized cost of debt securities at year end 2000 and period end 1999 are as follows:

                                                                  2000                                 1999
                                                    ---------------------------------    ---------------------------------
                                                         Fair            Amortized           Fair          Amortized Cost
                                                        Value              Cost              Value
                                                    ---------------    --------------    --------------    ---------------
U.S. federal and U.K. government
  securities, including agencies                        $453,640          $445,492          $136,149           $139,605
Other foreign government securities                      101,134            99,488            30,411             31,041
U.S. municipal government securities                     249,700           244,234             4,981              4,994
Mortgage and other asset-backed securities               378,931           371,601                 -                  -
Corporate and other debt securities                      630,273           625,847           368,186            373,912
                                                    ---------------    --------------    --------------    ---------------
Totals                                                  $1,813,678        $1,786,662        $539,727           $549,552
                                                    ===============    ==============    ==============    ===============


           Gross and net unrealized gains and losses on debt securities at year end 2000 and period end 1999 are as follows:

                                                                   2000                                1999
                                                     ---------------------------------    --------------------------------
                                                         Gains             Losses             Gains            Losses
                                                     ---------------   ---------------    --------------    --------------
U.S. federal and U.K. government
securities, including agencies                             $8,266            $(117)                $8          $(3,464)
Other foreign government securities                         1,787             (142)                 -             (630)
U.S. municipal government securities                        5,466                 -                 -              (13)
Mortgage and other asset-backed securities                  7,448             (118)                 -                 -
Corporate and other debt securities                        10,763           (6,337)                62           (5,788)
                                                     ---------------   ---------------    --------------    --------------
Gross unrealized gains (losses)                             $33,730          $(6,714)             $70          $(9,895)
                                                     ===============   ===============    ==============    ==============
Net unrealized gains (losses)                               $27,016                                              $(9,825)
                                                     ===============                                        ==============



           The fair value and amortized cost at year end 2000 are shown below by contractual maturity periods for all debt securities except mortgage-backed and asset-backed securities, which are included in the table based on expected maturity dates. Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without penalty.

                                                                      Fair Value         Amortized Cost
                                                                  -----------------    -----------------

           Due in one year or less                                        $190,102             $189,127
           Due after one year through five years                           969,699              960,141
           Due after five years through ten years                          481,542              470,047
           Due after ten years                                             172,335              167,347
                                                                  -----------------    -----------------
           Total maturities of debt securities                          $1,813,678           $1,786,662
                                                                  =================    =================

           Equity Security Investments
           Trenwick Group Ltd. has classified all of its publicly traded equity securities as "available for sale" and reported them at estimated fair value using quoted market prices; non publicly traded equity securities, consisting principally of limited partnerships in which Trenwick Group Ltd. holds greater than a 3% interest, are reported at their equity value.

           Fair value and cost of equity securities at year end 2000, together with gross unrealized gains and losses and net unrealized losses thereon are as follows:

                                                          Fair Value        Cost          Gains           Losses
                                                        -------------    -----------    -----------    -----------
           Publicly traded common and  preferred stock       $95,179        $97,243         $3,892       $(5,956)
           Limited partnerships                               19,722         19,722              -              -
           Private placement                                   1,000          1,000              -              -
                                                        -------------    -----------    -----------    -----------
           Totals                                           $115,901       $117,965         $3,892       $(5,956)
                                                        =============    ===========    ===========    ===========
              Net unrealized losses                                                                      $(2,064)
                                                                                                       ===========

           Net Investment Income and Net Investment Gains (Losses)
           Investment income, consisting principally of dividends and interest, is recognized in income when earned, net of investment expenses. The amortization of premiums and accretion of discount for debt securities is computed utilizing the interest method. The effective yield utilized in the interest method is adjusted when sufficient information exists to estimate the probability and timing of prepayments on mortgage-backed and other asset-backed securities. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security and that adjustment is included in net investment income.

            The sources of net investment income are as follows:

                                                    2000 Year      1999 Period       1999 Year        1998 Year
                                                   -------------   -------------    -------------    -------------
Debt securities                                         $49,518          $6,100          $28,236          $31,590
Equity securities                                           421               -                -                -
Cash and cash equivalents                                10,788           2,332            6,477            3,649
Other                                                     2,805             375            1,937               57
                                                   -------------   -------------    -------------    -------------
Gross investment income                                  63,532           8,807           34,713           35,239
Investment expenses                                     (4,817)           (219)            (866)            (951)
                                                   -------------   -------------    -------------    -------------
Net investment income                                   $58,715          $8,588          $33,847          $34,288
                                                   =============   =============    =============    =============

            Included in investment expense for the 2000 year is imputed interest
            on  Trenwick   Group  Ltd.'s  funds   held   offset  to  reinsurance
            recoverable for the fourth quarter of 2000, which was $2,850.

            Realized gains or losses on disposition of investments are determined on the basis of the specific identification method. When fair values decline for reasons other than changes in interest rates or other perceived temporary conditions, the security is written down to its net realizable value.

            The sources of net realized gains (losses) on sales of investments and their effect on net income were as follows:

                                                         2000 Year      1999 Period      1999 Year        1998 Year
                                                        -----------    -------------    ------------     ------------
Debt securities gains                                      $ 1,221                -         $ 4,082           $6,085
Equity securities gains                                         97                                -                -
                                                                                  -
Debt securities losses                                     (2,658)                          (3,467)            (510)
                                                                                  -
Equity securities losses                                      (46)                                -                -
                                                                                  -
                                                        -----------    -------------    ------------     ------------
Net realized investment gains (losses)                     (1,386)                              615            5,575
                                                                                  -
Applicable minority interest                                  450                 -             144            1,276
                                                        -----------    -------------    ------------     ------------
Net realized investment gains (losses)
  included in income before income taxes                     (936)                              471            4,299
                                                                                  -
Applicable income taxes                                       104                 -               -                -
                                                        -----------    -------------    ------------     ------------
Net realized investment gains (losses)
  Included in net income                                  $(1,040)                -            $471           $4,299
                                                        ===========    =============    ============     ============

           Trenwick   Group  Ltd.  generally  limits  its  investments  in  debt
           securities  that  are   rated  below   investment  grade,  as   these
           investments are subject to a higher degree of credit risk than investment grade securities. Trenwick Group Ltd. closely monitors its below investment grade securities as well as the creditworthiness of the portfolio as a whole. Trenwick Group Ltd. did not write down the value of any securities during the 2000 year, the 1999 period, the 1999 year or the 1998 year.

           The changes in net unrealized gains (losses) on investments and their effect on other comprehensive income (loss) were as follows:

                                                            2000 Year       1999 Period       1999 Year         1998 Year
                                                          --------------    -------------    -------------    --------------
Net gains (losses) on debt securities                           $35,404         $(4,471)        $(22,684)           $20,943
Net losses on equity securities                                 (2,013)                -                -                 -
                                                          --------------    -------------    -------------    --------------
Net investment gains (losses)                                    33,391          (4,471)         (22,684)            20,943
Applicable minority interest                                        966                             5,269             4,793
                                                                                  1,042
                                                          --------------    -------------    -------------    --------------
Net investment gains (losses) included in
  comprehensive income before income taxes                       32,425          (3,429)         (17,415)            16,150
Applicable income taxes                                           6,509                -                -                 -
                                                          --------------    -------------    -------------    --------------
Net investment gains (losses) included in
  comprehensive income (loss)                                    25,916          (3,429)         (17,415)            16,150
Net realized investment (gains) losses
  included in  net income (loss)                                  1,040                -            (471)           (4,299)
                                                          --------------    -------------    -------------    --------------
Net unrealized investment gains (losses) included in
  other comprehensive income (loss)                             $26,956         $(3,429)        $(17,886)           $11,851
                                                          ==============    =============    =============    ==============

           Unrealized Investment Gains (Losses)
           Net unrealized gains and losses on debt and equity securities are included in other comprehensive income, net of applicable minority interest and related deferred income taxes.

           The components of the net unrealized investment gains (losses) included in accumulated other comprehensive income (loss) at year end 2000 and period end 1999 are as follows:

                                                                                2000                    1999
                                                                            -------------           -------------
          Net unrealized gains (losses) on debt securities                       $27,016                $(9,825)
          Net unrealized gains (losses) on equity securities                     (2,064)                       -
                                                                            -------------           -------------
          Net unrealized gains (losses) before minority interest
            and income taxes                                                      24,952                 (9,825)
          Applicable minority interest                                                 -                   2,283
          Applicable deferred income taxes                                       (6,405)                       -
                                                                            -------------           -------------
             Total                                                               $18,547                $(7,542)
                                                                            =============           =============

Note 6          Indebtedness and Minority Interest
Financing       Par value,  carrying  value  and  fair value of indebtedness and
Activities      minority  interest at year end 2000 are as follows:

                                                              Par Value          Carrying Value         Fair Value
                                                            ---------------    -----------------       --------------
           Senior notes                                            $75,000              $73,143               $73,155
           Senior credit facility                                  181,379              181,379               181,379
           Contingent interest notes                                 1,000               28,767                28,767
           Other long term debt                                      3,516                3,516                 3,516
                                                            ---------------    -----------------    ------------------
              Total indebtedness                                   260,895              286,805               286,817
                                                            ---------------    -----------------    ------------------
           Mandatorily redeemable preferred
             capital securities of U.S. subsidiary                  97,000               76,770                74,777
           Preferred stock of Bermuda subsidiary                    75,000               75,000                64,500
                                                            ---------------    -----------------    ------------------
             Total minority interest                               172,000              151,770               139,277
                                                            ---------------    -----------------    ------------------
             Total indebtedness and minority interest             $432,895             $438,575              $426,094
                                                            ===============    =================    ==================


           Senior Notes
           The senior notes are due April 1, 2003 and are not subject to redemption prior to maturity. They are unsecured obligations and rank senior in right of payment to all existing and future subordinated indebtedness of Trenwick America Corporation, Trenwick Group Ltd.'s U.S. holding company. Under the terms of the notes, Trenwick America Corporation is not restricted from incurring indebtedness, but is subject to limits on its ability to incur secured indebtedness for borrowed money. Interest on the notes is payable semi-annually at an annual rate of 6.7%; interest charged to operations is at the imputed rate of 6.9%.

           Senior Credit Facility
           Concurrent with the Trenwick/LaSalle business combination, Trenwick Group Ltd.'s U.S. and U.K. holding companies entered into an amended and restated $490,000 credit agreement with various lending institutions. The agreement consists of both a $260,000 revolving credit facility and a $230,000 letter of credit facility. Trenwick America Corporation is the primary obligor with respect to the revolving credit facility, and Trenwick Holdings Limited, Trenwick Group Ltd.'s U.K. holding company, is the primary obligor with respect to the letter of credit facility. Guarantees are provided by LaSalle Re Holdings Limited and Trenwick Group Ltd. with respect to both Trenwick America Corporation's and Trenwick Holdings Limited's obligations and additionally by Trenwick America Corporation with respect to Trenwick Holdings Limited's obligations.

           The credit agreement provides for a 364-day revolving credit facility with any outstanding borrowings converting to a four year term loan facility following the expiration of the 364 day period. In addition, the credit agreement provides for a five year letter of credit facility which may only be issued for the account of Lloyd's to support the syndicate participations of Trenwick Group Ltd.'s subsidiaries. The applicable interest rate on borrowings under the credit facility is generally 1.3% above the London Interbank Offered Rate and was 7.99% at year end 2000. A commitment fee of 0.25% is charged on the unused portion of the letter of credit facility. At the end of the revolving period, all outstanding revolving loans will convert to a four-year term loan facility, subject to scheduled principal amortization over the four-year period in accordance with the following schedule: 2002, 22.5%; 2003, 27.5%; 2004, 32.5%; 2005,
           17.5%.

           Trenwick Group Ltd.'s U.S. holding company is obligated under the credit facility to repay a portion or all of the revolving credit facility or term loan facility in the event of equity issuances, asset sales and debt issuances by Trenwick Group Ltd. or its subsidiaries. At year end 2000, $181,379 of revolving loans were outstanding, and the utilized portion of the letter of credit portion of the credit facility was $230,000.

           The credit agreement contains general covenants and restrictions as well as financial covenants relating to, among other things, Trenwick Group Ltd.'s minimum interest coverage, debt to capital leverage, minimum earned surplus and tangible net worth. At year end 2000, Trenwick Group Ltd. is in compliance with the credit agreement covenants.

           Contingent Interest Notes
           The contingent interest notes were issued immediately prior to Chartwell Re Corporation's acquisition of The Insurance Corporation of New York to protect Chartwell Re Corporation against the possibility of adverse development of that insurer's reserves for losses and loss adjustment expenses and long-tail casualty exposures, which are more fully described in Note 4. Trenwick Group Inc. assumed the obligations of Chartwell Re Corporation under the notes in the Trenwick/Chartwell merger and Trenwick America Corporation subsequently assumed the obligations of Trenwick Group Inc. under the notes in the Trenwick/LaSalle business combination. The notes were issued in an aggregate principal amount of $1,000 with principal accruing interest at a rate of 8% per annum, compounded annually. The interest will not be payable until maturity or earlier redemption of the notes. In addition, the notes entitle the holders thereof to receive at maturity, in proportion to the principal amount of the notes held by them, an aggregate of from $10,000, up to $55,000, in contingent interest. Settlement of the notes may be made by payment of cash or, under certain specified conditions, by delivery of registered Trenwick Group Ltd. common shares. For purposes of any settlement of the notes in Trenwick Group Ltd.'s common shares, the value ascribed to each common share shall be 85% of an average of the closing sales prices of the common stock prior to the settlement date. The notes mature on June 30, 2006.

           At year end 2000, the notes were recorded at the present value of the amount which is reasonably determined to be payable at maturity. Trenwick Group Ltd. believes that the insurer's liability for unpaid claims and claims expenses at year end 2000 is an appropriate estimate of projected ultimate losses and loss adjustment expenses to be paid and therefore, the amount of contingent interest on the notes presently expected to be paid at maturity is $46,306. The notes contain covenants which relate to the maintenance of certain records and limitations on certain indebtedness. At year end 2000 Trenwick America Corporation is in compliance with those covenants.

           Letters of Credit
           At year end 2000, Trenwick Group Ltd. has $270,866 in letters of credit outstanding to provide capital to support the participation in certain Lloyd's syndicates. Included in this amount is the $230,000 of letters of credit outstanding under the credit facility.

           Lines of Credit
           Trenwick International Limited has established a line of credit under which it can borrow up to $1,493 at a rate of 2.5% above the lending bank's base rate. There were no borrowings outstanding under this line of credit during the 2000 year.

           At period end 1999, LaSalle Re Holdings Limited had in place a $100,000 committed line of credit from a syndicate of banks. The facility matured during 2000 and was not renewed. There were no borrowings under this line of credit during the 2000 year.

           Future Minimum Indebtedness Payments
           Future minimum payments on long term debt at year end 2000, assuming conversion of the revolving credit portion of the credit agreement to a four year loan are as follows: 2001, $0; 2002, $44,326; 2003, $124,879; 2004, $58,948; 2005, $31,742; 2006, $1,000.

           Mandatorily Redeemable Preferred Capital Securities
           The manditorily redeemable preferred capital securities are obligations of a business trust subsidiary of Trenwick America Corporation. The capital securities mature in 2037, require preferential cumulation semi-annual cash distributions at an annual rate of 8.82% and are guaranteed by Trenwick America Corporation, within certain limits, as to distribution payments and liquidation or redemption payments. Interest charged to operations on the capital securities is at the imputed interest rate of 11.2%.

           The business trust issuing the capital securities holds an investment in subordinated debentures of Trenwick America Corporation that have an aggregate principal amount of $113,403, and interest from that investment is the source of cash distributions on the capital securities. The capital securities are subject to mandatory redemption in certain circumstances pertaining to Trenwick America Corporation's prepayment or repayment of its subordinated debentures held by the trust. In the event of a default by Trenwick America Corporation with respect either to making required payments on the subordinated debentures or to its guarantee, holders of the capital securities may institute a direct action against the U.S. holding company. In November 2000, a Bermuda subsidiary of Trenwick Group Ltd. purchased $13,000 par value of the capital securities in the open market for $9,902. The carrying value of these securities and the related dividends have been eliminated in consolidation.

           Preferred Stock of Subsidiary
           In connection with the Trenwick/LaSalle business combination, as described in Note 2, the outstanding Series A preferred shares of LaSalle Re Holdings Limited, which were included in shareholders' equity at period end 1999, have been classified as minority interest in Trenwick Group Ltd.'s balance sheet at year end 2000. The preferred shares have a par value of $1.00 per share and are entitled to a liquidation preference of $25.00 per share ($75,000 aggregate). Subsequent to the Trenwick/LaSalle business combination, dividends on the preferred shares, which are cumulative at 8.75% of the liquidation preference per annum ($2.1875 per share), and which were previously deducted from retained earnings have been deducted from Trenwick Group Ltd.'s operations and are reflected as dividends in preferred stock of subsidiary. On or after March 27, 2007, the preferred shares may be redeemed, in whole or in part, at a redemption price of $25.00 per share.

           Interest Expense and Dividends on Preferred Stock of Subsidiaries
           The components of interest expense and dividends on preferred stock of subsidiaries are as follows:

                                                                 2000 Year      1999 Period     1999 Year      1998 Year
                                                                ------------    -----------     -----------    -----------
Interest expense on indebtedness                                      $ 428                         $    -
                                                                                      $  -                         $    -
Dividends on capital securities of U.S. subsidiary                    2,419              -               -              -
Dividends on preferred stock of Bermuda subsidiary                    1,640              -               -              -
Letter of credit fees                                                   724              -               -              -
Commitment and other fees                                             1,193            346           1,714          1,881
                                                                ------------    -----------     -----------    -----------
Total                                                                $6,404           $346          $1,714         $1,881
                                                                ============    ===========     ===========    ===========


           Interest paid on indebtedness during the 2000 year was $5,947; there was no interest paid on indebtedness for the 1999 period, the 1999 year or the 1998 year. Dividends on preferred stock and capital securities of $4,059 were paid during the 2000 year.

           Share Capital
           At year end 2000, the authorized share capital of Trenwick Group Ltd. is 150,000,000 shares of par value $.10 each, which includes both common and preferred shares. At year end 2000 Trenwick Group Ltd. had outstanding 36,665,103 issued and fully paid common shares and no preferred shares. Common shares reserved for future issuance at year end 2000 totaled 4,525,361, including shares reserved for the future exercise of warrants (153,843) and options (4,371,518).

           Common shareholders of Trenwick are generally entitled to one vote per common share of Trenwick Group Ltd. owned for matters that are put to shareholder vote. Trenwick Group Ltd.'s bye-laws limit the voting rights of those shareholders holding 10% or more of Trenwick Group Ltd.'s outstanding common shares. The voting limitation is to prevent Trenwick Group Ltd. from being characterized as a U.S. controlled foreign corporation and the adverse tax consequences that can result.

           At year end 2000, there were warrants outstanding for the purchase of 153,843 common shares at prices of $25.45 and $26.67 per share ($4,017 aggregate). Warrants for 66,825 shares at an exercise price of $25.45 per share expire on March 6, 2002 and warrants for 87,018 shares having an average exercise price of $26.62 per share expire on January 15, 2003. Warrants for 580 common shares at a price of $25.45 per share were exercised in December 2000.

           During the 2000 year, the 1999 period, the 1999 year and the 1998 year, Trenwick Group Ltd. paid dividends of $0.04, $0.00, $1.13, and $3.00, respectively, per common share.

            Shareholder Rights Plan

            In September 2000, Trenwick Group Ltd. adopted a new shareholder rights plan. Shareholders of record received one right for each common share held. The rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of Trenwick Group Ltd.'s common shares or commences a tender or exchange offer for 15% or more of Trenwick Group Ltd.'s common shares. Each right entitles a common shareholder to buy 1/200th of a junior participating preferred share at an exercise price of $85. Trenwick has reserved 200,000 preferred shares for possible issuance under the shareholder rights plan.

            In the event that an acquirer accumulates 15% or more of Trenwick Group Ltd.'s common shares, all rights holders except the acquirer may purchase, for the exercise price, in lieu of the preferred shares, Trenwick Group Ltd. common shares having a market value of twice the exercise price of each right. If Trenwick Group Ltd. is acquired in a merger or other business combination after the acquisition of 15% of Trenwick Group Ltd.'s common shares, all rights holders except the acquirer may purchase the acquirer's shares at a similar discount. Trenwick Group Ltd. is entitled to redeem the rights at $0.01 per right, subject to certain restrictions. The rights will expire on September 27, 2010.

           Catastrophe Equity Put
           On September 27, 2000,  Trenwick Group Ltd.  assumed the benefits and
           obligations   of   LaSalle  Re  Holdings  Limited  under  a $100,000
           catastrophe equity put option. The catastrophe equity put option was amended and restated as of January 1, 2001, reducing the amount
           of   the  catastrophe  equity  put  to $55,000.   As   amended, the
           catastrophe equity put option  enables  Trenwick Group Ltd.  to raise
           up to $55,000 of equity,   through  the  issue  of   Trenwick  Group
           Ltd.  convertible preferred  shares  to the  option  writers, in  the
           event of a major catastrophe or series of large  catastrophes   that
           cause substantial losses to Trenwick Group Ltd. The preferred shares can be redeemed by Trenwick Group Ltd. at any time after the one year anniversary of their issue. In addition, the option writers can convert their preferred shares into common shares of Trenwick Group Ltd. at any time after they have been outstanding for five years. Conversion is at the greater of the book value of Trenwick Group Ltd. at the date of conversion or the market value of the common shares based on the 30-day trading average prior to conversion. Trenwick Group Ltd. is obligated to pay an annual net option premium to the option writers.

Note 7 Trenwick Group Ltd., LaSalle Re Holdings Limited and LaSalle Re Income Limited are incorporated under the laws of Bermuda and are subject Taxation to Bermuda taxation. Under current Bermuda law, they are not required to pay any income or capital gains taxes in Bermuda. Furthermore, they have received an undertaking from the Bermuda Minister of Finance that, in the event of any income or capital gains taxes being imposed, they will be exempt from those taxes until 2016. Trenwick Group Ltd.'s U.S. subsidiaries are subject to federal, state and local corporate income taxes imposed by U.S. authorities. Income from Trenwick Group Ltd.'s operations in London are subject to U.K. corporation taxes. Additionally, Trenwick Group Ltd.'s Lloyd's corporate names are subject to U.S. taxation on their U.S. connected income written by the Lloyd's syndicates for which they participate. Other branches of Trenwick Group Ltd. are subject to the relevant local income taxes. Net income taxes of $278 were recovered during the 2000 year.

           Trenwick Group Ltd. provides income taxes based upon income reported in the financial statements. The income tax expense/(benefit) comprises amounts from various jurisdictions in which it operates. Deferred income taxes are provided based on an asset and liability approach that requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

           The components of net income (loss) before income taxes by jurisdiction for the 2000 year are as follows: Bermuda, $20,950; U.S., $(19,030); and U.K. $1,456. The components and jurisdictions of the provision for income taxes for the year 2000 are as follows (no income taxes were incurred prior to the September 27, 2000 Trenwick/LaSalle business combination):

            Current and deferred income taxes:
            Current income tax benefit                             $ (17,218)
            Deferred income tax expense                               11,143
                                                                 ------------
            Total income tax benefit                               $  (6,075)
                                                                 ============
            Income Taxes by Jurisdiction:
            U.S. federal income tax benefit                        $  (7,236)
            U.K. federal income taxes                                    750
            Other jurisdictions income taxes                             411
                                                                 ------------
            Total income tax benefit                               $  (6,075)
                                                                 ============

           For jurisdictions other than the U.S., there is no significant difference between the effective tax rate for each jurisdiction and the applicable statutory tax rate. For U.S. income taxes, the effective tax benefit rate of 38.3% differs from the statutory tax benefit rate of 35% as follows:

            Expected income tax benefit at statutory rate of 35%   $  (6,605)
            Effect of tax-exempt investment income                      (951)
            Effect of non-deductible goodwill amortization               124
            Effect of other non-deductible expenses                      196
                                                                 ------------
            Total U.S. federal income tax benefit                   $ (7,236)
                                                                 ============

           At year end 2000, Trenwick Group Ltd. has net operating loss carry-forwards in the U.S. and the U.K. The U.S. subsidiaries have a net operating loss carryforward of approximately $96,318 that will be available (subject to the annual limitation discussed below) to offset regular taxable income during the carryforward periods which expire in 2007 ($15,715) and between 2018 and 2020 ($80,603). As a result of the Trenwick/LaSalle business combination, an ownership change took place on September 27, 2000, and approximately $65,479 of the total U.S. net operating loss carryforward became limited to an annual utilization of $5,228. The remaining $30,839 in U.S. net operating loss carryforwards are not so limited.

           The U.K. subsidiaries' net operating loss carryforwards are a result of Lloyd's underwriting losses in both open and closed years of accounts. The underwriting losses that have been declared on closed years of accounts through 1996 amount to approximately $6,890. These underwriting losses may be carried forward indefinitely to offset future trading profits of the specific U.K. company that generated the loss. The remaining U.K. net operating loss carryforwards have been determined on a loss reserve accrual basis and will not be finalized until the close of the underwriting year of account. As of April 2000, it became possible to group the current year profits and losses of U.K. companies that have a common world-wide parent.

           Deferred  income tax assets  (liabilities)  are  attributable  to the
           following  temporary   differences  as  of  year  end  2000  and  the
           Trenwick/LaSalle business combination date respectively:

                                                                                 December 31            September 30
                                                                           ------------------    --------------------
Deferred income tax assets:
Discounting and other loss reserve adjustments                                      $ 33,947                $ 39,292
Unearned premium income                                                                7,930                   6,023
U.S. net operating losses                                                             33,711                  21,302
U.K. net operating losses and additional
  Lloyd's loss reserve accruals                                                       45,983                  43,569
Contingent interest note                                                               9,552                  11,854
Tax basis difference on investment securities                                          7,419                   4,738
Employee stock option and compensation plans                                           1,211                     817
Foreign tax credits                                                                    4,579                   4,579
Alternative minimum tax credits                                                        5,256                   7,455
Debt issuance costs                                                                    1,688                   3,045
Refundable tax deposits                                                                    -                  17,500
Other U.S. and U.K. items                                                              8,455                   8,165
Valuation allowance                                                                  (2,976)                 (2,976)
                                                                           ------------------    --------------------
Net deferred tax assets                                                              156,755                 165,363
                                                                           ------------------    --------------------
Deferred income tax liabilities:
Deferred policy acquisition costs                                                   (22,053)                (22,642)
Unrealized investment gains                                                          (6,405)                       -
Accretion of market discount on debt securities                                      (1,796)                 (1,729)
Equity investment adjustments                                                        (2,781)                 (2,722)
Fair value adjustment of debt obligations                                            (8,679)                 (8,807)
Deferred intercompany transactions                                                   (8,549)                 (5,212)
Other U.S. and U.K. items                                                            (1,603)                 (1,127)
                                                                           ------------------    --------------------
Gross deferred income tax liabilities                                               (51,866)                (42,239)
                                                                           ------------------    --------------------
Net deferred income tax asset                                                       $104,889                $123,124
                                                                           ==================    ====================


           In  connection  with  the  Trenwick/LaSalle   business   combination,
           Trenwick Group Ltd. recorded a valuation allowance of $2,976 to reduce its deferred tax asset as sufficient uncertainty exists regarding the realizability of certain foreign tax credits.

           Trenwick Group Ltd. periodically reviews the adequacy of valuation allowances and recognizes benefits only as the reassessment indicates that it is more likely than not that these benefits will be realized. Any reduction in valuation allowances recorded in the business combination will be offset against goodwill. Realization of the related tax benefits will depend upon the recognition of future earnings from non-U.S. sources within the U.S. operations or a change in circumstances that cause the recognition of these benefits to be more likely than not.

Note 8               Retirement Plans
Employee             Provisions for employee retirement plans are expensed as
Benefits and         incurred.
Compensation         Trenwick Group  Ltd. has  defined  contribution  plans  for
Arrangements         substantially all full-time  employees,  through  which  it contributes between 5% and 20% of an eligible employee's total compensation to the plan; the contribution percentage for each employee is dependent upon salary and age; no employee contributions are made to these plans.

           Additionally, Trenwick Group Ltd. maintains a 401(k) savings plan for substantially all U.S. full-time employees, through which it matches 100% of employees' contributions to the savings plan up to 6% of each eligible employee's total compensation.

           Trenwick Group Ltd.'s provisions for employee retirement plans were as follows:

                                                                 2000 Year      1999 Period     1999 Year      1998 Year
                                                                ------------    -----------     -----------    -----------
Defined contribution plans                                          $   956          $  33       $     200          $  46
401(k) savings plan                                                      99              -               -              -
                                                                ------------    -----------     -----------    -----------
Total provisions for employee retirement plans                      $ 1,055          $  33       $     200          $  46
                                                                ============    ===========     ===========    ===========

           Employee Share Purchase Plan
           Shares of Trenwick Group Ltd. issued in connection with employee share purchase plans are recorded at fair value; the difference between fair value on the date of purchase and the discounted price offered under the plan is recorded as compensation expense.

           LaSalle Re Holdings Limited's employee share purchase plan authorized the sale of up to 150,000 common shares of LaSalle Re Holdings Limited at a 15% discount from the market price of the shares to its employees and directors and to employees of its related companies. During the 2000 year, the 1999 period, the 1999 year and the 1998 year, 0 shares, 3,390 shares, 19,459 shares and 12,687 shares, respectively, were issued under the plan and compensation expense of $0, $7, $59 and $5, respectively, was recorded in connection with these purchases. In connection with the Trenwick/LaSalle business combination, LaSalle Re Holdings Limited's employee share purchase plan was terminated.

           Trenwick Group Ltd. adopted a new employee share purchase plan as of February 1, 2001. Trenwick Group Ltd. has authorized the sale of up to 300,000 common shares to its employees at a 15% discount from the market price of the shares.

           Restricted Common Share Awards
           Trenwick Group Ltd. awards restricted common shares to key employees. At the time of the award, the market value of the shares is recorded as deferred compensation and is presented as a separate component of
           shareholders' equity. The deferred compensation is   charged  to  the
           income statement over the vesting period.

           Upon completion of the Trenwick/LaSalle business combination, 224,331 restricted common shares of Trenwick Group Ltd. were issued in exchange for restricted common shares of Trenwick Group Inc. at an average price of $13.05, and $2,803 was recorded as deferred compensation. At year end 2000, 246,091 shares of restricted stock were outstanding. Compensation expense of $597, $69, $576 and $0 has been recognized for the 2000 year, the 1999 period, the 1999 year and the 1998 year, respectively, net of applicable minority interest of $64, $22, $175 and $0, respectively.

           Stock Appreciation Rights
           Stock appreciation rights entitle the holder to a cash payment equal to the value of the stock appreciation rights as of the exercise date. The value of each stock appreciation right equals the fair market value of a common share of Trenwick Group Ltd. less the base value on the exercise date, subject to anti-dilution adjustments. A liability has been established for the exercise of the stock appreciation rights based upon the market value of the stock, and is adjusted each period based upon the market value of Trenwick Group Ltd.'s common shares.

           In consideration for entering into an employment agreement with LaSalle Re Holdings Limited, the former chief executive officer and chairman of the board of LaSalle Re Holdings Limited was granted 340,872 stock appreciation rights during 1994 which expire in 2002. As of year end 2000, 92,035 of the stock appreciation rights were exercisable. During the 2000 year, the 1999 period, the 1999 year and the 1998 year, an expense of $765, $242, $1,490 and $548, respectively, was recognized. The liability for the exercise of the stock appreciation rights was $1,729 and $964 at year end 2000 and 1999, respectively.

           Share Options
           Trenwick Group Ltd. grants share options for a fixed number of common
           shares   to  employees  and  non-employee   directors.  The  current
           accounting standard establishes a fair value based method of accounting for stock-based compensation plans; however, it permits an entity to continue to apply the accounting provisions of a previous standard and make pro forma disclosures of net income and earnings per share, as if the fair market value based method had been applied. Trenwick Group Ltd. continues to account for the share option grants in accordance with the previous standard and has included the pro forma disclosures required by the fair value based method below.

           Trenwick Group Ltd. has several plans through which it makes options in common shares available to employees at the discretion of its board of directors. Non-employee directors receive automatic grants under a separate plan. Exercise prices are generally fixed at the market value at the date of grant. Options vest and are exercisable on various terms, usually either over a five year period or up to a ten year period. All options have an expiration date not exceeding ten years. Total authorized common shares reserved for future issuance under all share benefit plans at year end 2000 is 1,546,902 shares. Transactions under the share option plans during the periods presented are summarized in the following table:

                                                           2000 Year       1999 Period       1999 Year       1998 Year
                                                          -------------    ------------     ------------    -------------
Number of shares:
Options outstanding, beginning of period                       459,436         466,436          401,436          446,436
Options granted in exchange for
  Trenwick Group Inc. options                                2,435,042               -                -                -
Other options granted                                                -               -          233,000           10,000
Options cancelled                                             (69,037)         (7,000)        (148,200)         (55,000)
Options exercised                                                (825)               -         (19,800)                -
                                                          -------------    ------------     ------------    -------------
Options outstanding, end of period                           2,824,616         459,436          466,436          401,436
                                                          =============    ============     ============    =============
Options exercisable, end of period                           2,311,678         237,986          168,943          146,293
                                                          =============    ============     ============    =============
Range of exercise price:
Options granted                                              $13 - $41               -        $19 - $26             $32
Options exercised                                            $18 - $19               -        $19 - $20               -
Options outstanding, end of period                           $13 - $41       $19 - $32        $19 - $32       $19 - $32
Options exercisable, end of period                           $19 - $41       $19 - $32        $19 - $32       $19 - $29
                                                          =============    ============    =============    ============
Weighted average exercise price:
Options granted                                                 $26.51               -           $23.87          $31.63
Options exercised                                               $18.56               -           $19.25               -
Options outstanding, end of period                              $26.29          $24.89           $24.90          $24.96
Options exercisable, end of period                              $29.20          $24.10           $24.39          $24.51
                                                          =============    ============    =============    ============

           Concurrent with the Trenwick/LaSalle business combination, all of the options under LaSalle Re Holdings Limited's plans and all of the options granted under Trenwick Group Inc.'s plans prior to the 2000 year became fully vested.

           Pro Forma Information
           All of the outstanding share options were issued at an exercise price equal to fair market value on the date of grant; therefore no compensation expense has been recognized for these grants. Had the fair value based method described above been applied, net income available to common shareholders and net income per common share would have been the pro forma amounts indicated below:

                                                         2000 Year      1999 Period      1999 Year       1998 Year
                                                        ------------    ------------    -------------   -------------
Net income (loss) available to
   common shareholders
  As reported                                                $4,528       $(16,482)        $ (9,397)         $45,243
  Pro forma                                                  $3,743       $(16,585)        $(10,021)         $44,787

Basic earnings (loss) per common share
  As reported                                                 $0.21         $(1.06)          $(0.60)           $2.99
  Pro forma                                                   $0.18         $(1.06)          $(0.64)           $2.96
Diluted earnings (loss) per common share
   As reported                                                $0.21         $(1.06)          $(0.60)           $2.68
   Pro forma                                                  $0.18         $(1.06)          $(0.64)           $2.65


           The pro forma adjustments relating to options granted from 1995 to 2000 are based on a fair value method using the Black-Scholes option pricing model; no effect has been given to options granted prior to 1995. Valuation and related assumption information are for options granted in each of the periods below are as follows:

                                                  2000 Year           1999 Period       1999 Year        1998 Year
                                             --------------------    --------------    ------------    --------------
Expected volatility:
  Employee options                                         33.5%             27.0%           27.0%             20.0%
  Non-employee director options                   32.0% to 34.4%                -               -                 -
Risk-free interest rate                                     5.0%              6.2%            6.2%              5.4%
Dividend yield on common shares                             0.6%              4.0%            4.0%                 -


           The Black-Scholes option valuation model was developed for use in estimating the fair value of options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Trenwick Group Ltd.'s share options have characteristics significantly different
           from  those  of  traded  options,  changes  in   the   subjective
           input assumptions can materially affect the fair value estimate. Therefore, in management's opinion the existing models do not necessarily provide a reliable measure of the fair value of Trenwick Group Ltd.'s share options.

Note 9            Other comprehensive income consists of the change in the net
Other             unrealized  appreciation of investments and the change in
Comprehensive     foreign currency translation adjustments, both net of minority
Income            interest and income taxes.

                  The components of accumulated other comprehensive income at year end 2000 and period end 1999 are as follows:

                                                                               2000             1999
                                                                           -------------    -------------
       Unrealized investment gains (losses), net of applicable
         deferred income taxes of $6,405 (2000) and minority
         interest of $(2,283) (1999)                                             $18,547     $(7,542)
       Foreign currency translation adjustment, net of applicable
         deferred income taxes of $(122) (2000)                                  (1,253)
                                                                                                  -
                                                                           -------------    -------------
       Accumulated other comprehensive income (loss)                             $17,294     $(7,542)
                                                                           =============    =============


Note 10     The following table sets forth the computation of basic and diluted
Earnings    earnings per common share, as restated for the 1999 and 1998 years:
Per Share

                                                            2000 Year       1999 Period       1999 Year         1998 Year
                                                          --------------    -------------    -------------    --------------
Income available to common shareholders:
Net income (loss) - basic and diluted                            $4,528        $(16,482)         $(9,397)           $45,243
                                                          ==============    =============    =============    ==============
Weighted average common shares outstanding:
Weighted average shares outstanding - basic                  21,084,030       15,603,503       15,628,650        15,145,112
Net weighted average shares issuable (when dilutive)
on:
  Exercise of stock options and warrants                        121,901                -                -         1,653,233
  Exercise of stock appreciation rights                          65,168                -                -            80,516
  Issuance of contingently issuable shares                            -                -                -            22,398
                                                          --------------    -------------    -------------    --------------
Weighted average shares outstanding - diluted                21,271,099       15,603,503       15,628,650        16,901,259
                                                          ==============    =============    =============    ==============
Basic earnings (loss) per common share                            $0.21          $(1.06)          $(0.60)             $2.99
                                                          ==============    =============    =============    ==============
Diluted earnings (loss) per common share                          $0.21          $(1.06)          $(0.60)             $2.68
                                                          ==============    =============    =============    ==============


           As of year end 2000, period end 1999, year end 1999 and year end 1998, 2,474,521, 5,172,400, 5,213,098 and 4,018,146 aggregate share options, stock appreciation rights, contingently issuable shares and warrants were excluded from the computation of diluted earnings per share because their effect would have been antidilutive on the calculation for the respective period.

Note 11
Insurance Trenwick Group Ltd.'s insurance subsidiaries are subject to insurance Regulation laws and regulations in the jurisdictions in which they operate.
           These regulations include restrictions that limit the amount of dividends or other distributions available to be paid to Trenwick Group Ltd. by its insurance subsidiaries without prior approval of the insurance regulatory authorities.

           LaSalle  Re  Limited,   Trenwick  Group  Ltd.'s   Bermuda   insurance
           subsidiary,  is  subject  to  Bermuda  insurance  regulations,  which mandate minimum solvency margins and liquidity ratios. LaSalle Re Limited must maintain a minimum statutory capital and surplus level of the greater of $100,000, 50% of net premiums written ($49,266 for the 2000 year), or 15% of net loss reserves ($25,250 at year end
           2000). In addition, Bermuda insurance regulations restrict the payment of dividends from retained earnings or additional paid-in-capital which exceed certain thresholds without prior approval from the Bermuda Minister of Finance. At year end 2000, unrestricted capital and surplus of LaSalle Re Limited was $113,442. Statutory capital and surplus of LaSalle Re Limited was $453,766 and $426,453 at year end 2000 and period end 1999, respectively.

           Each of Trenwick Group Ltd.'s U.S. insurance subsidiaries is subject to restrictions on the payment of dividends without prior approval from the state insurance regulator in its respective state of domicile. These restrictions are based upon certain measures of statutory surplus and net income. At year end 2000, the U.S.
           insurance subsidiaries had $48,299 available for the payment of dividends in 2001 without prior regulatory approval. Additionally, the insurance regulators in each of the U.S. insurance subsidiaries' states of domicile require insurance companies to calculate and report certain information under a risk-based capital formula which measures statutory capital and surplus needs based on the risks in a company's mix of business and investment portfolio. Based upon calculations at year end 2000, the U.S. insurance subsidiaries each exceeded the capital levels prescribed by the risk-based capital formula.

           Under the applicable U.K. laws, Trenwick Group Ltd.'s U.K. insurance subsidiaries may make distributions only from accumulated realized profits, net of accumulated realized losses. In addition, Trenwick International Limited is not permitted to make any distribution that would reduce its net assets ($111,079 at year end 2000) below the required minimum margin of solvency which, as determined under the applicable rules, is approximately $28,068 at year end 2000. In addition, Trenwick International Limited must also notify its U.K. regulator of any proposal to declare or pay a dividend on any of its share capital. Under Lloyd's regulations, Chartwell Managing Agents Limited is not permitted to make any distribution that would cause its net assets to fall below a specified level, which was $1,045 at year end 2000.

           Trenwick Group Ltd.'s U.S. insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by insurance regulators in each of the subsidiaries' states of domicile. Combined statutory surplus of the U.S. insurance subsidiaries was $438,738 at year end 2000; their combined statutory net loss was $16,157 for the year 2000.

           Effective January 1, 2001, the domiciliary state insurance departments of Trenwick Group Ltd.'s U.S. insurance subsidiaries, Connecticut, New York and North Dakota, adopted the codification of statutory accounting principles. The codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The cumulative effect of the adoption of the codification, which is expected to be approximately $21,000, primarily due to the recording of net deferred tax assets, will be reflected as an adjustment to increase statutory surplus of the U.S. insurance subsidiaries.

           The State of Connecticut Insurance Department has permitted one of Trenwick Group's insurance subsidiaries domiciled in Connecticut to account for the reinsurance agreement purchased in connection with the Trenwick/Chartwell merger on a prospective basis in its statutory basis financial statements. This treatment is consistent with the U.S. GAAP accounting treatment for the contract. The New York State Insurance Department has required another of Trenwick Group Ltd.'s insurance subsidiaries, domiciled in New York, to account for that reinsurance agreement on a retroactive basis. The difference in these statutory accounting practices does not have an effect on the combined statutory surplus or net income of Trenwick Group Ltd.'s U.S. insurance subsidiaries. The terms of this reinsurance agreement are described in Note 4.

           Debt securities and cash with a carrying value of $46,839 at year end 2000 were on deposit with various state or governmental insurance departments in order to comply with insurance laws.

Note 12    Investments in  managing  general  agencies,  through  which Trenwick
Other      Group Ltd. writes  primary  insurance business and in  which Trenwick
Assets Group Ltd. holds ownership interests of between 20% and 30% are and Other recorded in other assets on the balance sheet. Based on the ownership Liabilites interest and Trenwick Group Ltd.'s ability to exercise significant influence on the operating and financial policies of these managing general agencies, these investments are accounted for under the equity method.

           Premises and equipment, including leasehold improvements and capitalized software costs are recorded at cost and are amortized or depreciated using the straight-line method over their useful lives.

           Goodwill represents the unamortized excess of purchase price over the fair value of identifiable net assets of acquired entities. Other acquired intangible assets represents the right of Chartwell Managing Agents Limited to increase its syndicate premium limit on one of its Lloyd's syndicates. Trenwick Group Ltd. amortizes goodwill and other acquired intangible assets on a straight-line basis over twenty-five and five years, respectively. On a periodic basis, Trenwick Group Ltd. estimates the future undiscounted cash flows of the business to which the goodwill relates in order to ensure that its carrying value has not been impaired.

           The components of other assets and other liabilities at year end 2000 and period end 1999 are as follows:

           Other assets:                                                       2000                 1999
                                                                          --------------        ------------
           Funds held                                                          $16,246              $
                                                                                                         -
           Investments in managing general agencies                              9,968
                                                                                                         -
           Premises and equipment, net of accumulated
             depreciation    of $1,220 and $1,099                               10,035               3,306
           Deposits and prepaid expenses                                         9,798               1,668
           Loss funds and other deposits                                         3,382                   -
           Goodwill, net of accumulated amortization of $259                    20,939                   -
           Other acquired intangible assets, net of
             accumulated amortization of $491                                    7,679                   -
           Current income taxes receivable                                      24,389                   -
           Miscellaneous accounts receivable                                    15,952                   -
           Other                                                                15,937                 839
                                                                          --------------        ------------
           Total                                                              $134,325             $5,813
                                                                          ==============        ============
           Other liabilities:
           Accounts payable and accrued expenses                                $71,467              $3,624
           Security deposits for insureds                                         7,788                   -
           Other                                                                 11,611              12,246
                                                                          --------------        ------------
           Total                                                                $90,866             $15,870
                                                                          ==============        ============

           Amortization charged to operations for the 2000 year was $750.

           Operating Lease Agreements

           Trenwick Group Ltd. leases office space under non-cancelable operating leases which expire at various dates through 2015. Trenwick Group Ltd.'s future minimum lease commitments at year end 2000 total $31,791 and are payable as follows: 2001, $4,032; 2002, $3,893; 2003,
           $3,962; 2004, $3,660; 2005, $4,081 and thereafter, $12,163.

             Total office rent expense for the 2000 year, the 1999 period, the 1999 year, and the 1998 year was $2,113, $227, $328 and $269, respectively.

Note 13 The fair value of a financial instrument is defined as the amount Fair Value at which the instrument could be exchanged in a current transaction
of           between willing parties. Fair values have been estimated based upon
Financial quoted market prices or broker dealer quotes and may vary in the Instruments near term.


             The following table presents in summary form the carrying amounts and estimated fair values of Trenwick Group Ltd.'s financial instruments at year end 2000 and period end 1999:

                                                                  2000                            1999
                                                     -------------------------------    --------------------------
                                                       Carrying            Fair          Carrying         Fair
                                                        Amount            Value           Amount          Value
                                                     -------------     -------------    ------------    ----------
          Assets:
          Debt securities (Note 5)                     $1,813,678        $1,813,678         539,727       539,727
          Equity securities (Note 5)                      115,901           115,901               -             -
          Cash and cash equivalents                       311,001           311,001          19,864        19,864
          Deposits                                         48,969            48,969          32,742        32,742

          Liabilities:
          Indebtedness (Note 6)                           286,805           286,817               -             -
          Preferred capital securities (Note 6)            76,770            74,777               -             -


Note 14
Commitments,    Restrictions on Certain Payments within Trenwick
Contingencies,
Concentrations  Because Trenwick Group Ltd.'s operations are  conducted  through
and Related-    its operating  subsidiaries, Trenwick  Group  Ltd. is  dependent
Party           upon the  ability  of  its  operating  subsidiaries  to transfer
Transactions    funds,  principally  in  the  form   of  cash   dividends,   tax
                reimbursements and other  statutorily  permissible and payments.
                In addition  to  general  legal  restrictions  on  payments   of
                dividends  and  other distributions  to shareholders  applicable
                to   all    corporations,   Trenwick  Group  Ltd.'s    insurance
                subsidiaries  are  subject  to further  regulations  that, among other  things,  restrict  the  amount  of  dividends  and  other distributions  that  may  be  paid to their parent corporations,
                which is more fully described   in Note 11. Management  believes
                that current levels of cash flow from operations and assets held at the holding company level, together with receipt of dividends from Trenwick Group Ltd.'s operating subsidiaries, will provide Trenwick Group Ltd. with sufficient liquidity to meet its operating needs over the next twelve months.

           Litigation

           Trenwick Group Ltd. is party to various legal proceedings generally arising in the normal course of its business. Trenwick Group Ltd.
           does not believe that the eventual outcome of any such proceeding will have a material effect on its financial condition or results of operations or cash flows. Trenwick Group Ltd.'s subsidiaries are regularly engaged in the investigation and the defense of claims arising out of the conduct of their business. Pursuant to Trenwick Group Ltd.'s insurance and reinsurance arrangements, disputes are generally required to be finally settled by arbitration.

           Investments and Cash Held as Collateral or on Deposit

           Debt securities and cash with a carrying value of $127,384 are being held in trust as collateral for certain reinsurance obligations. In addition, cash in the amount of $45,133 has been pledged as collateral for letters of credit for reinsurance obligations.

           At year end 2000 Trenwick Group Ltd. had cash of $4,121 held in a collateral account in conjunction with a loan guarantee, and funds held as collateral for sponsored names guarantees of $190.

           Additionally, Trenwick Group Ltd. has debt securities and cash with a carrying value of $28,363 being held as collateral for Lloyd's syndicates operations.

           Concentrations

           During 2000, Trenwick Group Ltd. received 45% of its gross written premiums through five brokers, of which Aon Reinsurance Agency accounted for 18%, Marsh and McLennan accounted for 13%, Heath
           Lambert accounted for 6%, Willis Faber accounted for 5% and E.W. Blanch and Company accounted for 3%. During the 1999 period, the 1999 year and the 1998 year, Guy Carpenter provided 40%, 20% and 17% of Trenwick Group Ltd.'s gross written premiums, respectively, and Aon Reinsurance Agency provided 4%, 18% and 17%, respectively.

           Loss of all or a substantial portion of the business provided by these brokers could have a material adverse effect on the business and operations of Trenwick Group Ltd. Trenwick Group Ltd. does not believe, however, that the loss of such business would have a long-term adverse effect because of Trenwick Group Ltd.'s competitive position within the reinsurance market and the availability of business from other brokers.

           No one ceding company accounted for more than 3% of Trenwick Group Ltd.'s gross written premiums in the 2000 year, the 1999 period, the 1999 year or the 1998 year.

           At year end 2000, 29% of Trenwick Group Ltd.'s net reinsurance recoverables on unpaid claims and claims expenses is recoverable from five principal retrocessionaires. The retrocessionaires were London Life and Casualty Reinsurance Corporation ($64,379), Zurich Reinsurance N.A. ($63,368), ERC Frankona Ltd. ($48,721), UNUM Life Insurance Company of America ($39,295), and Centre Re-Insurance Ltd. ($37,201). Each of these companies is rated A or better by A.M. Best Company.

           Included in deposits in the balance sheet at year end 2000 are $27,422 deposited with Allianz, $14,270 deposited with European International Reinsurance Limited and $7,277 deposited with Centre Reinsurance (Bermuda) Limited. Letters of credit collateralize the deposits with European International Reinsurance and Centre Reinsurance.

           Related Party Transactions

           Two of LaSalle Re Holdings Limited's founding shareholders were CNA Financial and Aon. Their ownership of LaSalle Re Holdings Limited during the period prior to the Trenwick/LaSalle business combination was between 15.6% and 18.3% for CNA and 15.3% and 18.0% for Aon. LaSalle Re Holdings Limited had numerous business relationships with both companies, the principal ones of which are summarized below:

                                                            2000 Year       1999 Period       1999 Year         1998 Year
                                                          --------------    -------------    -------------    --------------
Premiums assumed through Aon                                    $30,340             $182          $25,266           $27,190
Brokerage costs on premiums assumed through Aon                   3,034               18            2,526             2,719
Investment management services from Aon                             821              199              801               850

Premiums assumed from CNA                                           668               17            8,369            16,917
Premiums ceded to CNA                                             6,556            (182)            8,091                 -
Override and profit commissions on premiums
   ceded to CNA                                                   1,244              (3)              647                 -
Underwriting support services from CNA                              685              173            1,461             3,594


           At year end 2000 and period end 1999, the net amounts receivable from CNA and Aon related to these business relationships were $608 and $0, respectively. Amounts payable to CNA and Aon under these agreements at year end 2000 and period end 1999 were $1,416 and $5,935, respectively.

           While the current underwriting support services agreement between LaSalle Re Holdings Limited and CNA will not terminate until September 30, 2001, LaSalle Re Holdings Limited has not utilized CNA's underwriting support services since the Trenwick/LaSalle business combination and does not expect to utilize them in 2001. Consequently, all fees payable between September 30, 2000 and September 30, 2001 were accrued and expensed at the date of the Trenwick/LaSalle business combination.

           The investment management services agreement between LaSalle Re Holdings Limited and Aon terminated at year end 2000.

           Included in other assets are Trenwick Group Ltd.'s investments in managing general agencies through which it writes primary insurance business, as more fully described in Note 12. At year end 2000, the carrying value of these investments totaled $9,968. During 2000, Trenwick Group Ltd. incurred $8,059 of commission expense to these managing general agencies. At year end 2000, Trenwick Group Ltd.'s balance sheet includes $25,494 of agents' balances receivable from these managing general agencies, including installment premiums deferred and not yet due. The current portion of balances due from these managing general agencies are settled on a monthly basis.

Note 15 Summarized unaudited quarterly financial data for the years presented Unaudited is as follows:
Quarterly
Financial
Data

                                            Quarter                 2000 Year          1999 Year       1998 Year
                                                                  ------------     --------------    -------------
          Earned premiums                 Fourth quarter             $220,010             $21,362          $32,742
                                          Third quarter                26,751              32,068          42,053
                                          Second quarter               28,776              38,055          41,906
                                          First quarter                27,212              35,130          37,919

          Net investment income           Fourth quarter               30,937               8,530           8,521
                                          Third quarter                 9,591               8,539           8,732
                                          Second quarter                9,251               8,824           8,583
                                          First quarter                 8,936               7,954           8,452

          Net realized investment         Fourth quarter                  530             (1,127)           3,043
              gains (losses)              Third quarter                   270                 152             515
                                          Second quarter                   38               (602)           1,613
                                          First quarter               (2,224)               2,192             404

          Net income (loss)               Fourth quarter                1,795             (2,904)         (4,399)
                                          Third quarter                 8,552               4,691          14,693
                                          Second quarter               12,912            (10,326)          17,733
                                          First quarter              (13,808)               5,705          23,779

          Net income (loss)
            available to common
            shareholders                  Fourth quarter                1,795             (4,544)         (6,039)
                                          Third quarter                 6,911               3,050          13,052
                                          Second quarter               11,271            (11,967)          16,092
                                          First quarter              (15,449)               4,064          22,138

          Diluted income (loss)           Fourth quarter                $0.05             $(0.31)         $(0.33)
            per common share              Third quarter                 $0.44               $0.19            0.78
                                          Second quarter                $0.71             $(0.76)            0.97
                                          First quarter               $(0.98)               $0.25            1.34

           The 2000 year presented above is a calendar year; the 1999 and 1998 years are fiscal years ended September 30. The above information does not include results for the three month period ended December 31, 1999 as such information is presented separately in the statement of operations.

           Amounts for the fourth quarter in the 2000 year reflect the operating results of LaSalle Re Holdings Limited's minority interest and Trenwick Group Inc., both accounted for as a purchase.

          MANANGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion highlights material factors affecting Trenwick Group Ltd.'s results of operations for the three years ended December 31, 2000, September 30, 1999 and September 30, 1998. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto of Trenwick Group Ltd. for the calendar year ended December 31, 2000 and the fiscal years ended September 30, 1999 and September 30, 1998, contained in this Annual Report.

Overview

Trenwick Group Ltd. is a Bermuda holding company headquartered in Hamilton, Bermuda whose principal subsidiaries underwrite specialty insurance and reinsurance. Trenwick Group Ltd. was formed in 1999 to acquire Trenwick Group Inc., LaSalle Re Holdings Limited and LaSalle Re Limited. The transaction was completed on September 27, 2000. Shareholders of Trenwick Group Inc., LaSalle Re Holdings Limited and LaSalle Re Limited exchanged their shares on a one-for-one basis for newly-issued shares of Trenwick Group Ltd. LaSalle Re Holdings Limited was the accounting acquiror in the Trenwick/LaSalle business combination, and as such the financial statements reflect the results of operations of LaSalle Re Holdings Limited prior to September 27, 2000 and the combined results of operations of LaSalle Re Holdings Limited and Trenwick Group Inc. on and after September 27, 2000.

Trenwick Group Ltd. conducts its specialty insurance and reinsurance business in the following five business segments:

o       Worldwide property catastrophe reinsurance;
o       United States treaty  reinsurance;
o       International  specialty  insurance and reinsurance;
o       Lloyd's insurance and reinsurance;  and
o       United States specialty program insurance.

Trenwick Group Ltd. operates through the following five principal operating platforms:

o LaSalle Re Limited, which is located in Hamilton, Bermuda, underwrites property catastrophe reinsurance on a worldwide basis;

o Trenwick America Reinsurance Corporation, which is located in Stamford Connecticut, underwrites treaty reinsurance on United States property and casualty risks, including United States reinsurance business previously written by Chartwell Re Corporation subsidiaries;

o       Trenwick International Limited, which is located  in  London,   England,
        underwrites specialty insurance and treaty and facultative reinsurance on a worldwide basis;

o Chartwell Managing Agents Limited, which is located in London, England, manages underwriting syndicates in the Lloyd's market, principally for Trenwick Group Ltd.'s own account; and

o       Canterbury  Financial  Group  Inc.,  which  is   located  in   Stamford,
        Connecticut, underwrites specialty insurance through its operating subsidiaries, Chartwell Insurance Company, The Insurance Corporation of New York and Dakota Specialty Insurance Company.

All of Trenwick Group Ltd.'s principal operating subsidiaries are rated A (Excellent) by A.M. Best Company and have been assigned a financial strength rating of A+ by Standard and Poor's. All of Chartwell Managing Agents Limited's syndicates enjoy the benefit of the ratings of Lloyd's which is rated "A" (Excellent) by A.M. Best Company and has an A+ financial strength rating from Standard & Poor's. These ratings are based upon factors that may be of concern to policy or contract holders, agents and intermediaries, but may not reflect the considerations applicable to an equity investment in a reinsurance or insurance company. A change in any such rating is at the discretion of the respective rating agencies.

Results of Operations - Year Ended December 31, 2000 and Year Ended September 30, 1999

                                                                 2000 Year           1999 Year            Change
                                                              ----------------    ----------------    ---------------
                                                                                  (in thousands)

Underwriting income (loss)                                          $(40,823)           $(38,109)           $(2,714)
Net investment income                                                  58,715              33,847             24,868
Interest expense and dividends on
   preferred stock of subsidiaries                                    (6,404)             (1,714)            (4,690)
General and administrative expenses                                   (6,349)               (788)            (5,561)
Other income, net                                                       1,477                   -              1,477
                                                              ----------------    ----------------    ---------------
Pretax operating income (loss)                                          6,616             (6,764)             13,380
Applicable income taxes (benefit)                                     (5,905)                   -            (5,905)
                                                              ----------------    ----------------    ---------------
Operating income (loss)                                                12,521             (6,764)             19,285
Minority interest in operating (income) loss of
   subsidiary                                                         (1,297)               3,099            (4,396)
Net realized investment gains (losses), net of
   minority interest and income taxes                                 (1,040)                 471            (1,511)
Foreign currency gains (losses), net of minority
   interest and income taxes                                            (733)                 360            (1,093)
                                                              ----------------    ----------------    ---------------

Net income (loss)                                                      $9,451            $(2,834)            $12,285
                                                              ================    ================    ===============


Operating income of $12.5 million in 2000 represented a $19.3 million increase over the operating loss of $6.8 million recorded in fiscal year 1999. This improvement was principally the result of an increase in net investment income in 2000, which was due to the increase in the size of the investment portfolio from the Trenwick/LaSalle business combination. The increase of $12.3 million in net income in 2000 when compared to fiscal year 1999 was the result of the increase in net operating income, offset in part by minority interest, realized investment losses and foreign exchange losses which are discussed on pages 32 and 33 under the caption "Non-Operating Income and Expenses."

Underwriting income (loss)
The underwriting result for 2000 included the results of LaSalle Re Holdings Limited alone for the first nine months of 2000 and the combined results of LaSalle Re Holdings Limited and Trenwick Group Inc. for the fourth quarter of 2000. The underwriting results for the 1999 fiscal year only included those of LaSalle Re Holdings Limited.

                                                               2000 Year             1999 Year              Change
                                                            -----------------    ------------------    -----------------
                                                                                  (in thousands)
Net premiums earned                                                 $302,749              $126,615             $176,134
                                                            -----------------    ------------------    -----------------
Claims and claims expenses incurred                                (233,078)             (131,147)            (101,931)
Acquisition costs and underwriting expenses                        (110,494)              (33,577)             (76,917)
                                                            -----------------    ------------------    -----------------
 Total expenses                                                     (343,572)             (164,724)            (178,848)
                                                            -----------------    ------------------    -----------------
  Net underwriting loss                                             $(40,823)             $(38,109)             $(2,714)
                                                            =================    ==================    =================

Loss ratio                                                             77.0%                103.6%                26.6%
Underwriting expense ratio                                             36.5%                 26.5%              (10.0)%
Combined ratio                                                        113.5%                130.1%                16.6%


The underwriting loss of $40.8 million in 2000 represented a $2.7 million increase compared to the underwriting loss of $38.1 million in fiscal year 1999. The underwriting loss in 2000 included both catastrophe losses of $6.5 million and additions to prior years' reserves of $20.4 million on business underwritten by LaSalle Re Limited, together with underwriting losses of $33.8 million associated with Trenwick Group Inc. business acquired through the Trenwick/LaSalle business combination. The underwriting results for 1999 included both catastrophe losses of $25.6 million and additions to loss reserves of $44.5 million on business underwritten by LaSalle Re Limited, which is further discussed on pages 30 and 31 under the caption "Claims and Claims Expenses."

The decrease in the combined ratio in 2000 compared to fiscal year 1999 resulted from a significant change in Trenwick Group Ltd.'s mix of business following the Trenwick/LaSalle business combination. While the combined ratio was lower in 2000, the premium volume on business acquired effective September 27, 2000 was significantly greater, which resulted in a higher dollar amount of underwriting loss. Both the decrease in the loss ratio and the increase in the underwriting expense ratio in 2000 compared to fiscal year 1999 resulted from the inclusion of Trenwick Group Inc.'s casualty business in the underwriting results in the fourth quarter of 2000. The decline in the loss ratio in 2000 also occurred due to the lower number of catastrophic events compared to fiscal year 1999.

Premiums written
Gross premiums written for 2000 were $428.6 million compared to $139.0 million for the 1999 fiscal year, an increase of $289.6 million or 208%. Details of gross premiums written are provided below:

                                                                    2000 Year          1999 Year            Change
                                                                ----------------    ----------------    ----------------
                                                                                    (in thousands)
Worldwide property
   catastrophe reinsurance                                             $101,026            $116,621           $(15,595)
U.S. treaty reinsurance                                                  92,703                   -              92,703
International specialty insurance and reinsurance                        51,145                   -              51,145
Lloyd's syndicates:
   Continuing                                                           121,279               6,430             114,849
   Runoff                                                                18,270              15,959               2,311
U.S. specialty program insurance                                         44,221                   -              44,221
                                                                ----------------    ----------------    ----------------
Gross premiums written                                                 $428,644            $139,010            $289,634
                                                                ================    ================    ================

The decrease in worldwide property catastrophe reinsurance gross premium writings for 2000 compared to the 1999 fiscal year resulted primarily from the non-renewal of certain accounts following a re-evaluation of LaSalle Re Limited's worldwide aggregate exposures. The most significant reduction in aggregate exposures came from a reduction in accounts covering European risks.

The increase in Lloyd's gross written premiums for 2000 compared to the 1999 fiscal year was due to the addition of Trenwick Group Inc.'s Lloyd's operations managed by Chartwell Managing Agents Limited from the Trenwick/LaSalle business combination. A majority of the Lloyd's syndicate gross written premiums in 2000 represent the fourth quarter bookings of business managed by Chartwell Managing Agents Limited. The majority of Lloyd's business underwritten by LaSalle Re Holdings Limited prior to the combination with Trenwick Group Inc. was not renewed as of December 31, 2000 and have been classified as runoff. Additionally, results of operations from Lloyd's syndicates which were sold by Trenwick Group Inc. in 1999 have also been classified as runoff.

U.S. treaty reinsurance, international specialty insurance and reinsurance and U.S. specialty program insurance gross premiums written increased from $0 for the 1999 fiscal year to $92.7 million, $51.1 million and $44.2 million, respectively, for 2000. Trenwick Group Ltd. did not underwrite these businesses prior to the Trenwick/LaSalle business combination.

Premiums earned
- ---------------

                                                                2000 Year             1999 Year           Change
                                                            ------------------    ----------------    ----------------
                                                                                 (in thousands)
Gross premiums written                                              $428,644             $139,010            $289,634
Change in gross unearned premiums                                   (10,006)                6,070            (16,076)
                                                            ------------------    ----------------    ----------------
Gross premiums earned                                                418,638              145,080             273,558
                                                            ------------------    ----------------    ----------------
Gross premiums ceded                                               (126,012)             (28,191)            (97,821)
Change in ceded unearned premiums                                     10,123                9,726                 397
                                                            ------------------    ----------------    ----------------
Ceded premiums earned                                              (115,889)             (18,465)            (97,424)
                                                            ------------------    ----------------    ----------------
Net premiums earned                                                 $302,749             $126,615            $176,134
                                                            ==================    ================    ================


Gross premiums ceded for 2000 were $126.0 million compared to $28.2 million for the 1999 fiscal year. The increase in gross premiums ceded of $97.8 million was due primarily to cessions relating to business acquired in the Trenwick/LaSalle business combination. Businesses acquired in the Trenwick/LaSalle business combination included Lloyd's syndicates, international specialty insurance and reinsurance and U.S. specialty program insurance, all of which have significantly larger reinsurance and retrocessional programs than LaSalle Re Limited.

Net premiums earned for 2000 were $302.7 million compared to $126.6 million for the 1999 fiscal year. The increase in net premiums earned is commensurate with the increase in net premiums written.

Claims and claims expenses
Claims and claims expenses for 2000 were $233.1 million, an increase of $101.9 million compared to claims and claims expenses of $131.1 million for the 1999 fiscal year. The increase in claims and claims expenses in 2000 resulted from claim activity of $152.5 million relating to business acquired in the Trenwick/LaSalle business combination. Excluding these losses, claims and claims expenses incurred by LaSalle Re Limited in 2000 were $80.6 million. This compares to $131.1 million in claims and claims expenses incurred during the 1999 fiscal year. The reduction in claims and claims expenses incurred by LaSalle Re Limited in 2000 was due to the reduced number of catastrophe losses in 2000 and the absence of the significant prior year reserve strengthening that occurred in the 1999 fiscal year. LaSalle Re Limited's claims and claims expenses incurred in the 2000 year included $6.5 million of catastrophe losses relating to U.K. floods and an increase of $20.4 million in prior period occurrences, principally losses relating to two storms, Martin and Anatol, which hit Europe in late December 1999. During the 1999 fiscal year, LaSalle Re Limited incurred net losses of $25.6 million from five catastrophic events, including Hurricane Floyd, an earthquake which hit Turkey and Typhoon Olga which hit North Korea. During that same year, LaSalle Re Limited recorded additions to prior year reserves of $14.5 million in respect of Hurricane Georges, which occurred in September 1998, due to an increase from prior market estimates of the aggregate damage caused by the hurricane. LaSalle Re Limited also incurred $16.0 million of additional reserves in 1999 following the completion of an evaluation of its catastrophe reserving methodology. In addition, LaSalle Re Limited recorded approximately $14.0 million of additional reserves in the 1999 fiscal year relating to contracts written in prior years, including contracts relating to its Lloyd's extended warranty business.

Underwriting expenses


                                                                  2000 Year           1999 Year           Change
                                                               ----------------    ----------------    --------------
                                                                                  (in thousands)
Policy acquisition costs                                               $78,603             $19,844           $58,759
Underwriting expenses                                                   31,891              13,733            18,158
                                                               ----------------    ----------------    --------------
Total underwriting expenses                                           $110,494             $33,577           $76,917
                                                               ================    ================    ==============
 Underwriting expense ratio                                               36.5%               26.5%             10.0%
                                                               ================    ================    ==============

Total underwriting expenses, comprising policy acquisition costs and underwriting expenses, for 2000 increased by $76.9 compared to underwriting expenses for the 1999 fiscal year. Similar to claims and claims expenses, the increase was attributable to expenses incurred on business acquired in the Trenwick/LaSalle business combination. Underwriting expenses as a percentage of net premiums earned, or the underwriting expense ratio, were 36.5% for the year ended December 31, 2000 compared to 26.5% for the fiscal year ended September 30, 1999. The increase in the underwriting expense ratio occurred principally because of an increase in policy acquisition costs relating to casualty business. A majority of the premium writings resulting from the Trenwick/LaSalle business combination was casualty business. This business, which consisted of both treaty insurance and reinsurance, generally has a higher policy acquisition cost ratio than property catastrophe business.

Underwriting expenses for the 2000 year as a percentage of earned premium was 10.5%, a modest decrease from 10.8% for the 1999 fiscal year.

Net Investment Income

                                                              2000 Year            1999 Year             Change
                                                        --------------------    -----------------    ----------------
                                                                               (in thousands)
Average invested assets                                            $979,468             $575,571            $403,897
Average annualized yields                                              6.2%                 5.7%                0.5%
Investment income - portfolio                                        60,727               32,776              27,951
Investment income - non-portfolio                                     2,805                1,937                 868
Investment expenses                                                 (4,817)                (866)             (3,951)
                                                        ====================    =================    ================
Net investment income                                               $58,715              $33,847             $24,868
                                                        ====================    =================    ================

Net investment income for 2000 was $58.7 million compared to $33.8 million for the 1999 fiscal year. The principal reason for the increase in net investment income in 2000 was the increase in invested assets resulting from the Trenwick/LaSalle business combination. Investment expense for 2000 includes interest expense on funds withheld of $2.9 million under the terms of stop loss reinsurance agreements purchased by Trenwick America Reinsurance Corporation prior to 2000. The balance of the increase in investment expense in 2000 results from the increase in Trenwick Group Ltd.'s invested assets under management following the Trenwick/LaSalle business combination.

Interest Expense and Dividends on Preferred Stock of Subsidiaries

Interest expense and dividends on preferred stock of subsidiaries was $6.4 million for 2000, an increase of $4.7 million from the 1999 fiscal year. The increase resulted from the increase in debt outstanding as a result of the Trenwick Group Inc. debt assumed by Trenwick Group Ltd.'s subsidiaries in the Trenwick/LaSalle business combination.

Non-Operating Income and Expenses

Minority interest represents the minority interest in common shares of LaSalle Re Limited held by third party investors prior to the Trenwick/LaSalle business combination on September 27, 2000. Net income attributed to the minority interest was calculated as 23.5% of net income in 2000 prior to the Trenwick/LaSalle business combination and was calculated as 23.2% of net income in fiscal 1999.

Net realized losses on investments, net of minority interest and income taxes, were $1.0 million during 2000, compared to net realized gains of $0.5 million for the 1999 fiscal year. Both the losses and gains were made as a result of security sales executed pursuant to an investment policy designed to protect the total returns on the portfolio.

Trenwick Group Ltd. recorded foreign currency losses, net of minority interest and income taxes, of $0.7 million for 2000, compared to foreign currency gains of $0.4 million for the 1999 fiscal year due to the decline in the value of European currencies in 2000, principally the British pound sterling, against the US dollar.

Results of Operations - Fiscal Years Ended September 30, 1999 and September 30, 1998

                                                            1999 Year             1998 Year             Change
                                                        -------------------    ----------------    ------------------
                                                                               (in thousands)
Underwriting income (loss)                                      $(38,109)              $27,488             $(65,597)
Net investment income                                              33,847               34,288                 (441)
Interest expense and dividends on preferred
   stock of subsidiaries                                          (1,714)              (1,881)                   167
General and administrative expenses                                 (788)                (517)                 (271)
Other income, net                                                       -                   63                  (63)
                                                        ------------------    -----------------    ------------------
Pre-tax operating income (loss)                                   (6,764)               59,441              (66,205)
Applicable income taxes                                                 -                    -                     -
                                                        ------------------    -----------------    ------------------
Operating income (loss)                                           (6,764)               59,441              (66,205)
Minority interest in operating (income) loss
   of subsidiary                                                    3,099             (11,961)                15,060
Net realized investment gains (losses), net of
   minority interest                                                  471                4,159               (3,688)
Foreign currency gains, net of minority interest
                                                                      360                  167                   193
                                                        ------------------    -----------------    ------------------

Net income (loss)                                                $(2,834)              $51,806             $(54,640)
                                                        ==================    =================    ==================

Trenwick Group Ltd.'s operating loss for the 1999 fiscal year was $6.8 million compared to operating income of $59.4 million for the 1998 fiscal year. The decrease in operating income of $66.2 million resulted in part from net losses from five catastrophic events aggregating $25.6 million in fiscal year 1999 compared to an absence of major catastrophes in fiscal year 1998. In addition, in fiscal year 1999 Trenwick Group Ltd. recorded prior year reserve development of $44.5 million relating to IBNR reserve strengthening, Hurricane Georges losses and contracts written in prior years. For a further discussion of Trenwick Group Ltd.'s net losses and reserve development in fiscal year 1999, see "Claims and Claims Expenses" on page 35.

In fiscal year 1999, Trenwick Group Ltd. reported a net loss of $2.8 million, a $54.6 million decrease from the net income of $51.8 million reported in fiscal year 1998. In addition to the increase in claims activity affecting operating income, other factors affecting net income in fiscal year 1999 were a reduction in net realized investment gains of $3.7 million offset by a reduction in minority interest of $15.1 million.

Underwriting Income (Loss)

                                                             1999 Year            1998 Year             Change
                                                         -----------------    ------------------   ------------------
                                                                               (in thousands)
Net premiums earned                                              $126,615              $154,620            $(28,005)
                                                         -----------------    ------------------   ------------------
Claims and claims expenses incurred                             (131,147)              (95,539)             (35,608)
Acquisition costs and underwriting expenses                      (33,577)              (31,593)              (1,984)
                                                         -----------------    ------------------   ------------------
Total expenses                                                  (164,724)             (127,132)             (37,592)
                                                         -----------------    ------------------   ------------------
Net underwriting income (loss)                                  $(38,109)               $27,488            $(65,597)
                                                         =================    ==================   ==================

Loss ratio                                                         103.6%                 61.8%              (41.8)%
Underwriting expense ratio                                          26.5%                 20.4%               (6.1)%
Combined ratio                                                     130.1%                 82.2%              (47.9)%


The underwriting loss of $38.1 million in fiscal year 1999 represented a $65.6 million deterioration in underwriting results compared to underwriting income of $27.5 million in fiscal year 1998. The underwriting loss in fiscal year 1999 resulted from both a decrease in premium writings and an increase in major catastrophic events compared to fiscal year 1998. The increase in the combined ratio was directly attributable to these two factors.

Premiums written
Gross premiums written for the 1999 fiscal year were $139.0 million compared to $155.3 million for the 1998 fiscal year, a decrease of $16.3 million or 10.5%. Details of gross premiums written are provided below:


                                                               1999 Year            1998 Year              Change
                                                            -----------------    -----------------    -----------------
                                                                                  (in thousands)
Worldwide property
   catastrophe reinsurance                                          $116,621             $134,277            $(17,656)
Lloyd's syndicates:
   Continuing                                                          6,430                6,673                (243)
   Runoff                                                             15,959               14,366                1,593
                                                            -----------------    -----------------    -----------------
 Gross premiums written                                             $139,010             $155,316            $(16,306)
                                                            =================    =================    =================


Worldwide property catastrophe reinsurance gross premiums written decreased $17.7 million for fiscal year 1999 compared with fiscal year 1998. The decrease was primarily due to the non-renewal of under priced business, combined with a reduction in the line sizes written on both satellite business and on certain pro rata contracts.

Gross premiums written on Lloyd's syndicates increased by $1.3 million for fiscal year 1999 compared to fiscal year 1998. The increase in gross premiums arose primarily from adjustments in premium estimates associated with Trenwick Group Ltd.'s Lloyd's business.

Premiums earned

                                                          1999 Year              1998 Year              Change
                                                      ---------------------------------------------------------------
                                                                              (in thousands)
Gross premiums written                                          $139,010              $155,316             $(16,306)
Change in gross unearned premiums                                  6,070                 5,372                   698
                                                      -------------------    ------------------    ------------------
Gross premiums earned                                            145,080               160,688              (15,608)
                                                      -------------------    ------------------    ------------------
Gross premiums ceded                                            (28,191)               (7,815)              (20,376)
Change in ceded unearned premiums                                  9,726                 1,747                 7,979
                                                      -------------------    ------------------    ------------------
Ceded premiums earned                                           (18,465)               (6,068)              (12,397)
                                                      -------------------    ------------------    ------------------
Net premiums earned                                             $126,615              $154,620             $(28,005)
                                                      ===================    ==================    ==================


Premiums ceded for the 1999 fiscal year were $28.2 million compared to $7.8 million for the 1998 fiscal year. The increase in premium ceded was primarily due to the purchase of a property catastrophe quota share arrangement with CNA Re, fronting arrangements and increased premiums ceded through its Lloyd's capital provider, LaSalle Re Corporate Capital Ltd. As a result of the above, net premiums written for the fiscal year 1999 were $110.8 million compared to $147.5 million for fiscal year 1998.

Net premiums earned for the 1999 fiscal year were $126.6 million compared to $154.6 million for the same period in 1998. The decline in net premiums earned of $28.0 million was commensurate with the decline in net premiums written.

Claims and claims expenses

Trenwick Group Ltd. incurred claims and claims expenses, net of recoveries, of $131.1 million during the 1999 fiscal year compared with $95.5 million during the 1998 fiscal year. During the 1999 fiscal year, claims and claims expenses incurred by LaSalle Re Limited included $25.6 million in losses from five catastrophic events, including Hurricane Floyd, an earthquake which hit Turkey and Typhoon Olga which hit North Korea. During that same year, LaSalle Re Limited recorded additions to prior year reserves of $14.5 million in respect of Hurricane Georges, which occurred in September 1998, due to an increase from prior market estimates of the aggregate damage caused by the hurricane. LaSalle Re Limited also incurred $16.0 million of additional reserves in 1999 following the completion of an evaluation of its catastrophe reserving methodology. In addition, LaSalle Re Limited recorded approximately $14.0 million of additional reserves in the 1999 fiscal year relating to contracts written in prior years, including contracts relating to its Lloyd's extended warranty business.

Underwriting Expenses

                                                            1999 Year              1998 Year             Change
                                                        -------------------------------------------------------------
                                                                               (in thousands)
Policy acquisition costs                                           $19,844               $22,661            $(2,817)
Underwriting costs                                                  13,733                 8,932               4,801
                                                        -------------------    ------------------    ----------------
Total underwriting expenses                                        $33,577               $31,593              $1,984
                                                        ===================    ==================    ================
Underwriting expense ratio                                           26.5%                 20.4%                6.1%
                                                        ===================    ==================    ================


Policy acquisition costs as a percentage of net earned premiums were 15.6% for the 1999 fiscal year compared to 14.7% for the 1998 fiscal year. The increase in the policy acquisition expenses ratio in the 1999 fiscal year was due to an increase in non-catastrophe business which has a higher expense ratio and an increase in the amount of amortized ceded premiums which reduced net earned premiums.

Underwriting expenses were $13.7 million for the 1999 fiscal year compared to underwriting expenses of $8.9 million for the 1998 fiscal year. The increase occurred principally because of the full inclusion of underwriters' compensation costs following the termination of LaSalle Re Limited's underwriting services agreement with CNA on September 30, 1998.

Net Investment Income

                                                               1999 Year             1998 Year            Change
                                                           ----------------------------------------------------------
                                                                                (in thousands)
Average invested assets                                             $575,571              $569,639            $5,932
Average annualized yield                                                5.7%                  6.2%            (0.5)%
Investment income - portfolio                                         32,776                35,182           (2,406)
Investment income - non-portfolio                                      1,937                    57             1,880
Investment expenses                                                    (866)                 (951)                85
                                                           ------------------    ------------------    --------------
Net investment income                                                $33,847               $34,288            $(441)
                                                           ==================    ==================    ==============

Net investment income for the 1999 fiscal year was $33.8 million compared to $34.3 million for the same period in 1998.

Interest Expense and Dividends on Preferred Stock of Subsidiaries

Interest expense and dividends on preferred stock of subsidiary were $1.7 for the 1999 fiscal year compared with $1.9 million for the 1998 fiscal year.

Non-Operating Income and Expenses

Minority interest represents the minority interest in common shares of LaSalle Re Limited held by third party investors prior to the Trenwick/LaSalle business combination on September 27, 2000. Net income attributed to the minority interest was calculated as 23.2% of net income in the 1999 fiscal year and was calculated as 22.9% of net income in the 1998 fiscal year.

Net realized gains on investments, net of minority, interest were $0.5 million during the 1999 fiscal year compared to $4.2 million for the 1998 fiscal year. In each fiscal year, the gains were made as a result of security sales executed pursuant to an investment policy designed to protect the total returns on the portfolio.

Trenwick Group Ltd. recorded foreign currency gains, net of minority interest, of $0.4 million for the fiscal year ended September 30, 1999 compared to $0.2 million for the fiscal year ended September 30, 1998. The foreign currency gains were principally due to gains on British pound sterling reserves.

Investments

Trenwick Group Ltd.'s investment objective is to fund policyholder and other liabilities in a manner that enhances shareholder value, subject to appropriate risk constraints. Trenwick Group Ltd. seeks to meet this investment objective through a mix of investments that reflect the characteristics of the liabilities they support; diversify the types of investment risks by interest rate, liquidity, credit and equity price risk; and achieve asset diversification by investment type, industry, issuer and geographic location. Trenwick Group Ltd. regularly projects duration and cash flow characteristics of its liabilities and makes appropriate adjustments in its investment portfolios. At December 31, 2000, Trenwick Group Ltd. had investments, cash and cash equivalents of $2.2 billion, a decrease of 3% compared to combined investments, cash and cash equivalents of LaSalle Re Holdings Limited and Trenwick Group Inc. of $2.3
billion at December 31, 1999. This decrease resulted principally from a reduction in operating cash flow. All debt and publicly traded equity investments are classified as available for sale and reported at fair value with the unrealized gain or loss, net of income taxes, reported in other comprehensive income. During 2000, the market value of Trenwick Group Ltd.'s debt and equity investments increased by $33.4 million principally as a result of the declining interest rate environment in 2000.

Trenwick Group Ltd.'s debt securities consisted primarily of investment grade securities, with 80% having a quality rating of Aa or better at December 31, 2000. High yield, or non-investment grade debt securities carry a rating of below BBB-/Baa3. These securities, along with unrated securities, represented less than 4% of the portfolio at December 31, 2000 and 2.1% of the combined portfolio of LaSalle Re Holdings Limited and Trenwick Group Inc. at December 31, 1999.

The average maturity of Trenwick Group Ltd.'s debt securities at December 31, 2000 was 5.1 years compared to 5.3 years for the combined portfolio of LaSalle Re Holdings Limited and Trenwick Group Inc. at December 31, 1999 and 4.8 years for the combined portfolio of LaSalle Re Holdings Limited and Trenwick Group Inc. at December 31, 1998. The lengthening of the average maturity during 1999 corresponded to a change in Trenwick Group Ltd.'s investment strategy in order to improve the overall return on the portfolio.

Trenwick Group Ltd. has not invested in derivative financial instruments such as futures, forward contracts, swaps, options or other financial instruments with similar characteristics such as interest rate caps or floors and fixed-rate loan commitments. Trenwick Group Ltd.'s portfolio includes market sensitive instruments, such as mortgage-backed and asset-backed securities, which amounted to approximately $378.9 million at December 31, 2000 or 16.9% of cash and invested assets. There are various categories of mortgage-backed and asset-backed securities that are subject to different degrees of risk from changes in interest rates and, for those mortgage-backed and asset-backed securities that are not agency-backed, defaults. Approximately 57% of Trenwick Group Ltd.'s mortgage-backed and asset-backed securities holdings were backed by government agencies, such as GNMA, FNMA and FHLMC, at December 31, 2000. The principal risks inherent in holding mortgage-backed and asset-backed securities are prepayment and extension risks related to dramatic decreases and increases in interest rates, resulting in the repayment of principal from the underlying mortgages either earlier or later than originally anticipated. At December 31, 2000, Trenwick Group Ltd. does not have any mortgage-backed and asset-backed securities that are subject to more prepayment and extension risk (such as interest-or principal-only strips) than traditional mortgage-backed and asset-backed securities.

Liquidity and Capital Resources

Cash Flows

Trenwick Group Ltd. is a holding company whose principal assets are its investments in the common stock of its operating subsidiaries. As a holding company, Trenwick Group Ltd.'s principal source of funds consists of permissible dividends, tax allocation payments and other statutorily permissible payments from its operating subsidiaries. Trenwick Group Ltd.'s principal uses of cash are dividends to its shareholders and repurchases of its own common shares when the pricing is attractive. Trenwick Group Ltd.'s United States and United Kingdom intermediate holding companies utilize cash in order to service their respective debt obligations; its Bermuda subsidiary uses cash to pay dividends on its preferred shares. Trenwick Group Ltd.'s operating subsidiaries receive cash from premiums, investment income and proceeds from sales and maturities of portfolio investments. They utilize cash to pay claims, purchase their own reinsurance protections, meet operating and capital expenses and purchase fixed-income and equity securities.

Cash used in Trenwick Group Ltd.'s operating activities in 2000 was $16.7 million compared to cash provided by Trenwick Group Ltd.'s operating activities of $19.9 million in the 1999 fiscal year and $96.0 million in the 1998 fiscal year. The reduction in cash flow from operations was due primarily to an overall increase in claims and claims expenses paid as a result of an increase in catastrophe losses in both 1999 and 2000. Cash provided by financing activities in 2000 included $24.0 million borrowed under Trenwick Group Ltd.'s bank credit facility. The borrowed funds were used for general corporate purposes.

Trenwick Group Ltd.'s current liquidity objectives are to maximize the use of available cash to fund ongoing operating needs, pay shareholder dividends, strategically invest in core businesses and meet common share repurchase objectives. Net cash used in investing, financing and operating activities in 2000 included $1.5 million of dividends paid to common shareholders and $4.9 million of dividends paid to LaSalle Re Holdings Limited's preferred shareholders. In the 1999 fiscal year, net cash generated by investing, financing and operating activities was used to pay $37.5 million of dividends to common shareholders and $6.6 million to preferred shareholders.

Dividends

Trenwick Group Ltd. paid a dividend of $0.04 per common share in the fourth quarter of 2000. Trenwick Group Inc. paid a quarterly dividend of $.26 per common share in the first three quarters of 2000 and in each quarter of 1999. LaSalle Re Holdings Limited paid dividends on its common shares of $0.38 per share in each of January, April and July 1999. LaSalle Re Holdings Limited did not pay any dividends on its common shares subsequent to July 1999. LaSalle Re Holdings Limited paid a quarterly dividend of $.55 per share on its Series A preferred shares in each of the four quarters of 1999 and 2000. Trenwick Group Ltd.'s Board of Directors reviews Trenwick Group Ltd.'s common share dividend each quarter. Among the factors considered by the Board of Directors in determining the amount of each dividend are Trenwick Group Ltd.'s results of operations and the capital requirements, growth and other characteristics of its businesses.

Financings, Financing Capacity and Capitalization

Trenwick Group Ltd. continually monitors existing and alternative financing sources to support Trenwick Group Ltd.'s capital and liquidity needs, including, but not limited to, debt issuance, preferred or common stock issuance, intercompany borrowings and pledging or selling of assets. Trenwick Group Ltd.'s total debt to capital ratio (total debt excluding the preferred capital securities divided by total debt excluding the preferred capital securities and shareholders' equity, adjusted for unrealized gains or losses on investment securities, net of applicable income taxes and minority interest) was 31.2% on December 31, 2000 and 24.6% for LaSalle Re Holdings Limited and Trenwick Group Inc.'s combined results at the end of 1999. The increase is primarily due to an increase of $86.7 million of borrowings under its senior credit facilities, offset by the redemption of $39.8 million of the 10.25% senior notes, which were assumed by Trenwick Group Inc. in connection with the acquisition of Chartwell Re Corporation.

Concurrent with the Trenwick/LaSalle business combination, Trenwick America Corporation and Trenwick Holdings Limited, Trenwick Group Ltd.'s U.S. and U.K. holding companies, entered into an amended and restated $490 million credit agreement with various lending institutions. The credit agreement consists of both a $260 million revolving credit facility and a $230 million letter of credit facility. Trenwick America Corporation is the primary obligor with respect to the revolving credit facility, and Trenwick Holdings Limited is the primary obligor with respect to the letter of credit facility. Guarantees are provided by LaSalle Re Holdings Limited and Trenwick Group Ltd. with respect to both Trenwick America Corporation's and Trenwick Holdings Limited's obligations and additionally by Trenwick America Corporation with respect to Trenwick Holdings Limited's obligations. The credit agreement provides for a 364-day revolving credit facility, with any outstanding borrowings converting to a four year term loan facility following the expiration of the 364-day period. In addition, the credit agreement provides for a five-year letter of credit facility which may only be used to support the Lloyd's syndicate participations of Trenwick Group Ltd.'s subsidiaries. The applicable interest rate on borrowings under the credit facility is generally 1.3% above the London Interbank Offered Rate and was 7.99% at year end 2000. A commitment fee of 0.25% is charged on the unused portion of the letter of credit facility. At the end of the revolving period, all outstanding revolving loans will convert to a four-year term loan facility, subject to scheduled principal amortization over the four-year period in accordance with the following schedule: 2002, 22.5%; 2003, 27.5%; 2004, 32.5%; 2005, 17.5%.

Trenwick America Corporation is obligated under the credit facility to repay a portion or all of the revolving credit facility or term loan facility in the event of equity issuances, asset sales and debt issuances by Trenwick Group Ltd. or its subsidiaries. At year end 2000, $181.4 million of revolving loans were outstanding, and $230.0 million of letters of credit were outstanding under the credit facility.

The credit agreement contains general covenants and restrictions as well as financial covenants relating to, among other things, Trenwick Group Ltd.'s minimum interest coverage, debt to capital leverage, minimum earned surplus and tangible net worth. At year end 2000, Trenwick Group Ltd. is in compliance with the credit agreement covenants.

In connection with the Trenwick/LaSalle business combination, Trenwick America Corporation assumed, effective September 27, 2000, Trenwick Group Inc.'s obligations with respect to $75 million aggregate principal amount of 6.70% senior notes, which are due April 1, 2003. Interest is payable semi-annually on April 1 and October 1 of each year; interest payments commenced on October 1, 1998. The notes are not subject to redemption prior to maturity. They are unsecured obligations and rank senior in right of payment to all existing and future subordinated indebtedness of Trenwick America Corporation.

Trenwick America Corporation also assumed, effective September 27, 2000, Trenwick Group Inc.'s 8.82% Junior Subordinated Deferrable Interest Debentures held by Trenwick Capital Trust I in respect of the $110 million in 8.82% Subordinated Capital Income Securities issued by the Trust. Under the terms of the debentures, Trenwick America Corporation is not restricted from incurring indebtedness, but is subject to limits on its ability to incur secured indebtedness for borrowed money.

Upon consummation of the acquisition of Chartwell Re Corporation in 1999, Trenwick Group Inc. became the successor obligor under Chartwell Re Corporation's contingent interest notes due June 30, 2006. Effective September 27, 2000, Trenwick America Corporation assumed Trenwick Group Inc.'s obligations under the contingent interest notes in connection with the Trenwick/LaSalle business combination. The contingent interest notes were issued in an aggregate principal amount of $1 million, which accrues interest at a rate of 8% per annum, compounded annually. The interest is not payable until the maturity or earlier redemption of the contingent interest notes. In addition, the contingent interest notes entitle their holders to receive at maturity, in proportion to the principal amount of the contingent interest notes held by them, an aggregate of from $10 million up to $55 million in contingent interest. The amount of contingent interest payable under the contingent interest notes is dependent upon the level of loss and loss adjustment expense reserves related to business written by Trenwick Group Ltd.'s subsidiary, The Insurance Corporation of New York, prior to 1996. Settlement of the contingent interest notes may be made by payment of cash or, under certain specified conditions, by delivery of Trenwick Group Ltd.'s common shares.

Catastrophe Equity Put

On September 27, 2000, Trenwick Group Ltd. assumed the benefits and obligations of LaSalle Re Holdings Limited under a catastrophe equity put option program and as of January 1, 2001, amended and restated the catastrophe equity put. The catastrophe equity put enables Trenwick Group Ltd. to raise up to $55 million of equity, through the issue of convertible Series B preferred shares to the option writer in the event there is a qualifying catastrophic event or events occurring prior to January 1, 2002. The preferred shares can be redeemed by Trenwick Group Ltd. at any time following their issue. In addition, the option writer can convert its preferred shares into common shares of Trenwick Group Ltd. at any time after they have been outstanding for five years. Conversion is at the greater of the book value of Trenwick Group Ltd. at the date of conversion or the market value of the common shares based on the 30-day trading average prior to conversion. Trenwick Group Ltd. is obligated to pay an annual net option premium for the catastrophe equity put.

Common Share Transactions

In November 2000, Trenwick Group Ltd.'s Board of Directors authorized the repurchase of one million common shares. Trenwick Group Ltd. did not repurchase any of its common shares in 2000.

Trenwick Group Ltd. issued 22,167 common shares in 2000, 79,481 shares in 1999 and 22,687 shares in 1998 pursuant to employee benefit plans.

Restrictions on Certain Payments within Trenwick

Because Trenwick Group Ltd.'s operations are conducted through its operating subsidiaries, Trenwick Group Ltd. is dependent upon the ability of its operating subsidiaries to transfer funds, principally in the form of cash dividends, tax reimbursements and other statutorily permissible payments. In addition to general legal restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, Trenwick Group Ltd.'s insurance subsidiaries are subject to further regulations that, among other things, restrict the amount of dividends and other distributions that may be paid to their parent corporations. Management believes that current levels of cash flow from operations and assets held at the holding company level will provide Trenwick Group Ltd. with sufficient liquidity to meet its operating needs in the short-term (over the next twelve months). Since the ability of Trenwick Group Ltd. to meet its obligations in the long-term (beyond such twelve month period) is dependent upon such factors as market changes, insurance regulatory changes and economic conditions, no assurance can be given that the available net cash flow will be sufficient to meet its operating needs. Trenwick Group Ltd. expects that, in order to repay the principal amount of certain currently outstanding indebtedness at maturity or otherwise, it will be required to seek additional financing or engage in asset sales or similar transactions. There can be no assurance that sufficient funds for any of the foregoing purposes would be available to Trenwick Group Ltd. at such time.

Reinsurance

Trenwick Group Ltd.'s operating subsidiaries purchase reinsurance to reduce their exposure to catastrophe claims and the frequency and severity of claims in all lines of business. In 2000, 1999 and 1998, Trenwick America Reinsurance Corporation's reinsurance treaties consisted principally of property catastrophe reinsurance treaties. In 1999 and 1998, Trenwick America Reinsurance Corporation also entered into an excess of loss treaty for its facultative casualty business. In addition, Trenwick America Reinsurance Corporation purchased annual aggregate excess of loss ratio treaties for casualty business in 1999 and 1998.

Trenwick International Limited and Chartwell Managing Agents Limited, as is customary with companies operating in the London market and at Lloyd's, buy larger amounts of reinsurance to protect themselves. Reinsurance and retrocessional coverage is customized for each class of business. LaSalle Re Limited purchased various reinsurance protections in order to reduce its exposure to large catastrophe losses. LaSalle Re Limited's reinsurance principally consisted of non-proportional excess of loss treaties and the catastrophe equity put, which is described on page 42. On December 31, 2000, LaSalle Re Limited terminated a quota share arrangement with CNA, which incepted April 1, 1999. Canterbury Financial Group Inc. purchased specific reinsurance programs for each of the programs underwritten by its insurance companies.

As part of its merger with Trenwick Group Inc., Chartwell Re Corporation purchased, on October 27, 1999, a reinsurance policy providing for up to $100 million in coverage in order to indemnify Trenwick Group Inc. against unanticipated increases in Chartwell Re Corporation's reserves for business written on or before the date the Trenwick/Chartwell merger was completed. The reinsurance policy applied to all of Chartwell Re Corporation's business, including its operations at Lloyd's and was fully utilized as of year end 2000. In addition, as part of the merger, Chartwell Re Corporation commuted several aggregate stop-loss reinsurance treaties.

Reinsurance agreements provide for recovery of a portion of certain claims and claims expenses from reinsurers. Trenwick Group Ltd. remains liable in the event that the reinsurer is unable to meet its obligation; however, Trenwick Group Ltd. holds partial collateral under several of these agreements in order to mitigate the risk.

Regulatory Matters

Trenwick Group Ltd. and its subsidiaries are subject to regulatory oversight under the insurance statutes and regulations of the jurisdictions in which they conduct business, including all states of the United States, the United Kingdom and Bermuda. These regulations vary from jurisdiction to jurisdiction and are generally designed to protect ceding insurance companies and policyholders by regulating Trenwick Group Ltd.'s financial integrity and solvency in its business transactions and operations. Many of the insurance statutes and regulations applicable to Trenwick Group Ltd.'s subsidiaries relate to reporting and enable regulators to closely monitor their performance. Reports typically require the inclusion of information concerning Trenwick Group Ltd.'s capital structure, ownership, financial condition and general business operations.

Quantitative and Qualitative Disclosure About Market Risk

The following sections address the significant market risks associated with Trenwick Group Ltd.'s business activities as of December 31, 2000 and 1999. The 2000 risk analysis differs from that of 1999 because it includes the combined assets and liabilities of Trenwick Group Inc. and LaSalle Re Holdings Limited, while the 1999 data only reflects LaSalle Re Holdings Limited information. Trenwick Group Ltd.'s primary market risk exposures are:
o foreign currency exchange risk, in particular the U.S. dollar to the British pound sterling;
o interest rate risk on fixed and variable rate U.S. dollar and British pound sterling denominated short and long-term instruments; and
o        equity price risk.

With respect to Trenwick Group Ltd.'s investment portfolio, the risk management strategy is to place its investments with high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. Trenwick Group Ltd. selects investments with characteristics such as duration, yield, currency and liquidity to reflect the underlying characteristics of related estimated claim liabilities.

As of December 31, 2000, Trenwick Group Ltd.'s exposure to high yield investments was minimal. While these investments are more susceptible to credit risk, their total market value represents less than 3% of total investments, and therefore management believes that the exposure to credit risk is not material. Trenwick Group Ltd. has no derivatives and its investments do not contain terms that may result in potential losses due to leverage.

The borrowings of Trenwick Group Ltd. are summarized in Note 6 to the financial statements, and "Financings, Financing Capacity and Capitalization" on pages 40 through 42 of this management's discussion and analysis of financial condition and results of operations.

Foreign Currency Exchange Rate Risk

Foreign currency risk is the risk that Trenwick Group Ltd. will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from Trenwick Group Ltd.'s international operations and debt obligations and securities denominated in foreign currencies. Trenwick Group Ltd. generally conducts its international businesses through foreign operating entities which generally maintain assets and liabilities in local currencies, substantially limiting exchange rate risk to net assets denominated in the foreign currency. Trenwick Group Ltd.'s foreign currency denominated net assets are principally in British pound sterling. At December 31, 2000 and December 31, 1999, Trenwick Group Ltd.'s net investment in foreign subsidiaries was approximately $39.1 million and $0.0 million, respectively. Debt obligations denominated in foreign currencies were $13.4 million. Foreign debt securities and foreign cash on deposit were $36.7 million and $22.6 million, respectively, at December 31, 2000.

Trenwick Group Ltd.'s reinsurance, international insurance and Lloyd's operations all have exposures to movements in various currencies around the world (particularly the British pound sterling, the Euro and the Canadian dollar) as such businesses are denominated in those currencies. Therefore, changes in currency exchange rates affect Trenwick Group Ltd.'s balance sheet, statement of operations and statement of cash flows. This exposure is somewhat mitigated by the fact that premiums received are invested in the same currency portfolios, to partially offset related unpaid claims and claims expense liabilities denominated in the same currency.

Management estimates that a 10% immediate unfavorable change in each of the foreign currency exchange rates to which Trenwick Group Ltd. is exposed as of December 31, 2000 would have decreased the fair value of Trenwick Group Ltd.'s foreign denominated net assets by approximately $8.5 million, which was comprised primarily of exposure to the British pound sterling. At December 31, 1999, the same 10% shift in foreign currency exchange rates would have resulted in a potential loss in fair value of approximately $0.3 million.

Interest Rate Risk

Trenwick Group Ltd.'s fixed maturity investments and indebtedness are subject to interest rate risk. Increases and decreases in prevailing interest rates generally translate into decreases and increases in the fair value of fixed maturity investments and the interest payable on Trenwick Group Ltd.'s outstanding variable rate debt. Additionally, the fair value of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, a prepayment option, relative values of alternative investments, liquidity of the investment and other general market conditions.

Trenwick Group Ltd. monitors its sensitivity to interest rate risk by evaluating the change in its financial assets and liabilities relative to hypothetical increases and decreases in interest rates. It is assumed that the changes occur immediately and uniformly to each category of instrument containing interest rate risks. The hypothetical changes in market interest rates reflect what could be deemed best or worst case scenarios. Significant variations in market interest rates could produce changes in the timing of repayments due to prepayment options available. The fair value of such instruments could be affected and therefore actual results might differ from those reflected in this summary.

A 100 basis point increase in market interest rates would have resulted in an estimated pre-tax loss in the fair value of these instruments of $50.4 million and $8.8 million at December 31, 2000 and December 31, 1999, respectively. Similarly, a 100 basis point decrease in market interest rates would have resulted in an estimated pre-tax gain in the fair value of these instruments of $48.4 million and $8.9 million at December 31, 2000 and December 31, 1999, respectively.

Trenwick Group Ltd. has not experienced unrealized gains or losses to the extent indicated above.

Equity Price Risk

The carrying values of investments subject to equity price risks are based on quoted market prices or management's estimates of fair value as of the balance sheet date. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

Of Trenwick Group Ltd.'s $115.9 million equity portfolio at December 31, 2000, $20.7 million of common equity investments were not subject to equity risk. Trenwick Group Ltd.'s potential exposure on equity securities is estimated in terms of an immediate 10% drop in equity prices across all equity securities holdings from those prevailing at December 31, 2000 which would have resulted in a $9.5 million loss. Trenwick Group Ltd. did not maintain a common equity portfolio at December 31, 1999.

The fair value estimates shown are based on the composition of the equity security portfolio at year end and these exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.

The above analyses do not take into account any correlation among foreign currency exchange rates, or any correlation among various markets (i.e., the fixed income markets and foreign exchange and equity markets). Trenwick Group Ltd.'s actual experience may differ from the results noted above due to the correlation assumptions utilized, or if events occur that were not included in the methodology, such as significant liquidity or market events. The selection of the amount of increases or decreases in currency exchange rates, interest rates and equity values in the above analyses should not be construed as a prediction of future market events, but rather, to illustrate the potential impact of such events.

Goodwill and Other Acquired Intangible Assets

Goodwill was $20.9 million at December 31, 2000, or approximately 3.2% of consolidated shareholders' equity. Goodwill represents the unamortized excess of purchase price over the fair value of net assets of acquired entities. Other acquired intangible assets were $7.7 million at December 31, 2000. The risk associated with the carrying value of goodwill and other acquired intangible assets is whether future operating income will be sufficient on an undiscounted basis to recover the carrying value. Trenwick Group Ltd. regularly evaluates the recoverability of goodwill and other acquired intangible assets and believes such amounts are currently recoverable. However, any significant change in the goodwill or other acquired intangible assets, as estimated by management, could have a material adverse effect on Trenwick Group Ltd.'s results of operations.

Effects of Inflation

The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The effects of inflation are considered in pricing and in estimating reserves for unpaid claims and claim expenses. The actual effects of inflation on Trenwick Group Ltd.'s results can not be accurately known until claims are ultimately settled.

Accounting Standards

Effective January 1, 2001, Trenwick Group Ltd. implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 had no significant impact on Trenwick Group Ltd.'s consolidated financial statements.

The Euro

On January 1, 1999, eleven of the fifteen member countries of the European Union established a fixed conversion ratio between their local currencies and a newly-formed currency, the "Euro." The Euro began trading on foreign currency exchanges on January 1, 1999. Beginning in January 2002, coins and paper currency denominated in Euros will be issued and local currencies of the eleven countries will be withdrawn from circulation. As Trenwick Group Ltd. conducts a considerable amount of business in countries participating in the Euro, work was undertaken in 1998 to ensure that the introduction of the Euro would have no adverse effect on Trenwick Group Ltd.'s business. Consequently, Trenwick Group Ltd. modified its computer systems to accommodate transactions denominated in the Euro. The total cost for implementing these changes was not material. Trenwick Group Ltd. believes the Euro conversion will not have a material impact on its consolidated financial position or results from operations.

Safe Harbor Disclosure

In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Trenwick Group Ltd. sets forth below cautionary statements identifying important risks and uncertainties that could cause its actual results to differ materially from those that might be projected, forecasted or estimated in its "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, made by or on behalf of Trenwick Group Ltd. in this Annual Report and in press releases, written statements or documents filed with the Securities and Exchange Commission, or in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls. Such statements may include, but are not limited to, projections of premium revenue, investment income, other revenue, losses, expenses, earnings (including earnings per share), cash flows, plans for future operations, common shareholders' equity (including book value per share), investments, financing needs, capital plans, dividends, plans relating to products or services of Trenwick Group Ltd. and estimates concerning the effects of litigation or other disputes, as well as assumptions for any of the foregoing and generally expressed with words such as "believes," "estimates," "expects," "anticipates," "plans," "projects," "forecasts," "goals," "could have," "may have," and similar expressions.

Forward-looking statements involve known and unknown risks and uncertainties, which may cause Trenwick Group Ltd.'s results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

- -    Changes in the level of  competition  in  the  domestic  and  international reinsurance or primary insurance markets that affect the volume or profitability of Trenwick Group Ltd.'s property/casualty business. These changes include, but are not limited to, changes in the intensity of price competition, the entry of new competitors, existing competitors exiting the market and the development of new products by new and existing competitors;
- -    Changes  in the  demand  for  reinsurance,  including  changes  in ceding companies' risk retentions and changes in the demand for excess and surplus lines insurance coverages;
- -    The ability of Trenwick  Group  Ltd.  to  execute  its  strategies  in  its property/casualty operations;
- -    Catastrophe losses in Trenwick Group Ltd.'s domestic  and    international
     property/casualty   businesses;
- -    Adverse  development  on   property/casualty  claims  and   claims  expense
     liabilities related to business written in prior years, including, but not limited to, evolving case law and its effect on environmental and other latent injury claims, changing government regulations, newly identified toxins, newly reported claims, new theories of liability, or new insurance and reinsurance contract interpretations;

- -    Changes  in   Trenwick   Group   Ltd.'s   property/casualty  retrocessional
     arrangements;
- -    Lower than estimated  retrocessional  or  reinsurance  recoveries on unpaid losses, including, but not limited to, losses due to a decline in the creditworthiness of Trenwick Group Ltd.'s retrocessionaires or reinsurers;
- -    Increases  in interest  rates,  which may  cause a  reduction in the market value of Trenwick Group Ltd.'s fixed income portfolio, and its common shareholders' equity;
- -    Decreases in interest rates which may cause a reduction of income earned on new cash flow from operations and the reinvestment of the proceeds from sales or maturities of existing investments;
- -    A decline in the value of Trenwick Group Ltd.'s equity investments;
- -    Changes in the composition of Trenwick  Group Ltd.'s investment  portfolio;
- -    Credit losses on Trenwick Group Ltd.'s investment portfolio;
- -    Adverse  results in  litigation  matters,  including,  but not  limited to, litigation related to environmental, asbestos and other potential mass tort claims;
- -    The passage of federal or state legislation subjecting LaSalle Re Limited to United States taxation or regulation;
- -    A contention by the United States Internal Revenue Service that LaSalle Re
     Limited is subject to United States taxation;
- -    The impact of mergers and acquisitions;
- -    Gains or losses related to changes in foreign  currency  exchange rates;
     and
- -    Changes in Trenwick Group Ltd.'s capital needs.

In addition to the factors outlined above that are directly related to Trenwick Group Ltd.'s businesses, Trenwick Group Ltd. is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors and the loss of key employees.

The facts set forth above should be considered in connection with any forward-looking statement contained in this Annual Report. The important factors that could affect such forward-looking statements are subject to change, and Trenwick Group Ltd. does not intend to update any forward-looking statement or the foregoing list of important factors. By this cautionary note Trenwick Group Ltd. intends to avail itself of the safe harbor from liability with respect of forward-looking statements provided by Section 27A and Section 21E referred to above.