Form 10-K, Exhibit 13
period 2001-12-31
TRENWICK GROUP LTD
filed 2002-03-21
CIK 1122211

Exhibit 13.1

MANANGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights material factors affecting Trenwick Group Ltd.'s results of operations for the three years ended December 31, 2001, December 31, 2000, and September 30, 1999. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto of Trenwick Group Ltd. for the calendar years ended December 31, 2001 and December 31, 2000 and the fiscal year ended September 30, 1999 contained in this annual report.

Trenwick Group Ltd. discloses operating and non-operating income to enable the reader to understand how management evaluates Trenwick Group Ltd.'s results of operations. These disclosures are not defined under accounting principles generally accepted in the United States of America; accordingly the use of these disclosures may not be comparable to other registrants.

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

All of Trenwick Group Ltd.'s principal operating subsidiaries are rated A- (Excellent) by A.M. Best Company and have been assigned a financial strength rating of A- by Standard and Poor's. All of Chartwell Managing Agents Limited's syndicates enjoy the benefit of the ratings of Lloyd's which is rated "A-" (Excellent) by A.M. Best Company and has an A financial strength rating from Standard & Poor's. These ratings are based upon factors that may be of concern to policy or contract holders, agents and intermediaries, but may not reflect the considerations applicable to an equity investment in a reinsurance or insurance company. A change in any such rating is at the discretion of the respective rating agencies.

Results of Operations - Years Ended December 31, 2001 and 2000
(monetary amounts in tables expressed in thousands of United States dollars)

                                                           2001               2000
                                                           Year               Year             Change
                                                     ---------------     ---------------    --------------
Underwriting loss                                       $(289,981)         $(35,452)         $(254,529)
Net investment income                                     129,114            58,715             70,399
Interest expense and dividends on
   preferred stock of subsidiaries                        (39,142)          (11,775)           (27,367)
General and administrative expenses                       (15,926)           (5,897)           (10,029)
Other income, net                                           3,389             1,477              1,912
                                                        ---------          --------          ---------
Pretax operating income (loss)                           (212,546)            7,068           (219,614)
Applicable income taxes (benefit)                         (56,123)           (5,905)           (50,218)
                                                        ---------          --------          ---------
Operating income (loss)                                  (156,423)           12,973           (169,396)
Minority interest in operating (income) loss of
subsidiary                                                     --            (1,297)             1,297
Net realized investment gains (losses), net of
minority interest and income taxes                          8,520            (1,040)             9,560
Foreign currency gains (losses), net of minority
interest and income taxes                                  (1,679)             (733)              (946)
Restructuring costs                                        (4,815)             (452)            (4,363)
                                                        ---------          --------          ---------
Net income (loss)                                       $(154,397)         $  9,451          $(163,848)
                                                        =========          ========          =========

The operating loss of $156.4 million in 2001 represented a $169.4 million decrease from the operating income of $13.0 million recorded in 2000. This decline was principally the result of abnormal catastrophe losses resulting from the September 11th terrorist attacks and reserve strengthening. The $154.4 million net loss in 2001 compared to the $9.5 million in net income in 2000 was the result of the net operating losses offset in part by realized investment gains which are discussed on page [6] under the caption "Non-Operating Income and Expenses."

Underwriting Income (Loss)

The underwriting result for 2000 included the results of LaSalle Re Holdings Limited alone for the first nine months of 2000 and the combined results of LaSalle Re Holdings Limited and Trenwick Group Inc. for the fourth quarter of 2000.

                                                        2001                 2000
                                                        Year                 Year               Change
                                                    -----------           ---------           ---------
Net premiums earned                                 $   889,506           $ 302,749           $ 586,757
                                                    -----------           ---------           ---------

Claims and claims expenses incurred                    (827,406)           (227,707)           (599,699)
Acquisition costs and underwriting expenses            (352,082)           (110,494)           (241,588)
                                                    -----------           ---------           ---------
Total expenses                                       (1,179,488)           (338,201)           (841,287)
                                                    -----------           ---------           ---------
Net underwriting loss                               $  (289,982)          $ (35,452)          $(254,530)
                                                    ===========           =========           =========

Loss ratio                                                 93.0%               75.2%               17.8%
Underwriting expense ratio                                 39.6%               36.5%                3.1%
Combined ratio                                            132.6%            111.7 %                20.9%


The underwriting loss of $290.0 million in 2001 represented a $254.5 million increase compared to the underwriting loss of $35.5 million in 2000. The underwriting results for 2001 included catastrophe losses of $158.0 million and additions to loss reserves of $120.9 million, which is further discussed on page [4] under the caption "Claims and Claims Expenses." The underwriting loss in 2000 included both catastrophe losses of $6.5 million and additions to prior years' reserves of $20.4 million on business underwritten by LaSalle Re Limited, together with underwriting losses of $28.4 million associated with Trenwick Group Inc. business acquired through the Trenwick/LaSalle business combination.

The increase in the combined ratio in 2001 compared to 2000 resulted from the significant increase in the loss ratio due to the unusual level of catastrophic losses and reserve strengthening in 2001.

Premiums Written

Gross premiums written for 2001 were $1.5 billion compared to $428.6 million for 2000 an increase of $1.0 billion or 239%. Details of gross premiums written are provided below:

                                                             2001              2000
                                                             Year              Year              Change
                                                          ----------         --------         -----------
Worldwide property catastrophe reinsurance                $  138,173         $101,026         $    37,147
U.S. treaty reinsurance                                      339,257           92,703             246,554
International specialty insurance and reinsurance            234,966           51,145             183,821
Lloyd's syndicates:
   Continuing                                                443,977          121,279             322,698
   Runoff                                                      4,449           18,270             (13,821)
U.S. specialty program insurance                             291,433           44,221             247,212
                                                          ----------         --------         -----------
Gross premiums written                                    $1,452,255         $428,644         $ 1,023,611
                                                          ==========         ========         ===========

The increase in worldwide property catastrophe reinsurance gross premium writings for 2001 compared to 2000 resulted primarily from an increase in new property catastrophe business and reinstatement premiums following the catastrophe losses from the September 11th terrorist attack.

The increase in Lloyd's gross written premiums for 2001 compared to 2000 was due to the addition of Trenwick Group Inc.'s Lloyd's operations managed by Chartwell Managing Agents Limited from the Trenwick/LaSalle business combination. A majority of the Lloyd's syndicate gross written premiums in 2000 represent the fourth quarter bookings of business managed by

Chartwell Managing Agents Limited. The majority of Lloyd's business underwritten by LaSalle Re Holdings Limited prior to the combination with Trenwick Group Inc. was not renewed as of December 31, 2000 and have been classified as runoff. Additionally, results of operations from Lloyd's syndicates which were sold by Trenwick Group Inc. in 1999 have also been classified as runoff.

U.S. treaty reinsurance, international specialty insurance and reinsurance and U.S. specialty program insurance gross premiums written increased from $92.7 million, $51.1 million and $44.2 million, respectively, for 2000 to $339.3 million, $235.0 million and $291.4 million, respectively, for 2001. Trenwick Group Ltd. did not underwrite these businesses prior to the Trenwick/LaSalle business combination in September of 2000.

Premiums Earned

                                                                            2001               2000
                                                                            Year               Year               Change
                                                                        -----------          ---------          -----------
Gross premiums written                                                  $ 1,452,255          $ 428,644          $ 1,023,611
Change in gross unearned premiums                                          (130,260)           (10,006)            (120,254)
                                                                        -----------          ---------          -----------
Gross premiums earned                                                     1,321,995            418,638              903,357
                                                                        -----------          ---------          -----------

Gross premiums ceded                                                       (481,937)          (126,012)            (355,925)
Change in ceded unearned premiums                                            49,448             10,123               39,325
                                                                        -----------          ---------          -----------
Ceded premiums earned                                                      (432,489)          (115,889)            (316,600)
                                                                        -----------          ---------          -----------
Net premiums earned                                                     $   889,506          $ 302,749          $   586,757
                                                                        ===========          =========          ===========

Gross premiums ceded for 2001 were $481.9 million compared to $126.0 million for 2000. The increase in gross premiums ceded of $355.9 million was due primarily to cessions relating to business acquired in the Trenwick/LaSalle business combination and reinstatement premiums. Businesses acquired in the Trenwick/LaSalle business combination included Lloyd's syndicates, international specialty insurance and reinsurance and U.S. specialty program insurance, all of which have significantly larger reinsurance and retrocessional programs than LaSalle Re Limited.

Net premiums earned for 2001 were $889.5 million compared to $302.7 million for 2000. The increase in net premiums earned is commensurate with the increase in net premiums written.

Claims and Claims Expenses
Claims and claims expenses for 2001 were $827.4 million, an increase of $599.7 million compared to claims and claims expenses of $227.7 million for 2000. The increase in claims and claims expenses in 2001 resulted from an increase in business acquired in the Trenwick/LaSalle business combination in September 2000, a significant increase in catastrophe losses, in particular losses stemming from the September 11th terrorist attacks and reserve strengthening. Trenwick Group Ltd.'s estimated loss from the September 11th terrorist attacks is approximately $366.3 million before reinsurance recoverable of approximately $268.1 million. The principal losses related to aviation risks underwritten by Trenwick Group Ltd.'s operations at Lloyd's and property and related risks including business interruption, underwritten by LaSalle Re. Of the $268.1 million of reinsurance recoverables, 93% are from reinsurers rated A or better by Standard & Poor's or, alternatively, A.M. Best Company. Trenwick Group Ltd. also incurred premium costs of approximately $25.2 million to reinstate various reinsurance protections in its property catastrophe business and to purchase back-up reinsurance covers for its aviation business at Lloyd's to minimize any further deterioration in its results following the September 11th terrorist attacks. Trenwick Group Ltd.'s estimate of its losses from aviation risks from this event is based on two maximum losses and two partial losses. Estimates of its property and related losses is based on an assessment of individual policies which it has determined has exposure to the World

Trade Center loss. This assessment included market share analysis, probable maximum loss analysis, independent risk modeling analysis and cedant loss estimates.

Trenwick Group Ltd.'s 2001 results also included other catastrophe losses totaling $24 million. The largest of these losses was tropical storm Allison and storms affecting the Midwest United States amounting to $10.5 million and the November 12, 2001 American Airlines crash in Queens, New York of $7.8 million.

Trenwick strengthened its prior year loss reserves in 2001 by $110.9 million. This reserve strengthening includes $15.7 million related to the treaty reinsurance segment's liability business, which was underwritten prior to 2001 and $11.5 million related to prior participation in the Excess and Casualty Reinsurance Association Pool. In addition, $13.9 million of the loss reserve strengthening related to the specialty program insurance segment. Also included in the reserve strengthening was $20.4 million relating principally to the Lloyd's segment directors and officers liability business. Lastly, the reserve strengthening included $48.3 million stemming from deterioration in discontinued businesses and reviews of the property insurance and small premium liability business lines at the international specialty insurance and reinsurance segment.

LaSalle Re Limited's claims and claims expenses incurred in the 2000 year included $6.5 million of catastrophe losses relating to U.K. floods and an increase of $20.4 million in prior period occurrences, principally losses relating to two storms, Martin and Anatol, which hit Europe in late December 1999.

Acquisition Costs and Underwriting Expenses

                                      2001              2000
                                      Year              Year             Change
                                    --------          --------          --------
Policy acquisition costs            $273,066          $ 78,603          $194,463
Underwriting expenses                 79,016            31,891            47,125
                                    --------          --------          --------
Total acquisition costs and
   underwriting expenses            $352,082          $110,494          $241,588
                                    ========          ========          ========
Expense ratio                           39.6%             36.5%              3.1%
                                    ========          ========          ========

Policy acquisition costs and underwriting expenses for 2001 increased by $241.6 million compared to 2000. Similar to claims and claims expenses, the increase was attributable to expenses incurred on business acquired in the Trenwick/LaSalle business combination. Acquisition costs and underwriting expenses as a percentage of net premiums earned, or the expense ratio, were 39.6% for the 2001 year compared to 36.5% for the 2000 year. The increase in the expense ratio occurred principally because of an increase in policy acquisition costs relating to casualty business. A majority of the premium writings resulting from the Trenwick/LaSalle business combination was casualty business. This business, which consisted of both treaty insurance and reinsurance, generally has a higher policy acquisition cost ratio than property catastrophe business.

Underwriting expenses for the 2001 year as a percentage of earned premium was 8.9%, a modest decrease from 10.5% for 2000.

Net Investment Income

                                             2001                 2000
                                             Year                 Year                Change
                                          -----------           ---------           -----------
Average invested assets                   $ 2,250,261           $ 979,468           $ 1,270,793
Average annualized yields                         6.3%                6.2%                  0.1%
                                          -----------           ---------           -----------
Investment income - portfolio                 141,959              60,727                81,232
Investment income - non-portfolio               2,601               2,805                  (204)
Investment expenses                           (15,446)             (4,817)              (10,629)
                                          -----------           ---------           -----------
Net investment income                     $   129,114           $  58,715           $    70,399
                                          ===========           =========           ===========


Net investment income for 2001 was $129.1 million compared to $58.7 million for 2000. The principal reason for the increase in net investment income in 2001 was the increase in invested assets resulting from the Trenwick/LaSalle business combination. Investment expense for 2001 includes interest expense on funds withheld of $11.3 million under the terms of stop loss reinsurance agreements purchased by Trenwick America Reinsurance Corporation prior to 2000. The balance of the increase in investment expense in 2001 results from the increase in Trenwick Group Ltd.'s invested assets under management following the Trenwick/LaSalle business combination.

Interest Expense and Subsidiary Preferred Share Dividends

Interest expense and subsidiary preferred share dividends was $39.1 million for 2001, an increase of $27.4 million from the 2000 fiscal year. The increase resulted from the increase in debt outstanding as a result of the Trenwick Group Inc. debt assumed by Trenwick Group Ltd.'s subsidiaries in the Trenwick/LaSalle business combination.

Non-Operating Income and Expenses

Minority interest represents the minority interest in common shares of LaSalle Re Limited held by third party investors prior to the Trenwick/LaSalle business combination on September 27, 2000. Net income attributed to the minority interest was calculated as 23.5% of net income in 2000 prior to the Trenwick/LaSalle business combination.

Net realized gains on investments, net of minority interest and income taxes, were $8.5 million during 2001, compared to net realized losses of $1.0 million for 2000. Both the losses and gains were made as a result of security sales executed pursuant to an investment policy designed to protect the total returns on the portfolio. The 2001 amount is net of $3.4 million of realized losses on investments to recognize declines in value that were other than temporary.

Trenwick Group Ltd. recorded foreign currency losses, net of minority interest and income taxes, of $1.7 million for 2001, compared to foreign currency losses of $0.7 million for 2000 due to the decline in the value of European currencies in 2001 and 2000, principally the British pound sterling, against the US dollar.

Restructuring costs incurred in 2001 and 2000 were $4.8 million and $0.5 million, respectively. The 2001 costs primarily relate to non-recurring severance costs, and the 2000 costs represent non-recurring expenses related to the Trenwick/LaSalle business combination.

Results of Operations - Year Ended December 31, 2000 and Year Ended September 30, 1999
(monetary amounts in tables expressed in thousands of United States dollars)

                                                                                    2000                1999
                                                                                    Year                Year                Change
                                                                                -----------      ----------------    ---------------
Underwriting income (loss)                                                       $(35,452)            $(38,109)            $  2,657
Net investment income                                                              58,715               33,847               24,868
Interest expense and dividends on
   preferred stock of subsidiaries                                                (11,775)              (1,714)             (10,061)
General and administrative expenses                                                (5,897)                (788)              (5,109)
Other income, net                                                                   1,477                   --                1,477
                                                                                 --------             --------             --------
Pretax operating income (loss)                                                      7,068               (6,764)              13,832
Applicable income taxes (benefit)                                                  (5,905)                  --               (5,905)
                                                                                 --------             --------             --------
Operating income (loss)                                                            12,973               (6,764)              19,737

Minority interest in operating (income) loss of subsidiary                         (1,297)               3,099               (4,396)
Net realized investment gains (losses), net of minority
interest and income taxes                                                          (1,040)                 471               (1,511)
Foreign currency gains (losses), net of minority  interest
and income taxes                                                                     (733)                 360               (1,093)
Restructuring costs                                                                  (452)                  --                 (452)
                                                                                 --------             --------             --------
Net income (loss)                                                                $  9,451             $ (2,834)            $ 12,285
                                                                                 ========             ========             ========

Operating income of $13.0 million in 2000 represented a $19.7 million increase over the operating loss of $6.8 million recorded in fiscal year 1999. This improvement was principally the result of an increase in net investment income in 2000, which was due to the increase in the size of the investment portfolio from the Trenwick/LaSalle business combination. The increase of $12.3 million in net income in 2000 when compared to fiscal year 1999 was the result of the increase in net operating income, offset in part by minority interest, realized investment losses and foreign exchange losses which are discussed on page [11] under the caption "Non-Operating Income and Expenses."

Underwriting Income (Loss)
The underwriting result for 2000 included the results of LaSalle Re Holdings Limited alone for the first nine months of 2000 and the combined results of LaSalle Re Holdings Limited and Trenwick Group Inc. for the fourth quarter of 2000. The underwriting results for the 1999 fiscal year only included those of LaSalle Re Holdings Limited.

                                                                          2000                    1999
                                                                          Year                    Year                     Change
                                                                       ---------                ---------                ---------
Net premiums earned                                                    $ 302,749                $ 126,615                $ 176,134
                                                                       ---------                ---------                ---------

Claims and claims expenses incurred                                     (227,707)                (131,147)                 (96,560)
Acquisition costs and underwriting expenses                             (110,494)                 (33,577)                 (76,917)
                                                                       ---------                ---------                ---------
Total expenses                                                          (338,201)                (164,724)                (173,477)
                                                                       ---------                ---------                ---------
Net underwriting loss                                                  $ (35,452)               $ (38,109)               $   2,657
                                                                       =========                =========                =========

Loss ratio                                                                  75.2%                   103.6%                   (28.4)%
Underwriting expense ratio                                                  36.5%                    26.5%                    10.0%
Combined ratio                                                             111.7%                   130.1%                   (18.4)%

The underwriting loss of $35.5 million in 2000 represented a $2.7 million decrease compared to the underwriting loss of $38.1 million in fiscal year 1999. The underwriting loss in 2000 included both catastrophe losses of $6.5 million and additions to prior years' reserves of $20.4 million on business underwritten by LaSalle Re Limited, together with underwriting losses of $28.4 million associated with Trenwick Group Inc. business acquired through the Trenwick/LaSalle business combination. Also included in 2000 is a $5.4 million benefit recovered under the terms of the contingent interest notes. The underwriting results for 1999 included both catastrophe losses of $25.6 million and additions to loss reserves of $44.5 million on business underwritten by LaSalle Re Limited, which is further discussed on pages [9 and 10] under the caption "Claims and Claims Expenses."

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

Premiums Written
Gross premiums written for 2000 were $428.6 million compared to $139.0 million for the 1999 fiscal year, an increase of $289.6 million or 208%. Details of gross premiums written are provided below:

                                                                                2000                  1999
                                                                                Year                  Year                  Change
                                                                              --------              --------              ---------
Worldwide property
   catastrophe reinsurance                                                    $101,026              $116,621              $ (15,595)
U.S. treaty reinsurance                                                         92,703                    --                 92,703
International specialty insurance and reinsurance                               51,145                    --                 51,145
Lloyd's syndicates:
   Continuing                                                                  121,279                 6,430                114,849
   Runoff                                                                       18,270                15,959                  2,311
U.S. specialty program insurance                                                44,221                    --                 44,221
                                                                              --------              --------              ---------
Gross premiums written                                                        $428,644              $139,010              $ 289,634
                                                                              ========              ========              =========

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

Premiums Earned

                                                                         2000                      1999
                                                                         Year                      Year                     Change
                                                                      ---------                 ---------                 ---------
Gross premiums written                                                $ 428,644                 $ 139,010                 $ 289,634
Change in gross unearned premiums                                       (10,006)                    6,070                   (16,076)
                                                                      ---------                 ---------                 ---------
Gross premiums earned                                                   418,638                   145,080                   273,558
                                                                      ---------                 ---------                 ---------
Gross premiums ceded                                                   (126,012)                  (28,191)                  (97,821)
Change in ceded unearned premiums                                        10,123                     9,726                       397
                                                                      ---------                 ---------                 ---------
Ceded premiums earned                                                  (115,889)                  (18,465)                  (97,424)
                                                                      ---------                 ---------                 ---------
Net premiums earned                                                   $ 302,749                 $ 126,615                 $ 176,134
                                                                      =========                 =========                 =========

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

Claims and Claims Expenses
Claims and claims expenses for 2000 were $227.7 million, an increase of $96.6 million compared to claims and claims expenses of $131.1 million for the 1999 fiscal year. The increase in claims and claims expenses in 2000 resulted from claim activity of $152.5 million relating to business acquired in the Trenwick/LaSalle business combination. Excluding these losses, claims and claims expenses incurred by LaSalle Re Limited in 2000 were $80.6 million. This compares to $131.1 million in claims and claims expenses incurred during the 1999 fiscal year. The reduction in claims and claims expenses incurred by LaSalle Re Limited in 2000 was due to the reduced number of catastrophe losses in 2000 and the absence of the significant prior year reserve strengthening that occurred in the 1999 fiscal year. LaSalle Re Limited's claims and claims expenses incurred in the 2000 year included $6.5 million of catastrophe losses relating to U.K. floods and an increase of $20.4 million in prior period occurrences, principally losses relating to two storms, Martin and Anatol, which hit Europe in late December 1999. During the 1999 fiscal year, LaSalle Re Limited incurred net losses of $25.6 million from five catastrophic events, including Hurricane Floyd, an earthquake which hit Turkey and Typhoon Olga which hit North Korea. During that same year, LaSalle Re Limited recorded additions to prior year reserves of $14.5 million in respect of Hurricane Georges, which occurred in September 1998, due to an increase from prior market estimates of the aggregate damage caused by the hurricane. LaSalle Re Limited also incurred $16.0 million of additional reserves in 1999 following the completion of an evaluation of its catastrophe reserving methodology. In addition, LaSalle Re Limited recorded approximately $14.0 million of additional reserves in the 1999 fiscal year relating to contracts written in prior years, including contracts relating to its Lloyd's extended warranty business.

Acquisition Costs and Underwriting Expenses

                                                            2000             1999
                                                            Year             Year             Change
                                                          --------          -------          -------
Policy acquisition costs                                  $ 78,603          $19,844          $58,759
Underwriting expenses                                       31,891           13,733           18,158
                                                          --------          -------          -------
Total acquisition costs and underwriting expenses         $110,494          $33,577          $76,917
                                                          ========          =======          =======
Expense ratio                                                 36.5%            26.5%            10.0%
                                                          ========          =======          =======


Policy acquisition costs and underwriting expenses for 2000 increased by $76.9 million compared to policy acquisition costs and underwriting expenses for the 1999 fiscal year. Similar to claims and claims expenses, the increase was attributable to expenses incurred on business acquired in the Trenwick/LaSalle business combination. Acquisition costs and underwriting expenses as a percentage of net premiums earned, or the expense ratio, were 36.5% for the year ended December 31, 2000 compared to 26.5% for the fiscal year ended September 30, 1999. The increase in the expense ratio occurred principally because of an increase in policy acquisition costs relating to casualty business. A majority of the premium writings resulting from the Trenwick/LaSalle business combination was casualty business. This business, which consisted of both treaty insurance and reinsurance, generally has a higher policy acquisition cost ratio than property catastrophe business.

Underwriting expenses for the 2000 year as a percentage of earned premium was 10.5%, a modest decrease from 10.8% for the 1999 fiscal year.

Net Investment Income

                                            2000                 1999
                                            Year                 Year               Change
                                          ---------           ---------           ---------
Average invested assets                   $ 979,468           $ 575,571           $ 403,897
Average annualized yields                       6.2%                5.7%                0.5%
Investment income - portfolio                60,727              32,776              27,951
Investment income - non-portfolio             2,805               1,937                 868
Investment expenses                          (4,817)               (866)             (3,951)
                                          =========           =========           =========
Net investment income                     $  58,715           $  33,847           $  24,868
                                          =========           =========           =========

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

Interest Expense and Dividends on Preferred Stock of Subsidiaries

Interest expense and dividends on preferred stock of subsidiaries was $11.8 million for 2000, an increase of $10.1 million from the 1999 fiscal year. The increase resulted from the increase in debt outstanding as a result of the Trenwick Group Inc. debt assumed by Trenwick Group Ltd.'s subsidiaries in the Trenwick/LaSalle business combination.

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

Restructuring costs of $0.5 million incurred in 2001 related to non-recurring expenses incurred in connection with the Trenwick/LaSalle business combination.

Investments

Trenwick Group Ltd.'s investment objective is to fund policyholder and other liabilities in a manner that enhances shareholder value, subject to appropriate risk constraints. Trenwick Group Ltd. seeks to meet this investment objective through a mix of investments that reflect the characteristics of the liabilities they support; diversify the types of investment risks by interest rate, liquidity, credit and equity price risk; and achieve asset diversification by investment type, industry, issuer and geographic location. Trenwick Group Ltd. regularly projects duration and cash flow characteristics of its liabilities and makes appropriate adjustments in its investment portfolios. At December 31, 2001, Trenwick Group Ltd. had investments, cash and cash equivalents of $2.3 billion, an increase of 3% compared to combined investments, cash and cash equivalents of LaSalle Re Holdings Limited and Trenwick Group Inc. of $2.2 billion at December 31, 2000. This increase resulted principally from positive operating cash flow and an increase in the market value of its portfolio of debt securities. All debt and publicly traded equity investments are classified as available for sale and reported at fair value with the unrealized gain or loss, net of income taxes, reported in other comprehensive income. During 2001, the market value of Trenwick Group Ltd.'s debt and equity investments increased by $16.4 million principally as a result of the declining interest rate environment in 2001.

Trenwick Group Ltd.'s debt securities consisted primarily of investment grade securities, with 74% having a quality rating of Aa or better at December 31, 2001. High yield, or non-investment grade debt securities carry a rating of below BBB-/Baa3. These securities, along with unrated securities, represented approximately 5% of the portfolio at December 31, 2001 and 4% of the portfolio at December 31, 2000.

The average maturity of Trenwick Group Ltd.'s debt securities at December 31, 2001 was 4.8 years compared to 5.1 years at December 31, 2000 and 5.3 years for the combined portfolio of

LaSalle Re Holdings Limited and Trenwick Group Inc. at December 31, 1999. The shortening of the average maturity during 2001 resulted from the sale of longer maturity municipal securities and the decline in the expected maturity of mortgage backed securities resulting from declining interest rates.

During the first quarter of 2001, Trenwick Group Ltd. sold almost all of its equity securities and reinvested the proceeds in debt securities to increase operating earnings and decrease the volatility of unrealized investment gains and losses. Trenwick Group Ltd. also liquidated the remainder of its tax advantaged municipal government portfolio in early 2001 to increase its taxable yield. Both of these actions were taken to maximize taxable income following the significant losses incurred by Trenwick Group Ltd.'s U.S. operations in recent years.

Trenwick Group Ltd. has not invested in derivative financial instruments such as futures, forward contracts, swaps, options or other financial instruments with similar characteristics such as interest rate caps or floors and fixed-rate loan commitments. Trenwick Group Ltd.'s portfolio includes market sensitive instruments, such as mortgage-backed and asset-backed securities, which amounted to approximately $670 million at December 31, 2001 or 25.8% of cash and invested assets. There are various categories of mortgage-backed and asset-backed securities that are subject to different degrees of risk from changes in interest rates and, for those mortgage-backed and asset-backed securities that are not agency-backed, defaults. Approximately 54% of Trenwick Group Ltd.'s mortgage-backed and asset-backed securities holdings were backed by government agencies, such as GNMA, FNMA and FHLMC, at December 31, 2001. The principal risks inherent in holding mortgage-backed and asset-backed securities are prepayment and extension risks related to dramatic decreases and increases in interest rates, resulting in the repayment of principal from the underlying mortgages either earlier or later than originally anticipated. At December 31, 2001, Trenwick Group Ltd. does not have any mortgage-backed and asset-backed securities that are subject to more prepayment and extension risk (such as interest-or principal-only strips) than traditional mortgage-backed and asset-backed securities.

Deferred Income Tax Assets

At year end 2001, Trenwick Group Ltd. had net deferred income tax assets of $139.9 million, which is attributable to the estimated future income tax effects of temporary differences and carryforwards. These net deferred income taxes arise principally from operations in the United States and the United Kingdom. Trenwick Group Ltd. also has operations in other jurisdictions, principally Bermuda; Bermuda operations are not currently subject to income taxation.

Net deferred income tax assets for U.S. operations totaled $66.6 million at year end 2001 (assets of $116.8 million, net of liabilities of $50.3 million), of which $48.8 million relates to net operating loss carryforwards totaling $139.4 million. These net operating loss carryforwards are available to offset U.S. taxable income prior to their expirations between 2007 and 2021. Details of U.S net operating loss carryforwards, the year of their expiration and any annual limitations on their utilization are described in Note 7 of the Notes to the Consolidated Financial Statements.

At year end 2001, no valuation allowance was established against the U.S. carryforwards, as management has concluded that is more likely than not that the results of future U.S. operations will generate sufficient taxable income to realize the carryforwards in the near term and prior to their expiration.

Trenwick Group Inc. began its U.S. operations in 1984. Historically, there has been a positive correlation between U.S. pre-tax accounting income and U.S. taxable income. Between 1984 and

1998 Trenwick Group Inc. had U.S. taxable income of $232 million, excluding an additional $150 million of investment income that was not taxable due to its nature.

For 2001 and 2000, a reconciliation of U.S. accounting income (loss) before federal income taxes to U.S. taxable follows (monetary amounts in table expressed in thousands of United States dollars; 2000 balances include amounts incurred by Trenwick Group Ltd. subsequent to September 27, 2000, the effective date of the Trenwick/LaSalle business combination):

                                                                   2001              2000
                                                                 --------          --------
U.S. pre-tax income (loss)                                       $(63,822)         $(19,030)
   Tax-exempt investment income                                    (2,813)           (3,645)
   Amortization of goodwill                                         1,512               355
   Claims and claim expense and unearned premium reserve
   discounting, net of policy acquisition cost expensing            6,037              (728)
   Contingent interest note adjustments                            (8,962)           (4,704)
   Other book-tax differences                                        (987)             (739)
                                                                 --------          --------
U.S. taxable income (loss)                                       $(69,035)         $(28,491)
                                                                 ========          ========

During the 2000 year and 2001 first quarter, Trenwick Group Ltd. management liquidated its portfolio of tax-exempt securities and substantially all of its portfolio of equity securities. The proceeds of approximately $500 million were then reinvested in taxable debt securities in order to increase the taxable investment income and decrease volatility of unrealized investment gains and losses.

At year end 2001, management prepared business plans, including plans for its U.S. operations. Projections in the plans support the utilization of all available U.S. net operating loss carryforwards ($119.7 million of $139.4 million) by year end 2004, at which time, the U.S. operations could begin to utilize its alternative minimum tax credit carryforwards. The alternative minimum tax credits of $5.9 million have no expiration or annual limitations. The remaining $19.6 million of U.S. net operating loss carryforwards are subject to annual limitations, and can be utilized over the next four years in annual amounts of $5.2 million, prior to their expiration in 2018. The business plans used to prepare these projections give effect to the increased taxable investment income resulting from restructuring of the investment portfolio of approximately $25 million annually and also to the January 1, 2002 reinsurance renewal season, which reflects significant assumptions about increased premium volume and improved rates and profitability. In the January 1, 2001 renewal season, the U.S. operations have participated in a manner consistent with its plans.

While not considered in the business plans, the U.S. operations currently have $47.5 million in unrealized gains on debt and equity securities for income tax purposes. These gains, if realized, are available to increase its taxable income with the sales proceeds being reinvested at current market yields.

Net deferred income tax assets for U.K. operations totaled $73.4 million at year end 2001 (assets of $74.9 million, net of liabilities of $1.5 million), of which $0.9 million relates to net operating loss carryforwards totaling $3.1 million. An additional $36.0 million relates to operating losses of Lloyd's syndicates totaling $119.9 million for their open years of account. (Lloyd's syndicates do not report taxable income or loss until a year of account is closed, typically after three years. Thus the 2001, 2000 and 1999 years of account are considered open years of account at year end 2001.)

Unlike the U.S. operating losses, the U.K. operating losses have no expiration and no annual limitation on their utilization. Also, through ownership transfer, they may be available to be utilized by another entity that engages in the same trade, insurance.

At year end 2001, management concluded there was not sufficient evidence to support the realization of the U.K. net operating losses of $3.1 million and established a valuation allowance of $0.9 million against the recorded value of the deferred income tax asset. For the remaining U.K. operating losses for open years of account totaling $119.9 million, management has concluded that it is more likely than not that the results of future U.K. operations will generate sufficient taxable income to realize the carryforwards in the near term.

New U.K. legislation was recently enacted which makes it possible to group the current year profit and losses of U.K. companies that have a common ultimate parent. Pursuant to this legislation, the U.K. operations of Trenwick International Limited and Chartwell Managing Agents Limited may offset their current year separate company profits and loss. In addition, new legislation was introduced effective for tax years beginning on or after January 1, 2000, which permits U.K. insurers and Lloyd's members to disclaim claims and claims expense liabilities for tax purposes. By electing to disclaim these liabilities, current year taxable income is increased. The disclaimed liabilities are temporary differences and will give rise to future taxable deductions. The new legislation also provides a calculation whereby additional receipts or expense may be included in taxable income depending upon the payout of claims relative to the liabilities taken into account for tax purposes within a margin of error. We are amending our 2000 U.K. returns and electing to disclaim a portion of our technical liabilities.

Due to the disclaiming of claim and claim expense liabilities for U.K./ income tax purposes, there is not a positive correlation between U.K. pre-tax accounting income and U.K. taxable income for the 2001 and 2000 years. A reconciliation of U.K. pre-tax accounting income (loss) to taxable income for 2001 and 2000 follows (monetary amounts in table expressed in thousands of United States dollars; 2000 balances include amounts incurred by Trenwick Group Ltd. subsequent to September 27, 2000, the effective date of the Trenwick/LaSalle business combination):


                                                            2001               2000
                                                          ---------          --------
U.K. pre-tax income (loss)                                $(112,652)         $  1,456
   Pre-tax loss prior to business combination                    --           (74,021)
   Pre-tax losses on open years of account, net              24,054            39,695
   Disclaimed claim and claim expenses                       88,598            37,388
   Utilization of net operating loss carryforward                --            (4,518)
                                                          ---------          --------
U.K. taxable income (loss)                                       --                --
                                                          =========          ========

At year end 2001 business plans prepared by management also included plans for its U.K operations. Projections in the plans support the utilization of U.K. net operating loss carryforwards from open years of account by year end 2005, together with a return to normal levels of disclaimed claim and claim expense liabilities by year end 2008. The business plans used to prepare these projections give effect to the discontinuation of unprofitable lines of business and the October 1, 2001 renewal season, which reflects significant assumptions about increased premium volume and improved rates and profitability. In the October 1, 2001 renewal season, the U.K. operations have participated in a manner consistent with its plans. The projections are based on the assumption that the company will provide LOC capacity at levels sufficient to support the projected increased premium volume. The letter of credit facility is scheduled to expire in November 2002. In the event that Trenwick Group Ltd. is unable to obtain a replacement letter of credit facility or post sufficient collateral to support its Lloyd's underwriting activities, it will be required to reduce or cease its underwriting activities at Lloyd's for the 2003 year of account.

Liquidity and Capital Resources

Cash Flows

Trenwick Group Ltd. is a holding company whose principal assets are its investments in the common stock of its operating subsidiaries. As a holding company, Trenwick Group Ltd.'s principal source of funds consists of permissible dividends, tax allocation payments and other statutorily permissible payments from its operating subsidiaries. Trenwick Group Ltd.'s principal use of cash is dividends to its shareholders. Trenwick Group Ltd.'s United States and United Kingdom intermediate holding companies utilize cash in order to service their respective debt obligations; its Bermuda subsidiary uses cash to pay dividends on its preferred shares. Trenwick Group Ltd.'s operating subsidiaries receive cash from premiums, investment income and proceeds from sales and maturities of portfolio investments. They utilize cash to pay claims, purchase their own reinsurance protections, meet operating and capital expenses and purchase debt and equity securities.

Cash from Trenwick Group Ltd.'s operating activities in 2001 was $63.2 million compared to cash used in Trenwick Group Ltd.'s operating activities of $16.7 million in 2000 and cash provided by Trenwick Group Ltd.'s operating activities of $19.9 million in the 1999 fiscal year. The increase in cash flow from operations was due to several factors. 2001 includes the full year results of Trenwick Group Ltd. following the Trenwick/LaSalle Business Combination. Growth in premium writings in Trenwick Group Ltd.'s U.S. and U.K. operations and the reduced effect from run-off operations have significantly improved cash flow from operations. Catastrophe loss payments in LaSalle following the September 11th terrorist attack have not been significant in 2001. Loss payments from this event are expected to be significant in 2002 and 2003. Aviation losses from Trenwick Group Ltd.'s operations pertaining to the liability portion of the risk are expected to be paid over several years. Cash from financing activities in 2001 included $14 million borrowed under Trenwick Group Ltd.'s bank credit facility. The borrowed funds were used for general corporate purposes.

Trenwick Group Ltd.'s current liquidity objectives are to maximize the use of available cash to fund ongoing operating needs, pay shareholder dividends and strategically invest in core businesses. Net cash used in financing activities in 2001 included $5.9 million of dividends paid to common shareholders. Net cash used in financing and operating activities in 2000 included $1.5 million of dividends paid to common shareholders and $6.6 million of dividends paid to LaSalle Re Holdings Limited's preferred shareholders. In the 1999 fiscal year, net cash used in financing and operating activities included $37.5 million of dividends to common shareholders and $6.6 million to preferred shareholders.

Trenwick Group Ltd.'s ability to service its debt obligations is highly dependent upon dividends and other statutorily permissible payments from its operating subsidiaries in the United States and Bermuda. As a result of recent losses incurred by Trenwick Group Ltd.'s United States and Bermuda operating companies, their respective cash distribution capacities have been significantly reduced. Refer to Note 11 of consolidated financial statements. Further, maintaining the current dividend capacity is dependent upon the future profitability of these operating subsidiaries. If Trenwick Group Ltd.'s operating subsidiaries generated future losses instead of profits, the impact on Trenwick Group Ltd.'s ability to service its outstanding debt obligations could be significant.

Dividends

Trenwick Group Ltd. paid a dividend of $0.04 per common share in each quarter of 2001 and the fourth quarter of 2000. Trenwick Group Inc. paid a quarterly dividend of $.26 per common share in the first three quarters of 2000 and in each quarter of 1999. LaSalle Re Holdings Limited paid dividends on its common shares of $0.38 per share in each of January, April and July 1999. LaSalle Re Holdings Limited did not pay any dividends on its common shares subsequent to July 1999. LaSalle Re Holdings Limited paid a quarterly dividend of $.55 per share on its Series A preferred shares in each of the four quarters of 2001, 2000 and 1999. Trenwick Group Ltd.'s Board of Directors reviews Trenwick Group Ltd.'s common share dividend each quarter. Among the factors considered by the Board of Directors in determining the amount of each dividend are Trenwick Group Ltd.'s results of operations and the capital requirements, growth and other characteristics of its businesses.

Financings, Financing Capacity and Capitalization

Trenwick Group Ltd. continually monitors existing and alternative financing sources to support Trenwick Group Ltd.'s capital and liquidity needs, including, but not limited to, debt issuance, preferred or common stock issuance, intercompany borrowings and pledging or selling of assets. Trenwick Group Ltd.'s total debt to capital ratio (indebtedness divided by the sum of indebtedness, minority interest and shareholders' equity) was 31.2% on December 31, 2001 and 26.3% on December 31, 2000. The increase is primarily due to an increase of $14.0 million of borrowings under its senior credit facilities, combined with a decrease in shareholders' equity.

Trenwick Group Ltd.'s financing obligations generally include debt and lease payment obligations. At December 31, 2001, annual principal payments required by Trenwick Group Ltd., through 2006, relating to these financing obligations are as follows (monetary amounts in tables expressed in thousands of United States dollars):

                                                                                         Payments Due by Period
                                                                 -------------------------------------------------------------------
Contractual                                                       Less than              1-3                4-5              After 5
Obligations                                      Total             1 Year               Years              Years              Years
                                               --------            -------            --------            -------            -------
Indebtedness and minority
   interest                                    $359,770            $46,268            $192,021            $35,131            $86,350
Operating leases                                 21,628              4,951               9,256              5,027              2,394
                                               --------            -------            --------            -------            -------
Total contractual cash
   obligations                                 $381,398            $51,219            $201,277            $40,158            $88,744
                                               ========            =======            ========            =======            =======


Trenwick Group Ltd.'s other commercial commitments principally consist of reimbursement obligations for standby letters of credit issued in support of its underwriting activities at Lloyd's. The amounts and expiration of Trenwick Group Ltd.'s other commercial commitments are as follows (monetary amounts in table expressed in thousands of United States dollars):

                                                                                Expiration Periods
                                                        ----------------------------------------------------------------
Other Commercial                                        Less than             1-3                4-5          After 5
Commitments                             Total             1 Year              Years             Years          Years
                                      --------           -------            --------           -------        -------
Lines of credit                       $  5,091           $ 5,091            $     --           $    --        $ --
Standby letters of credit              332,177            18,784             299,138            14,255          --
                                      --------           -------            --------           -------          --
Total commercial
   commitments                        $337,268           $23,875            $299,138           $14,255        $ --
                                      ========           =======            ========           =======        ====

Other than as noted above, Trenwick Group Ltd. does not have any material off-balance sheet arrangements, trading activities involving non-exchange traded contracts accounted for at fair value or relationships with persons or entities that derive benefits from a non-independent relationship with Trenwick Group Ltd. or its related parties.

Concurrent with the Trenwick/LaSalle business combination, Trenwick America Corporation and Trenwick Holdings Limited, Trenwick Group Ltd.'s U.S. and U.K. holding companies, entered into an amended and restated $490 million credit agreement with various lending institutions. The credit agreement consisted of both a $260 million revolving credit facility and a $230 million letter of credit facility. The revolving credit facility has subsequently been converted into a four-year term loan. Trenwick America Corporation is the primary obligor with respect to the revolving credit facility, and Trenwick Holdings Limited is the primary obligor with respect to the letter of credit facility. Guarantees are provided by LaSalle Re Holdings Limited and Trenwick Group Ltd. with respect to both Trenwick America Corporation's and Trenwick Holdings Limited's obligations and additionally by Trenwick America Corporation with respect to Trenwick Holdings Limited's obligations. The credit agreement provides for a letter of credit facility which may only be used to support the Lloyd's syndicate participations of Trenwick Group Ltd.'s subsidiaries. The letter of credit facility is scheduled to expire in November 2002. In the event that Trenwick Group Ltd. is unable to obtain a replacement letter of credit facility or post sufficient collateral to support its Lloyd's underwriting activities, it will be required to reduce or cease its underwriting activities at Lloyd's for the 2003 year of account. The applicable interest rate on borrowings under the credit facility is generally 2.5% above the London Interbank Offered Rate and was 4.7% at year end 2001. The term loan facility is subject to scheduled principal amortization over the four-year period in accordance with the following schedule: 2002, 22.5%; 2003, 27.5%; 2004, 32.5%; 2005, 17.5%.

Trenwick America Corporation is obligated to repay a portion or all of the term loan in the event of equity issuances, asset sales or debt issuances by Trenwick Group Ltd. or its subsidiaries. At year end 2001, $195.0 million of term loans were outstanding, and $230.0 million of letters of credit were outstanding under the credit facility.

The credit agreement contains general covenants and restrictions as well as financial covenants relating to, among other things, Trenwick Group Ltd.'s minimum interest coverage, debt to capital leverage, minimum earned surplus, maintenance of a minimum A.M. Best Company rating of A- and tangible net worth. As of year end 2001, Trenwick Group Ltd. was in compliance with the credit agreement covenants.

The financial covenants relating to interest coverage, risk based capital and tangible net worth (each as defined by the financial covenants in the credit agreement) were revised downward in an amendment to the credit agreement executed following the September 11th terrorist attacks. The amendment set Trenwick Group Ltd.'s minimum interest coverage ratio at 1.5 to 1 for the fourth quarter of 2001, 2.0 to 1 for the first quarter of 2002 and 2.5 to 1 thereafter. Trenwick Group Ltd.'s interest coverage ratio at December 31, 2001 was 2.0 to 1. The amendment adjusted downward the minimum risk-based capital requirement for Trenwick Group Ltd.'s subsidiary, Chartwell Insurance Company, from 300% to 225% through December 31, 2002. Thereafter, the minimum risk-based capital for Chartwell Insurance Company returns to 300%. The risk based capital for Chartwell Insurance Company as of December 31, 2001 was 257%. The amendment lowered the base minimum tangible net worth Trenwick Group Ltd. must maintain from $560 million to $425 million until the reporting of quarterly results of operations as of March 31, 2002, which are due no later than May 15, 2002. After May 15, 2002, Trenwick Group Ltd. minimum tangible net worth reverts to $560 million. Trenwick Group Ltd.'s tangible net worth as of December 31, 2001 was $428 million. If Trenwick Group Ltd. is unable to meet the credit agreement's financial covenants at the end of the first quarter of 2002, it may be required to repay the outstanding indebtedness and collateralize the outstanding letters of credit issued under the credit agreement through additional financing, asset sales, subsidiary dividends or similar transactions.

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

Upon consummation of the acquisition of Chartwell Re Corporation in 1999, Trenwick Group Inc. became the successor obligor under Chartwell Re Corporation's Contingent Interest Notes due June 30, 2006. Effective September 27, 2000, Trenwick America Corporation assumed Trenwick Group Inc.'s obligations under the contingent interest notes in connection with the Trenwick/LaSalle business combination. The contingent interest notes were issued in an aggregate principal amount of $1 million, which accrues interest at a rate of 8% per annum, compounded annually. The interest is not payable until the maturity or earlier redemption of the contingent interest notes. In addition, the contingent interest notes entitle their holders to receive at maturity, in proportion to the principal amount of the contingent interest notes held by them, an aggregate of from $1 million up to $55 million in contingent interest. The amount of contingent interest payable under the contingent interest notes is dependent upon the level of loss and loss adjustment expense reserves related to business written by Trenwick Group Ltd.'s subsidiary, The Insurance Corporation of New York, prior to 1996. Settlement of the contingent interest notes may be made by payment of cash or, under certain specified conditions, by delivery of Trenwick Group Ltd.'s common shares.

Trenwick Group Ltd.'s ability to refinance its existing debt obligations or raise additional capital is dependent upon several factors, including financial conditions with respect to both the equity and debt markets and the ratings of its securities as established by the rating agencies. Following Trenwick Group Ltd.'s claims and claims expense liability reserve increase in the second quarter of 2001 and the losses it sustained in the September 11th terrorist attacks, its senior debt ratings were downgraded by Standard & Poors Corporation to BBB- and by Moody's Investors Service to Ba2. Trenwick Group Ltd.'s ability to refinance its outstanding debt obligations, as well as the cost of such borrowings, could be adversely affected by these ratings downgrades or if its ratings were downgraded further.

Catastrophe Equity Put

On September 27, 2000, Trenwick Group Ltd. assumed the benefits and obligations of LaSalle Re Holdings Limited under a $100 million catastrophe equity put option. The catastrophe put option was amended and restated as of January 1, 2001 and amended as of January 25, 2002. As amended, the catastrophe equity put enables Trenwick Group Ltd. to raise up to $55 million of equity, through the issue of convertible preferred shares to the option writer in the event there is a qualifying catastrophic event or events occurring prior to January 1, 2002. The preferred shares can be redeemed by Trenwick Group Ltd. at any time following their issuance. In addition, the option writer can convert its preferred shares into common shares of Trenwick Group Ltd. at any time after they have been outstanding for five years or upon a change in control of Trenwick Group Ltd. or a decline in Trenwick Group Ltd.'s net worth below a specified level. Conversion is at the greater of the book value of Trenwick Group Ltd. at the date of conversion or the market value of the common shares based on the 30-day trading average prior to conversion. The annual net option premium for the catastrophe equity put has been charged to additional paid in capital.

As a result of the terrorist attacks of September 11, 2001, Trenwick Group Ltd. has incurred $120 million in catastrophe losses as defined under the option agreement. If these losses develop to $140 million prior to March 11, 2003, Trenwick Group Ltd. will be entitled to exercise the catastrophe equity put and raise $55 million of equity, subject to regulatory approvals.

Common Share Transactions

In November 2000, Trenwick Group Ltd.'s Board of Directors authorized the repurchase of one million common shares. Trenwick Group Ltd. did not repurchase any of its common shares in 2000 or 2001 other than 397 shares repurchased in connection with the vesting of restricted shares in 2001.

Trenwick Group Ltd. issued 209,954 and 1,405 common shares in 2001 and 2000, respectively, pursuant to employee compensation, direct compensation, stock purchase and stock option plans and on exercises of warrants. Prior to the Trenwick/LaSalle business combination, LaSalle Re Holdings Limited issued 22,167 and 79,481 common shares during the 2000 and 1999 years, respectively, under employee compensation, stock purchase and stock option plans.

Restrictions on Certain Payments within Trenwick

Because Trenwick Group Ltd.'s operations are conducted through its operating subsidiaries, Trenwick Group Ltd. is dependent upon the ability of its operating subsidiaries to transfer funds, principally in the form of cash dividends, tax reimbursements and other statutorily permissible payments. In addition to general legal restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, Trenwick Group Ltd.'s insurance subsidiaries are subject to further regulations that, among other things, restrict the amount of dividends and other distributions that may be paid to their parent corporations. Management believes that current levels of cash flow from operations and assets held at the holding company level will provide Trenwick Group Ltd. with sufficient liquidity to meet its operating needs in the short-term (over the next twelve months). Since the ability of Trenwick Group Ltd. to meet its obligations in the long-term (beyond such twelve month period) is dependent upon such factors as market changes, insurance regulatory changes and economic conditions, no assurance can be given that the available net cash flow will be sufficient to meet its operating needs. Trenwick Group Ltd. expects that, in order to repay the principal amount of certain currently outstanding indebtedness at maturity or otherwise, it will be required to seek additional financing, engage in asset sales, subsidiary dividends or similar transactions.

Reinsurance

Trenwick Group Ltd.'s operating subsidiaries purchase reinsurance to reduce its exposure to catastrophe claims and the frequency and severity of claims in all lines of business. In 2001, 2000 and 1999, Trenwick America Reinsurance Corporation's reinsurance treaties consisted principally of property catastrophe reinsurance treaties. In 1999, Trenwick America Reinsurance Corporation also entered into an excess of loss treaty for its facultative casualty business. In addition, Trenwick America Reinsurance Corporation purchased an annual aggregate excess of loss ratio treaty for casualty business effective January 1, 1999. Trenwick Group Ltd. ceased buying aggregate excess of loss ratio treaties in subsequent years. Trenwick International Limited and Chartwell Managing Agents Limited, as is customary with companies operating in the London market and at Lloyd's, buy larger amounts of reinsurance to protect themselves. Reinsurance and retrocessional coverage is customized for each class of business. LaSalle Re Limited purchased various reinsurance protections in order to reduce its exposure to large catastrophe losses. LaSalle Re Limited's reinsurance principally consisted of non-proportional excess of loss treaties. On December 31, 2000, LaSalle Re Limited terminated a quota share arrangement with CNA, which incepted April 1, 1999. Canterbury Financial Group Inc. purchased specific reinsurance programs for each of the programs underwritten by its insurance companies.

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

Reinsurance agreements provide for recovery of a portion of certain claims and claims expenses from reinsurers. Trenwick Group Ltd. remains liable in the event that the reinsurer is unable to meet its obligation; however, Trenwick Group Ltd. holds partial collateral under several of these agreements in order to mitigate the risk. Letters of credit, trust accounts and funds withheld in the aggregate amount of $332.2 million (including interest) have been arranged in favor of Trenwick Group Ltd. collateralizing reinsurance recoverables with respect to certain retrocessionaires.

Critical Accounting Policies

The accounting policies described below are those Trenwick Group Ltd. considers critical in preparing its consolidated financial statements. These policies include significant estimates made by management using information available at the time the estimates are made. However, as described below, these estimates could change materially if different information or assumptions were used. The descriptions below are summarized and have been simplified for clarity. A more detailed description of the significant accounting policies used by Trenwick Group Ltd. in preparing its financial statements is included in the Notes to the Consolidated Financial Statements and the note references are included below.

Unpaid Claims and Claims Expenses

Trenwick Group Ltd. establishes liabilities for claims and claims expenses that have been reported but not paid and claims and claims expenses that have been incurred but not reported under its insurance and reinsurance contracts. These liabilities are developed using actuarial principles and assumptions which consider a number of factors, including historical claims and claims expense patterns, which are described in the Notes to the Consolidated Financial Statements. An extensive degree of judgment is used in this estimation process. Because the future cannot be predicted with certainty, the actual future claims and claims expense payments are usually different from the previously recorded liability estimates. Sometimes the differences are significant. Any adjustments to Trenwick Group Ltd.'s liabilities for claims and claims expenses are included in Trenwick Group Ltd.'s results of operations in the period in which the need for the adjustment becomes known. Due to the considerable variability of the insurance and reinsurance business underwritten by Trenwick Group Ltd., adjustments to its liabilities for claims and claims expenses may occur each quarter and are sometimes significant.

In particular, Trenwick Group Ltd. cautions that the unpaid claims and claims expenses related to the September 11th terrorist attacks remain subject to future adjustment. Because of the scope and uniqueness of these events, standard loss modeling and assessment methodologies have limited relevance. As a result, the expected Trenwick Group Ltd. losses reflect the industry's and Trenwick Group Ltd.'s current estimates. As additional information regarding the claims and claims expenses related to the September 11th terrorist attacks becomes available, Trenwick Group Ltd. may be required to adjust its estimate in the future. If the unpaid claims and claims expenses develop to $140 million prior to March 11, 2003, Trenwick Group Ltd. will be entitled to exercise a catastrophe equity put and raise $55 million of equity, subject to regulatory approvals. Also see Note 4 and 6 of Notes to the Consolidated Financial Statements.

Reinsurance Recoverable Balances

Trenwick Group Ltd. purchases reinsurance to reduce its exposure on individual risks, catastrophic losses and other large losses. Trenwick Group Ltd. estimates the amount of uncollectable receivables from its reinsurers each period and establishes an allowance for uncollectable amounts. The amount of the allowance is based on the age of unpaid amounts, information about the creditworthiness of Trenwick Group Ltd.'s reinsurers, and other relevant information. Estimates of uncollectable reinsurance amounts are revised each period, and changes are recorded in the period they become known. A significant change in the level of uncollectable reinsurance amounts would have a significant effect on Trenwick Group Ltd.'s results of operations. Also see Note 4 of Notes to the Consolidated Financial Statements.

Investments

Investments are classified as available for sale and recorded at fair value, and unrealized investment gains and losses are reflected in shareholders' equity. Investment income is recorded when earned, and capital gains and losses are recognized when investments are sold. Investments are reviewed periodically to determine if they have suffered an impairment of value that is considered other than temporary. If investments are determined to be impaired, a capital loss is recognized at the date of determination.

Testing for impairment of investments also requires significant management judgment. The identification of potentially impaired investments, the determination of their fair value and the assessment of whether any decline in value is other than temporary are the key judgment elements. The discovery of new information and the passage of time can significantly change these judgments. Revisions of impairment judgments are made when new information becomes known, and any resulting impairment adjustments are made at that time. The current economic environment and recent volatility of securities markets increase the difficulty of determining fair value and assessing investment impairment. The same influences tend to increase the risk of potentially impaired assets.

Trenwick Group Ltd. seeks to match the maturities of invested assets with the payment of expected liabilities. By doing this, Trenwick Group Ltd. attempts to make cash available as payments become due. If a significant mismatch of the maturities of assets and liabilities were to occur and Trenwick Group Ltd. had to liquidate investments prior to their maturity, it may incur realized losses and, the effect on Trenwick Group Ltd.'s results of operations could be significant. Also see Note 5 of Notes to the Consolidated Financial Statements.

Deferred Income Taxes

Trenwick Group Ltd. recorded as an asset as of December 31, 2001 $139.9 million of net deferred income taxes. The net deferred income taxes represent the expected future tax benefit of losses previously incurred by Trenwick Group Ltd.'s United States and United Kingdom operations. Trenwick Group Ltd.'s Bermuda operations are not subject to income tax. The future tax benefit in the United States must be used on or before 2021. The future tax benefit in the United Kingdom is not limited by time. In order to maintain its net deferred income taxes as an asset, Trenwick Group Ltd. is required to determine that it is more likely than not that it will be able to realize the future tax benefit of its previously incurred losses in the United States and the United Kingdom. In making this determination, Trenwick Group Ltd. is required to make estimates as to its future income. If Trenwick Group Ltd.'s estimates of its future income in the United States and the United Kingdom were to be revised and it became more likely than not that Trenwick Group Ltd. would not be able to realize the future tax benefit of its previously incurred losses, the effect on Trenwick Group Ltd.'s results of operations could be significant. Also see Note 7 of Notes to the Consolidated Financial Statements.

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

Quantitative and Qualitative Disclosure About Market Risk
The following sections address the significant market risks associated with Trenwick Group Ltd.'s business activities as of December 31, 2001 and 2000. Trenwick Group Ltd.'s primary market risk exposures are:

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

As of December 31, 2001, Trenwick Group Ltd.'s exposure to high yield investments was minimal. While these investments are more susceptible to credit risk, their total market value represents less than 5% of total investments and cash, and therefore management believes that the exposure to credit risk is not material. Trenwick Group Ltd. has no derivatives and its investments do not contain terms that may result in potential losses due to leverage.

The borrowings of Trenwick Group Ltd. are summarized in note 6 to the financial statements, and "Financings, Financing Capacity and Capitalization" on page [16] of this management's discussion and analysis of financial condition and results of operations.

Foreign Currency Exchange Rate Risk
Foreign currency risk is the risk that Trenwick Group Ltd. will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from Trenwick Group Ltd.'s international operations, debt obligations and securities denominated in foreign currencies and foreign equity investments. Trenwick Group Ltd. generally conducts its international businesses through foreign operating entities which generally maintain assets and liabilities in local currencies, substantially limiting exchange rate risk to net assets denominated in the foreign currency. Trenwick Group Ltd.'s foreign currency denominated net assets are principally in British pound sterling. At December 31, 2001 and December 31, 2000, Trenwick Group Ltd.'s net liabilities of foreign subsidiaries was approximately $43.5 million and $(39.1) million, respectively. Debt obligations denominated in foreign currencies were $13.0 million at December 31, 2001. Foreign debt securities and foreign cash on deposit were $2.2 million and $14.2 million, respectively, at December 31, 2001.

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

Management estimates that a 10% immediate unfavorable change in each of the foreign currency exchange rates to which Trenwick Group Ltd. is exposed as of December 31, 2001 would have decreased the fair value of Trenwick Group Ltd.'s foreign denominated net assets by approximately $4.0 million, which was comprised primarily of exposure to the British pound sterling. At December 31, 2000, the same 10% shift in foreign currency exchange rates would have resulted in a potential loss in fair value of approximately $8.5 million.

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

A 100 basis point increase in market interest rates would have resulted in an estimated pre-tax loss in the fair value of these instruments of $60.2 million and $50.4 million at December 31, 2001 and December 31, 2000, respectively. Similarly, a 100 basis point decrease in market interest rates would have resulted in an estimated pre-tax gain in the fair value of these instruments of $56.0 million and $48.4 million at December 31, 2001 and December 31, 2000, respectively.

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

Of Trenwick Group Ltd.'s $24.2 million equity portfolio at December 31, 2001, $9.5 million of common equity investments were not subject to equity risk. Trenwick Group Ltd.'s potential exposure on equity securities is estimated in terms of an immediate 10% drop in equity prices across all equity securities holdings from those prevailing at December 31, 2001 which would have resulted in a $1.5 million loss. An immediate 10% drop in equity prices across all equity securities holdings from those prevailing at December 31, 2000 would have resulted in a $9.5 million loss.

The fair value estimates shown are based on the composition of the equity security portfolio at year-end and these exposures will change as a result of ongoing portfolio activities in response to management's assessment of changing market conditions and available investment opportunities.

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

Effects of Inflation

The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The effects of inflation are considered in pricing and in estimating reserves for unpaid claims and claim expenses. The actual effects of inflation on Trenwick Group Ltd.'s results cannot be accurately known until claims are ultimately settled.

Accounting Standards

In July 2001, the Financial Accounting Standards Board issued a statement covering goodwill and other intangible assets, which is required to be adopted at the beginning of 2002. The statement requires that the goodwill be tested for impairment under either market value or cash flow tests and any impairment be recorded as of January 1, 2002 as the cumulative effect of an accounting change. The impairment tests must be completed by the reporting of quarterly results of operations as of June 30, 2002. The new statement also requires that negative goodwill balances not be tested, but be credited to operations as of January 1, 2002 as the cumulative effect of an accounting change. We will conduct impairment tests on the remaining goodwill and implement the statement during the first or second quarter of 2002.

Effective January 1, 2001, Trenwick Group Ltd. implemented a new accounting standard for accounting for derivative instruments and hedging activities. The standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of the standard had no significant effect on Trenwick Group Ltd.'s consolidated financial statements.

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

     -    Changes in reinsurance purchasing and distribution patterns;

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

     - Changes in Trenwick Group Ltd.'s property/casualty retrocessional arrangements;

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

     - Changes in the composition of Trenwick Group Ltd.'s investment portfolio;

     -    Credit losses on Trenwick Group Ltd.'s investment portfolio;

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

     - A contention by the United States Internal Revenue Service that LaSalle Re Limited is subject to United States taxation;

     -    The impact of mergers and acquisitions;

     -    Gains or losses related to changes in foreign currency exchange rates;

     -    Changes in Trenwick Group Ltd.'s capital needs;

     - The ability of Trenwick Group Ltd. to obtain the necessary letters of credit or collateral to support its Lloyd's underwriting operation;

     - The ability of Trenwick Group Ltd. to refinance or repay its outstanding indebtedness; and

     - Changes in the financial strength ratings assigned to Trenwick Group Ltd. and its operating subsidiaries or Lloyd's.

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

                        Report of Independent Accountants


To the Board of Directors and
Shareholders of Trenwick Group Ltd.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Trenwick Group Ltd. and its subsidiaries at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The financial statements of Trenwick Group Ltd. as of December 31, 1999 and for the period from October 31, 1999 to December 31, 1999, and for the year ended September 30, 1999 were audited by other independent accountants whose report dated November 10, 2000 expressed an unqualified opinion on those statements.

PricewaterhouseCoopers LLP
New York, New York
February 27, 2002

                               Trenwick Group Ltd.
                           Consolidated Balance Sheet
            (Amounts expressed in thousands of United States dollars,
                        except share and per share data)
                           December 31, 2001 and 2000


                                                                                                    2001                     2000
                                                                                               -----------              -----------
Assets:
Debt securities available for sale, at fair value                                              $ 1,960,600              $ 1,813,678
Equity securities, at fair value                                                                    24,164                  115,901
Cash and cash equivalents                                                                          331,350                  311,001
Accrued investment income                                                                           38,278                   38,171
Premiums receivable                                                                                535,281                  478,729
Reinsurance recoverable balances, net                                                            1,411,469                  932,051
Prepaid reinsurance premiums                                                                       197,169                  147,399
Deferred policy acquisition costs                                                                  115,870                  100,423
Net deferred income taxes                                                                          139,926                  104,889
Goodwill                                                                                            41,653                   20,939
Other assets                                                                                       132,795                  166,315
                                                                                               -----------              -----------
Total assets                                                                                   $ 4,928,555              $ 4,229,496
                                                                                               ===========              ===========

Liabilities:
Unpaid claims and claims expenses                                                              $ 3,032,748              $ 2,408,926
Unearned premium income                                                                            612,290                  496,338
Reinsurance balances payable                                                                       225,255                  137,120
Indebtedness                                                                                       291,263                  286,805
Other liabilities                                                                                  125,554                   96,350
                                                                                               -----------              -----------
Total liabilities                                                                                4,287,110                3,425,539
                                                                                               -----------              -----------
Minority interest:
Mandatorily redeemable preferred capital securities of subsidiary
 trust holding solely junior subordinated debentures of U.S. subsidiary                             68,119                   76,770
Minority interest in preferred shares of Bermuda subsidiary                                         75,000                   75,000
                                                                                               -----------              -----------
Total minority interest                                                                            143,119                  151,770
                                                                                               -----------              -----------
Common shareholders' equity:
Common shares, $0.10 par value, 36,845,141
 and 36,665,103 shares issued and outstanding                                                        3,685                    3,667
Additional paid in capital                                                                         578,018                  575,401
Deferred compensation under share award plans                                                       (4,766)                  (2,660)
Retained earnings (accumulated deficit)                                                           (101,830)                  58,485
Accumulated other comprehensive income                                                              23,219                   17,294
                                                                                               -----------              -----------
Total common shareholders' equity                                                                  498,326                  652,187
                                                                                               -----------              -----------
Total liabilities, minority interest and shareholders' equity                                  $ 4,928,555              $ 4,229,496
                                                                                               ===========              ===========

      The accompanying notes are an integral part of these statements.

                               Trenwick Group Ltd.
          Consolidated Statement of Operations and Comprehensive Income
            (Amounts expressed in thousands of United States dollars,
                             except per share data)
                     Years Ended December 31, 2001 and 2000,
  Three Month Period Ended December 31, 1999 and Year Ended September 30, 1999

                                                                  2001                2000               1999                1999
                                                                  Year                Year              Period               Year
                                                             -----------           ---------           --------           ---------
Revenues:
 Net premiums earned                                         $   889,506           $ 302,749           $ 30,391           $ 126,615
 Net investment income                                           129,114              58,715              8,588              33,847
 Net realized investment gains (losses)                            8,796              (1,386)                --                 615
 Other income                                                      3,389               1,477                 --                  --
                                                             -----------           ---------           --------           ---------
     Total revenues                                            1,030,805             361,555             38,979             161,077
                                                             -----------           ---------           --------           ---------
Expenses:
 Claims and claims expenses incurred                             827,405             227,707             46,642             131,147
 Policy acquisition costs                                        273,066              78,603              5,878              19,844
 Underwriting expenses                                            79,016              31,891              4,533              13,733
 General and administrative expenses                              20,855               6,090              1,383                 788
 Goodwill amortization                                             1,071                 259                 --                  --
 Interest expense and subsidiary
  preferred share dividends                                       39,142              11,775                346               1,714
 Foreign currency losses (gains)                                   2,452               1,015                 28                (470)
                                                             -----------           ---------           --------           ---------
     Total expenses                                            1,243,007             357,340             58,810             166,756
                                                             -----------           ---------           --------           ---------
 Income (loss) before income taxes
  and other minority interest                                   (212,202)              4,215            (19,831)             (5,679)
 Other minority interest in
  subsidiary net income (loss)                                        --                 839             (4,990)             (2,845)
                                                             -----------           ---------           --------           ---------
 Income (loss) before income taxes                              (212,202)              3,376            (14,841)             (2,834)
 Applicable income taxes (benefit)                               (57,805)             (6,075)                --                  --
                                                             -----------           ---------           --------           ---------
 Net income (loss)                                              (154,397)              9,451            (14,841)             (2,834)
 Preferred share dividends
  prior to business combination                                       --               4,923              1,641               6,563
                                                             -----------           ---------           --------           ---------
 Net income (loss) available to
  common shareholders                                        $  (154,397)          $   4,528           $(16,482)          $  (9,397)
                                                             ===========           =========           ========           =========
Earnings per COMMON share:
 Basic and diluted earnings (loss) per share                 $     (4.19)          $    0.21           $  (1.06)          $   (0.60)
                                                             ===========           =========           ========           =========
Comprehensive income (loss):
Net income (loss)                                            $  (154,397)          $   9,451           $(14,841)          $  (2,834)
                                                             -----------           ---------           --------           ---------
Other comprehensive income (loss):
    Net unrealized investment gains (losses)                      10,299              26,956             (3,429)            (17,886)
    Foreign currency translation adjustments                      (4,374)             (1,253)                --                  --
                                                             -----------           ---------           --------           ---------
        Total other comprehensive income (loss)                    5,925              25,703             (3,429)            (17,886)
                                                             -----------           ---------           --------           ---------
Comprehensive income (loss)                                  $  (148,472)          $  35,154           $(18,270)          $ (20,720)
                                                             ===========           =========           ========           =========

        The accompanying notes are an integral part of these statements.

                               Trenwick Group Ltd.
                      Consolidated Statement of Cash Flows
            (Amounts expressed in thousands of United States dollars)
                     Years Ended December 31, 2001 and 2000,
  Three Month Period Ended December 31, 1999 and Year Ended September 30, 1999

                                                                 2001               2000              1999               1999
                                                                 Year               Year             Period              Year
                                                            -----------          ---------          --------          ---------
Operating activities:
 Premiums collected, net of acquisition costs               $ 1,037,848          $ 294,874          $ 22,609          $ 114,315
 Ceded premiums paid, net of acquisition costs                 (311,272)          (101,519)           (7,050)           (21,326)
 Claims and claims expenses paid                               (865,288)          (266,991)          (12,048)           (93,622)
 Claims and claims expenses recovered                           182,453             66,270               531              1,985
 Underwriting expenses paid                                     (91,304)           (50,837)              500            (13,736)
                                                            -----------          ---------          --------          ---------
Cash from (for) underwriting activities                         (47,563)           (58,203)            4,542            (12,384)
Net investment income received                                  147,822             57,176             5,756             34,828
Other income received, net of expenses                            1,891             (2,671)               --                 --
General and administrative expenses paid                        (22,707)            (3,002)           (1,383)              (788)
Interest expense and subsidiary
  preferred share dividends paid                                (33,565)           (10,280)             (346)            (1,714)
Income taxes recovered                                           17,349                278                --                 --
                                                            -----------          ---------          --------          ---------
Cash from (for) operating activities                             63,227            (16,702)            8,569             19,942
                                                            -----------          ---------          --------          ---------
Investing activities:
 Debt securities sales                                        1,062,125            393,235            49,980            305,671
 Debt securities maturities                                     284,017             92,596            10,000             24,710
 Equity securities sales                                         99,359             29,337                --                 --
 Debt securities purchases                                   (1,469,136)          (370,680)          (62,430)          (299,882)
 Equity securities purchases                                     (2,597)           (29,270)               --                 --
 Cash acquired in business combination                               --            188,917                --                 --
 Cash effect of exchange rate translation                        (4,372)             2,239                --                 --
 Other investing activities                                      (8,475)              (867)               --                 --
                                                            -----------          ---------          --------          ---------
Cash from (for) investing activities                            (39,079)           305,507            (2,450)            30,499
                                                            -----------          ---------          --------          ---------
Financing activities:
 Indebtedness proceeds                                           14,000             24,000                --                 --
 Indebtedness issuance costs paid                                (1,474)            (1,834)               --                 --
 Indebtedness repayment                                            (647)                --                --                 --
 Capital securities purchases                                    (8,462)            (9,902)               --                 --
 Common share sales proceeds                                        418                460                74                412
 Share and option repurchases                                      (397)            (3,176)               --             (1,346)
 Equity put option premium payments                              (1,319)              (825)             (611)            (1,850)
 Preferred share dividends paid
   prior to business combination                                     --             (4,923)           (1,641)            (6,563)
 Common share dividends paid                                     (5,918)            (1,468)               --            (37,533)
                                                            -----------          ---------          --------          ---------
Cash from (for) financing activities                             (3,799)             2,332            (2,178)           (46,880)
                                                            -----------          ---------          --------          ---------
Change in cash and cash equivalents                              20,349            291,137             3,941              3,561
Cash and cash equivalents, beginning of period                  311,001             19,864            15,923             12,362
                                                            -----------          ---------          --------          ---------
Cash and cash equivalents, end of period                    $   331,350          $ 311,001          $ 19,864          $  15,923
                                                            ===========          =========          ========          =========


The accompanying notes are an integral part of these statements.

                               Trenwick Group Ltd.
            Consolidated Statement of Changes in Shareholders' Equity
   (Amounts expressed in thousands of United States dollars except share data)
                     Years Ended December 31, 2001 and 2000,
  Three Month Period Ended December 31, 1999 and Year Ended September 30, 1999


                                                                  2001              2000               1999               1999
                                                                  Year              Year              Period              Year
                                                              ---------          ---------          ---------          ---------
Shareholders' equity, beginning
 of period                                                    $ 652,187          $ 361,960          $ 382,197          $ 430,053
Preferred and common shares and
 and additional paid in capital:
  Common shares issued in business combination                       --            343,005                 --                 --
  Preferred shares reclassified to minority
   interest in business combination                                  --            (75,000)                --                 --
  Common shares sold under employee
   stock purchase plan                                              174                247                 37                300
  Common shares issued on exercise of
   options and warrants                                             243                143                 --                660
  Common shares issued under director
   and employee compensation plan                                    29                  7                 --                 81
  Restricted common shares awarded                                4,119                 --                 --              1,092
  Common shares repurchased                                        (397)                --                 --             (1,097)
  Restricted common shares canceled                                (619)               (64)                --                 --
  Compensation recognized under employee plans                      405                247                 22                  4
  Equity put option cost recognized,
   net of applicable minority interest                           (1,319)              (742)              (469)            (1,420)
  Minority interest change                                           --               (684)                10             (1,068)
Deferred compensation under share award plan
Compensation deferred, net of
 applicable minority interest                                    (4,119)            (2,803)                --             (1,092)
Compensation expense recognized,
 net of applicable minority interest                              1,394                597                 69                576
Restricted common shares canceled                                   619                 64                 --                 --
Minority interest change                                             --                  2                 --                 --
Minority interest acquired in business combination                   --                (73)                --                 --
Retained earnings (accumulated deficit):
 Net income (loss)                                             (154,397)             9,451            (14,841)            (2,834)
 Preferred share dividends declared
  prior to business combination                                      --             (4,923)            (1,641)            (6,563)
 Common share dividends declared                                 (5,918)            (1,468)                --            (17,543)
 Shares repurchased on exercise of share options                     --             (2,439)                --               (712)
 Minority interest change                                            --               (176)                 5               (289)
Accumulated other comprehensive income:
 Other comprehensive income (loss)                                5,925             25,703             (3,429)           (17,886)
 Minority interest change                                            --                 24                 --                (65)
 Minority interest acquired in business combination                  --               (891)                --                 --
                                                              ---------          ---------          ---------          ---------
Common shareholders' equity, end of period                    $ 498,326          $ 652,187          $ 361,960          $ 382,197
                                                              =========          =========          =========          =========

The accompanying notes are an integral part of these statements.

                               TRENWICK GROUP LTD.
                   Notes to Consolidated Financial Statements
            (Amounts expressed in thousands of United States dollars
                        except share and per share data)
                     Years Ended December 31, 2001 and 2000,
  Three Month Period Ended December 31, 1999 and Year Ended September 30, 1999

Note 1              Organization
Organization        Trenwick Group Ltd. was formed as a holding company in
and Basis of        Bermuda to acquire two publicly held companies and the
Presentation        minority interest in a subsidiary of one of those companies.
                    That transaction, in which Trenwick Group Ltd. issued common shares to acquire LaSalle Re Holdings Limited, Trenwick
                    Group Inc. and the minority interest in LaSalle Re Limited, was completed on September 27, 2000. Trenwick Group Inc. had earlier acquired another publicly held company, Chartwell Re
                    Corporation, on October 27, 1999. More details of these transactions are disclosed in Note 2.

                    Trenwick Group Ltd.'s principal subsidiaries underwrite specialty insurance and reinsurance through five business platforms: LaSalle Re Limited, Trenwick America Reinsurance Corporation, Trenwick International Limited, Chartwell Managing Agents Limited and Canterbury Financial Group Inc. More details on business segments and geographic information are disclosed in Note 3.

                    Basis of Presentation

                    We include the accounts of Trenwick Group Ltd. and its subsidiaries in these financial statements after elimination of significant intercompany accounts and transactions. Subsidiaries' accounts include the percentage of the assets, liabilities, revenues and expenses of those Lloyd's syndicates managed for our own account. We have reclassified certain items in prior financial statements to conform to current presentation.

                    We prepared these financial statements in conformity with accounting principles that are generally accepted in the United States of America, sometimes referred to as U.S. GAAP. In preparing these financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Actual amounts will differ from these estimates.

                    We translate the assets and liabilities of operations whose functional currency is other than the U.S. dollar at the rates of exchange at the balance sheet dates. We translate revenues and expenses of these operations at the average exchange rates during each period. We record the effects of these translation adjustments, net of applicable income taxes, as a cumulative translation adjustment within other comprehensive income; we include transaction gains and losses on currencies other than the U.S. dollar in operations.

                    We accounted for the business combination between LaSalle Re Holdings Limited and Trenwick Group Inc. as a purchase by LaSalle Re Holdings Limited of Trenwick Group Inc. and of the minority interest in LaSalle Re Limited. Accordingly, in these financial statements:

                    o We have included the assets and liabilities and the revenues and expenses of LaSalle Re Holdings Limited for all periods presented;

                    o We have eliminated the minority interest in common shares and minority interest in net income of LaSalle Re Limited as of September 30, 2000 and from October 1, 2000, respectively;

                    o We have included the assets and liabilities and the revenues and expenses of Trenwick Group Inc. as of September 30, 2000 and from October 1, 2000, respectively.

                    On September 18, 2000, LaSalle Re Holdings Limited changed its fiscal year end from September 30 to December 31, effective for the calendar year beginning January 1, 2000. A three month transition period from October 1, 1999 through December 31, 1999 which preceded the start of the new fiscal year is presented separately in these financial statements.

                    Other significant accounting policies are presented in italics within the appropriate footnotes.

Note 2              Trenwick/LaSalle Business Combination
Business            On December 19, 1999, LaSalle Re Holdings Limited, LaSalle
Combinations        Re Limited and Trenwick Group Inc. signed a definitive
                    agreement to combine under a new holding company, Trenwick
                    Group Ltd. On September 27, 2000, following shareholder and regulatory approval, the newly formed Trenwick Group Ltd.
                    issued 36,668,599 of its common shares on a one-for-one, tax-free basis to the former shareholders of LaSalle Re
                    Holdings Limited (15,634,394 shares, including 26,656 restricted shares issued under share award plans), the minority shareholders of LaSalle Re Limited, then a 77.5% owned subsidiary of LaSalle Re Holdings (4,797,649 shares), and the former shareholders of Trenwick Group Inc.
                    (16,236,551 shares, including 224,331 restricted shares issued under share award plans).

                    We accounted for the Trenwick/LaSalle business combination as a purchase by LaSalle Re Holdings Limited of the minority interest in LaSalle Re Limited and of Trenwick Group Inc. Under the purchase basis of accounting, we allocated the purchase price ($346,178) to the identifiable assets acquired and liabilities assumed, based on their estimated fair values at the date of acquisition and recorded the unallocated excess ($21,198 as of year end 2001) as goodwill. During the 2001 year, we refined our estimates used in the calculation of the fair value of the net assets acquired in this business combination, principally for the deferred income tax asset, and recorded an additional $21,663 of goodwill. Pending changes in accounting for goodwill and its amortization are described in Note 12.

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

Note 3              Segment Information
Segment             Trenwick Group Ltd. conducts its specialty insurance and
And Geographic      reinsurance business in the following five business
Information         segments:

                    o Worldwide property catastrophe reinsurance, principally through its Bermuda subsidiary, LaSalle Re Limited;

                    o United States treaty reinsurance, principally through its U.S. subsidiary, Trenwick America Reinsurance Corporation;

                    o International specialty insurance and reinsurance, principally through its U.K. subsidiary, Trenwick International Limited;

                    o Lloyd's insurance and reinsurance, principally through its U.K. subsidiary, Chartwell Managing Agents Limited; and

                    o United States specialty program insurance, principally through its U.S. subsidiary, Canterbury Financial Group, Inc., and its operating subsidiaries, including the Insurance Corporation of New York.

                    Lloyd's syndicates and Excess and Casualty Reinsurance Association Pool ("ECRA Pool") runoff, which includes insurance and reinsurance that was either sold or non-renewed are excluded from the aforementioned segments.

                    The following tables present business segment financial information for Trenwick Group Ltd. at year end 2001 and 2000 and for the other periods presented:

                                                                                         2001             2000
                                                                                     -------------     ------------
                    Total assets:
                      Worldwide property catastrophe reinsurance                         $667,442         $557,401
                      U.S. treaty reinsurance                                           1,611,359        1,769,122
                      International specialty insurance and reinsurance                   553,801          473,612
                      Lloyd's syndicates continuing                                     1,393,057          808,483
                      Lloyd's syndicates and ECRA Pool runoff                              99,021          157,627
                      U.S. specialty program insurance                                    554,874          372,933
                      Unallocated                                                          49,001           90,318
                                                                                     -------------     ------------
                      Total assets                                                     $4,928,555       $4,229,496
                                                                                     =============     ============

                                                                     2001        2000       1999        1999
                                                                     Year        Year      Period       Year
                                                                -----------   ---------   --------   ---------
                    Total revenues:
                     Worldwide property
                       catastrophe reinsurance                  $   121,479   $ 119,638   $ 35,855   $ 147,808
                     U.S. treaty reinsurance                        335,867     100,276         --          --
                     International specialty
                       insurance and reinsurance                    193,532      41,168         --          --
                     Lloyd's syndicates continuing                  268,947      71,268        604       4,142
                     Lloyd's syndicates and
                       ECRA Pool runoff                               9,482      14,239      2,520       9,127
                     U.S. specialty program insurance                97,178      14,696         --          --
                     Unallocated                                      4,320         270         --          --
                                                                -----------   ---------   --------   ---------
                     Total revenues                             $ 1,030,805   $ 361,555   $ 38,979   $ 161,077
                                                                ===========   =========   ========   =========

                    Net income (loss):
                       Worldwide property
                         catastrophe reinsurance                $   (13,644)  $  32,678   $(13,893)  $  (1,043)
                       U.S. treaty reinsurance                        4,863      (2,850)        --          --
                       International specialty
                         insurance and reinsurance                  (38,646)     (6,365)        --          --
                       Lloyd's syndicates continuing                (55,650)     (3,467)      (575)       (412)
                       Lloyd's syndicates and
                         ECRA Pool runoff                           (17,256)     (5,396)      (373)     (1,379)
                       U.S. specialty program insurance                  44        (135)        --          --
                       Unallocated interest expense and
                         subsidiary  preferred share dividends      (27,944)     (6,404)        --          --
                       Other unallocated                             (6,164)      1,390         --          --
                                                                -----------   ---------   --------   ---------
                       Net income (loss)                        $  (154,397)  $   9,451   $(14,841)  $  (2,834)
                                                                ===========   =========   ========   =========


                    Revenues from transactions between operating segments have been eliminated in consolidation. Unallocated net income
                    (loss) consists mainly of interest expense, net of income taxes.

                    Geographic Information
                    The following table presents Trenwick Group Ltd.'s gross premiums written allocated to the geographic region in which the risks originate:

                                                                        2001        2000      1999       1999
                                                                        Year        Year     Period      Year
                                                                     ----------   --------   -------   --------
                    Gross premiums written:
                     United States                                   $  797,262   $205,819   $   719   $ 60,074
                     United Kingdom                                     317,895    115,273     3,337     32,161
                     Europe, excluding United Kingdom                   133,762     20,429        --      9,555
                     Australia, New Zealand and Far East                 31,578     13,934       647      7,383
                     Worldwide                                          171,758     73,189     5,604     29,837
                                                                     ----------   --------   -------   --------
                     Gross premiums written                          $1,452,255   $428,644   $10,307   $139,010
                                                                     ==========   ========   =======   ========


Note 4              Premiums
Underwriting        We accrue insurance and reinsurance premiums on contracts on
Activities          an estimated basis throughout the term of such contracts.
                    For retrospectively rated and other experience rated reinsurance contracts, we estimate and accrue premiums based on the difference between total costs before and after the experience under the contract (the with-and-without method).
                    We make premium estimates based on statistical and other data and record subsequent adjustments in the period in which they become known. We account for short-duration contracts as reinsurance when they provide indemnification against loss or liability relating to insurance risk and as deposits when they do not.

                    We earn insurance and reinsurance premiums (net of reinsurance ceded) on a pro-rata basis over the related contract period. We record unearned premium income for the portion of premiums applicable to the unexpired portion of premium coverage with renewal dates later than year-end. We compute premium income for direct business and excess of loss reinsurance using pro-rata methods; for proportional business, we compute premium income based on reports received from ceding companies. We record reinsurance premiums as prepaid expenses and amortize them over the contract period in proportion to the amount of reinsurance protection provided. Where the contract provides for return premiums, we make accruals based on loss experience through the date of the balance sheet.

                    The components of premiums written and earned follow:

                                                                2001          2000         1999          1999
                                                                Year          Year        Period         Year
                                                           -----------     ---------     --------     ---------
                    Assumed premiums written               $   579,000     $ 249,910     $ 10,307     $ 139,010
                    Direct premiums written                    873,255       178,734           --            --
                                                           -----------     ---------     --------     ---------
                    Gross premiums written                   1,452,255       428,644       10,307       139,010
                    Ceded premiums written                    (481,937)     (126,012)        (897)      (28,191)
                                                           -----------     ---------     --------     ---------
                    Net premiums written                   $   970,318     $ 302,632     $  9,410     $ 110,819
                                                           ===========     =========     ========     =========

                    Assumed premiums earned                $   490,126     $ 301,640     $ 37,460     $ 145,080
                    Direct premiums earned                     831,869       116,998           --            --
                                                           -----------     ---------     --------     ---------
                    Gross premiums earned                    1,321,995       418,638       37,460       145,080
                    Ceded premiums earned                     (432,489)     (115,889)      (7,069)      (18,465)
                                                           -----------     ---------     --------     ---------
                    Net premiums earned                    $   889,506     $ 302,749     $ 30,391     $ 126,615
                                                           ===========     =========     ========     =========

                    Policy Acquisition Costs

                    Policy acquisition costs primarily consist of commissions and brokerage expenses that vary with and are primarily related to the acquisition of business. We defer and amortize policy acquisition costs over the period in which the related premiums are earned. We periodically review deferred policy acquisition costs to determine that they do not exceed recoverable amounts after allowing for anticipated investment income.

                    The components of policy acquisition costs follow:

                                                                         2001         2000       1999      1999
                                                                         Year         Year      Period     Year
                                                                      ---------    ---------    ------   -------
                    Gross policy acquisition costs deferred           $ 358,564    $ 209,764    $9,319   $21,377
                    Ceded policy acquisition costs deferred             (70,051)     (39,208)       --        --
                                                                      ---------    ---------    ------   -------
                    Net policy acquisition costs deferred             $ 288,513    $ 170,556    $9,319   $21,377
                                                                      =========    =========    ======   =======
                    Policy acquisition costs expensed                 $ 273,066    $  78,603    $5,878   $19,844
                                                                      =========    =========    ======   =======

                    Trenwick Group Ltd. earned commissions on cessions to retrocessionaires of $180,308 and $13,959 for the 2001 and 2000 years, respectively. Prior to the Trenwick/LaSalle business combination, earned commissions on cessions to retrocessionaires were not material.

                    Claims and Claims Expenses

                    We record claims and claims expenses as incurred, at management's best estimate, in order to match claims and claims expense costs with premiums over the contract periods. The amount provided for unpaid claims and claims expenses consists of any unpaid reported claims and claims expenses and estimates for incurred but not reported claims and claims expenses, net of salvage and subrogation. We developed the estimates for claims and claims expenses incurred but not reported based on historical claims and claims expense experience and an actuarial evaluation of expected claims and claims expense experience. We discount workers' compensation indemnity liabilities that are considered fixed and determinable using an interest rate of 3.5%. Insurance liabilities are based on estimates, and the ultimate liability will vary from our estimates. Adjustments to these estimates are reflected in income when known.

                    The components of net claims and claims expenses incurred are as follows:

                                                            2001            2000          1999           1999
                                                            Year            Year         Period          Year
                                                        -----------      ---------      --------      ---------
                    Gross claims and claims             $ 1,554,813      $ 325,761      $ 55,849      $ 142,232
                      expenses incurred
                    Ceded claims and claims
                      expenses incurred                    (727,408)       (98,054)       (9,207)       (11,085)
                                                        -----------      ---------      --------      ---------
                    Net claims and claims
                      expenses incurred                 $   827,405      $ 227,707      $ 46,642      $ 131,147
                                                        ===========      =========      ========      =========


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

                                                                        2001         2000        1999       1999
                                                                        Year         Year       Period      Year
                                                                    -----------  -----------  ---------  ---------
                    Net unpaid claims and claims expenses,
                      beginning of period                           $ 1,375,156  $   172,576  $ 137,452  $  97,942
                                                                    -----------  -----------  ---------  ---------
                    Net unpaid claims and claims expenses
                      of Trenwick Group Inc. at date of acquisition          --    1,220,989         --         --
                                                                    -----------  -----------  ---------  ---------
                    Provision, net of reinsurance recoverable:
                       Claims incurred in the current period            716,525      215,555     50,244     82,537
                       Claims incurred prior to the current
                        period                                          120,773       17,523     (3,602)    48,610
                                                                    -----------  -----------  ---------  ---------
                       Total provision                                  837,298      233,078     46,642    131,147
                                                                    -----------  -----------  ---------  ---------
                    Payments, net of reinsurance:
                      Claims incurred in the current period            (142,475)     (54,826)      (899)   (12,821)
                      Claims incurred prior to the current period      (439,799)    (204,484)   (10,619)   (78,816)
                                                                    -----------  -----------  ---------  ---------
                       Total payments                                  (582,274)    (259,310)   (11,518)   (91,637)
                                                                    -----------  -----------  ---------  ---------
                    Foreign currency translation adjustment to net
                      unpaid claims and claims expenses                  (8,210)       7,823         --         --
                                                                    -----------  -----------  ---------  ---------
                    End of period:
                      Net unpaid claims and claims expenses           1,621,970    1,375,156    172,576    137,452
                      Reinsurance recoverable on unpaid claims and
                        claims expenses                               1,390,955      999,968     17,776      9,100
                                                                    -----------  -----------  ---------  ---------
                      Gross unpaid claims and claims expenses       $ 3,012,925  $ 2,375,124  $ 190,352  $ 146,552
                                                                    ===========  ===========  =========  =========

                    Unpaid claims and claims expense at year end 2001 and 2000 of $3,032,748 and $2,408,926, respectively, include amounts approved for payment but unpaid at year end 2001 and 2000 ($19,823 and $33,802, respectively). These amounts are reflected in the above table as payments within the period when approved. Reinsurance recoverables on unpaid claims and claims expenses at year end 2001 and 2000 of $1,411,469 and $932,051, respectively, include amounts recoverable from ceding companies which have been approved for payment but not received at year end 2001 and 2000 ($156,373 and $71,083, respectively). These amounts are reflected in the above table as receipts within the period when approved. In addition, the 2001 and 2000 provisions for claims and claims expenses incurred of $827,405 and $227,707, respectively, include benefits related to reductions in the liability under the contingent interest notes ($9,893 and $5,371, respectively). These amounts are not reflected in the above table. Workers' compensation claims subject to discounting were $3,998 and $3,883, respectively, at year end 2001 and 2000.

                    Claims in the current period in 2001 include an estimated loss from the September 11th terrorist attacks of $366,300 before reinsurance recoverable of approximately $268,100. The principal osses related to aviation risks underwritten by Trenwick Group Ltd.'s operations at Lloyd's and property and related risks including business interruption, underwritten by LaSalle Re Limited. Of the $268,100 of reinsurance recoverables, 93% are from reinsurers rated A or better by Standard & Poor's or, alternatively, A.M. Best Company. Trenwick Group Ltd.'s estimate of its losses from aviation risks from this event is based on two maximum losses and two partial losses. Estimates of its property and related losses is based on two maximum losses and two partial losses. Estimates of its property and related losses is based on an assessment of individual policies which it has determined has exposure to the World Trade Center loss. This assessment included market share analysis, probable maximum loss analysis, independent risk modeling analysis and cedant loss estimates.

                    Claims in the current period in 2001 also included other catastrophe losses totaling $24,000. The largest of these losses was tropical storm Allison and storms affecting the Midwest United States amounting to $10,500 and the November 12, 2001 American Airlines crash in Queens, New York of $7,800.

                    In the 2001 and 2000 years, Trenwick Group Ltd. recorded a net increase of $110,880 and $12,152, respectively, in estimates for claims occurring in prior accident years. In the 1999 period and the 1999 year, LaSalle Re Holdings Limited recorded a net decrease of $3,602, and a net increase of $48,610, respectively, in estimates for claims occurring in prior accident years. The increase in 2001 is principally due to reserve strengthening recorded on business acquired in the Trenwick/LaSalle business combination. This reserve strengthening includes $15,654 related to the treaty reinsurance segment's liability business, which was underwritten prior to 2001 and $11,530 related to prior participation in the ECRA Pool. In addition, $13,940 of the loss reserve strengthening related to the specialty program insurance segment. Also included in the reserve strengthening was $20,463 relating principally to the Lloyd's segment directors and officers liability business. Lastly, the reserve strengthening included $48,293 stemming from deterioration in discontinued businesses and reviews of the property insurance and small premium liability business lines at the international specialty insurance and reinsurance segment. The increase in 2000 is principally due to unfavorable development of prior year estimates for LaSalle Re Holdings Limited and Trenwick America Reinsurance Corporation offset in part by favorable development of prior year reserves at the Lloyd's syndicates managed by Chartwell Managing Agents Limited. The increase in 2000 reflects a deterioration in market conditions since 1997.

                    Inflation

                    Inflation raises the cost of economic losses and non-economic damages covered by insurance contracts and therefore is a factor in determining effective rates of reinsurance. The methods used to estimate individual case reserves and reserves for claims incurred but not yet reported implicitly incorporate the effects of inflation in the projection of ultimate losses. Due to the inherent uncertainties of estimating unpaid claims and claims expenses, actual claims and claims expenses may deviate, perhaps substantially, from estimates reflected in these financial statements. Management believes that its claim estimation methods are reasonable and prudent and that its unpaid claims and claims expenses at year end 2001 are adequate.

                    Latent Injury And Toxic Tort Claims

                    The balance of unpaid claims and claims expenses also includes provisions for latent injury or toxic tort claims that cannot be estimated with traditional techniques. Due to inconsistent court decisions in federal and state jurisdictions and the wide variation among insureds with respect to underlying facts and coverage, uncertainty exists with respect to these claims as to liabilities of ceding companies and, consequently, reinsurance coverage. With the exception of an insurer acquired in the Trenwick/Chartwell merger, Trenwick Group Ltd.'s exposure to such latent losses is not expected to be significant due to its relatively recent entry into the reinsurance business, its low historical levels of premium volume prior to the application of exclusions for asbestos and environmental liabilities and its retrocessional programs. To the extent that there is adverse development in that insurer's loss reserves, including its reserves for latent losses, Trenwick Group Ltd.'s obligation under the contingent interest notes, included in indebtedness, is reduced. More details on that indebtedness are included in Note 6.

                    The estimate of net unpaid claims and claims expenses for asbestos and environmental claims at year end 2001 and 2000 was $91,050 and $70,547, respectively, comprising gross unpaid claims and claims expenses of $118,688 and $99,474, net of reinsurance recoverable on unpaid claims and claims expenses of $27,638 and $28,927. The above figures include liabilities emanating from Trenwick Group Ltd.'s participation in the ECRA Pool.

                    Reinsurance

                    We enter into reinsurance and retrocessional agreements to reduce our exposure on individual risks, catastrophic losses and other large losses in all lines of business. We classify reinsurance contracts which do not meet insurance accounting risk transfer requirements as deposits. We treat these deposits as financing transactions and credit or charge interest income or interest expense to them according to contract terms.

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

                    From 1989 to 1999, Trenwick America Reinsurance Corporation purchased aggregate excess of loss ratio treaties from several reinsurers. These facilities provided Trenwick America Reinsurance Corporation with a layer of protection against adverse results from its domestic casualty business in excess of specified loss ratios. Trenwick America Reinsurance Corporation did not purchase an aggregate excess of loss ratio treaty after 1999. Interest expense on funds held under these facilities is recorded as an investment expense, and is included in the funds held offset at year end 2001 and 2000.

                    At the time of the closing of the Trenwick/Chartwell merger (October 27, 1999), Chartwell Re Corporation purchased a reinsurance policy providing for up to $100,000 in coverage in order to indemnify Trenwick Group Inc. against unanticipated increases in Chartwell Re Corporation's reserves for business written on or before the date the merger was completed. Amounts recoverable under the agreement are presented gross in the balance sheet at year end 2001 and 2000 as reinsurance recoverable on unpaid claims and claims expenses ($91,970) and miscellaneous accounts receivable, included in other assets ($8,030). The related benefit for losses ceded to the agreement was reflected as a reduction to claims and claims expenses incurred and the benefit related to other underwriting balances was reflected as a reduction to underwriting expenses in the historical financial statements of Trenwick Group Inc. In addition, as part of the merger, Chartwell Re Corporation commuted several aggregate stop-loss contracts.

                    During 2000 and 1999, LaSalle Re Limited purchased an excess of loss reinsurance program which provided various limits for first, second and third loss occurrences. This contract was cancelled, effective December 31, 2000.

                    Reinsurance recoverable balances, net

                    The components of reinsurance recoverable balances, net at year end 2001 and 2000 are as follows:

                                                                               2001          2000
                                                                            ----------     --------
                    Paid claims                                             $  156,373     $ 71,083
                    Unpaid claims and claims expenses,
                      net of funds held offset of $135,859 and $139,000      1,255,096      860,968
                                                                            ----------     --------
                    Reinsurance recoverable balances, net                   $1,411,469     $932,051
                                                                            ==========     ========

                    Reinsurance recoverable balances at year end 2001 and 2000 are net of allowances for doubtful accounts of $54,580 and $22,785, respectively, which includes $22,896 and $8,479 for paid claims and $31,684 and $14,306 for unpaid claims and claims expenses, respectively.

                    Reinsurance agreements provide for recovery of a portion of certain claims and claims expenses from reinsurers. Trenwick Group Ltd. remains liable in the event that the reinsurer is unable to meet its obligation; however, Trenwick Group Ltd. holds collateral under some of these agreements. Letters of credit, trust accounts and funds withheld in the aggregate amount of $354,011 (including interest) have been arranged in favor of Trenwick Group Ltd. collateralizing reinsurance recoverables with respect to certain retrocessionaires.

Note 5              Debt and Equity Security Investments
Investing
Activities          We have classified debt securities as "available for sale"
                    and reported them, as well as equity securities, at estimated fair value principally using quoted market prices or broker dealer quotes. Included in debt security investments at year end 2001 and 2000 are the pro rata shares of Lloyd's syndicates' debt securities managed for our own account ($203,827 and $161,935, respectively).
                    Included in equity securities are limited partnerships in which we hold greater than a 3% interest, and which are reported at their equity value.

                    Fair value and amortized cost or cost of debt and equity securities at year end 2001 and 2000 follow:

                                                                                 2001                          2000
                                                                      -------------------------     -------------------------
                                                                         Fair                           Fair
                                                                         Value           Cost           Value          Cost
                                                                      ----------     ----------     ----------     ----------
                    U.S. and U.K. federal government
                      securities, including agencies                  $  443,683     $  435,994     $  453,640     $  445,492
                    Other foreign government securities                   79,369         77,693        101,134         99,488
                    U.S. municipal government securities                     125            125        249,700        244,234
                    Mortgage and other asset-backed securities           670,279        652,908        378,931        371,601
                    Corporate and other debt securities                  767,144        759,309        630,273        625,847
                                                                      ----------     ----------     ----------     ----------
                    Debt securities fair value and amortized cost     $1,960,600     $1,926,029     $1,813,678     $1,786,662
                                                                      ==========     ==========     ==========     ==========
                    Publicly traded common and preferred stock        $   14,619     $    7,865     $   95,179     $   97,243
                    Limited partnerships                                   9,545         9,5451         19,722         19,722(1)
                    Private placement stock                                   --             --          1,000          1,000
                                                                      ----------     ----------     ----------     ----------
                    Equity securities fair value and cost             $   24,164     $   17,410     $  115,901     $  117,965
                                                                      ==========     ==========     ==========     ==========

                        (1) Amounts represent cost adjusted for changes in equity of the limited partnerships.


                    Gross unrealized gains and losses on debt and equity securities at year end 2001 and 2000 follow:

                                                                           2001                     2000
                                                                   --------------------      -------------------
                                                                    Gains       Losses        Gains       Losses
                                                                   -------     --------      -------     -------
                    U.S. and U.K. federal government
                     securities, including agencies                $ 9,812     $ (2,123)     $ 8,266     $  (117)
                    Other foreign government securities              1,946         (270)       1,787        (142)
                    U.S. municipal government securities                --           --        5,466          --
                    Mortgage and other asset-backed securities      17,842         (471)       7,448        (118)
                    Corporate and other debt securities             23,111      (15,276)      10,763      (6,337)
                                                                   -------     --------      -------     -------
                    Debt securities gross gains and losses         $52,711     $(18,140)     $33,730     $(6,714)
                                                                   =======     ========      =======     =======
                    Equity securities gross gains and losses       $ 6,754     $     --      $ 3,892     $(5,956)
                                                                   =======     ========      =======     =======

                    The fair value and amortized cost for debt securities at year end 2001 are shown below by contractual maturity periods, except mortgage-backed and asset-backed securities which are included based on expected maturity dates. Actual maturities will differ from contractual maturities because borrowers generally have the right to prepay obligations.

                                                                  Fair         Amortized
                                                                  Value           Cost
                                                               ----------     ----------
                    Due in one year or less                    $  160,664     $  157,451
                    Due after one year through five years       1,020,835        989,324
                    Due after five years through ten years        591,733        588,201
                    Due after ten years                           187,368        191,053
                                                               ----------     ----------
                    Debt securities total maturities           $1,960,600     $1,926,029
                                                               ==========     ==========

                    Net Investment Income and Net Investment Gains (Losses)

                    We recognize investment income, consisting principally of interest and dividends, when earned, net of investment expenses. In computing interest income, we amortize premiums and accrete discounts on debt securities utilizing the interest method. We adjust the amortization and accretion for mortgage-backed and other asset-backed securities, when sufficient information exists to estimate the probability and timing of their prepayments, to the amount that would have existed had the new effective yield been applied since the acquisition of the security. We classify imputed interest on the funds held offset to reinsurance recoverable in investment expense.

                    We generally limit investments in debt securities that are rated below investment grade, as these investments are subject to a higher degree of credit risk than investment grade securities. We monitor the creditworthiness of the portfolio, including below investment grade securities, and we write down investments when fair values decline for reasons other than changes in interest rates or other perceived temporary conditions. We determine realized gains or losses on disposition of investments on the basis of specific identification.

                    Sources of net investment income follow:

                                                                    2001          2000         1999           1999
                                                                    Year          Year        Period          Year
                                                                 ---------      --------      -------      --------
                    Debt securities interest                     $ 120,866      $ 49,518      $ 6,100      $ 26,299
                    Equity securities dividends and earnings         5,366           421           --            --
                    Cash and cash equivalents interest              15,727        10,788        2,332         6,477
                    Other investment income                          2,602         2,805          375         1,937
                                                                 ---------      --------      -------      --------
                    Gross investment income                        144,561        63,532        8,807        34,713
                    Imputed interest expense                       (11,342)       (2,850)          --            --
                    Other investment expenses                       (4,105)       (1,967)        (219)         (866)
                                                                 ---------      --------      -------      --------
                    Net investment income                        $ 129,114      $ 58,715      $ 8,588      $ 33,847
                                                                 =========      ========      =======      ========

                    Net realized gains (losses) on sales of investments and their effect on net income follow:

                                                                   2001          2000         1999
                                                                   Year          Year         Year
                                                                 --------      -------      -------
                    Debt securities realized gains               $ 24,487      $ 1,221      $ 4,082
                    Equity securities realized gains                1,132           97           --
                    Debt securities realized losses                (9,159)      (2,658)      (3,467)
                    Equity securities realized losses              (7,664)         (46)          --
                                                                 --------      -------      -------
                    Net realized investment gains (losses)          8,796       (1,386)         615
                    Applicable minority interest                       --         (450)         144
                                                                 --------      -------      -------
                    Net realized investment gains (losses)
                      included in income before income taxes        8,796         (936)         471
                    Applicable income taxes                           276          104           --
                                                                 --------      -------      -------
                    Net realized investment gains (losses)
                      included in net income                     $  8,520      $(1,040)     $   471
                                                                 ========      =======      =======

                    During 2001, Trenwick Group Ltd. wrote down the fair value of certain securities by $3,441 and reflected the write-downs as realized losses on investments to recognize declines in value that were other than temporary. No securities were written down during the 2000 year, the 1999 period or the 1999 year.

                    Net unrealized gains (losses) on investments and their effect on other comprehensive income (loss) follow:

                                                                          2001         2000        1999          1999
                                                                          Year         Year       Period         Year
                                                                        -------     --------      -------      --------
                    Debt securities net gains (losses)                  $22,904     $ 35,404      $(4,471)     $(22,684)
                    Equity securities net gains (losses)                  2,285       (2,013)          --            --
                                                                        -------     --------      -------      --------
                    Net investment gains (losses)                        25,189       33,391       (4,471)      (22,684)

                    Applicable minority interest                             --          966       (1,042)       (5,269)
                                                                        -------     --------      -------      --------
                    Net investment gains (losses) included in
                      comprehensive income before income taxes           25,189       32,425       (3,429)      (17,415)
                    Applicable income taxes                               6,370        6,509           --            --
                                                                        -------     --------      -------      --------
                    Net investment gains (losses) included
                      in comprehensive income (loss)                     18,819       25,916       (3,429)      (17,415)
                    Less net realized investment gains (losses)
                      included in net income (loss)                       8,520       (1,040)          --           471
                                                                        -------     --------      -------      --------
                    Net unrealized investment gains (losses)
                      included in other comprehensive income (loss)     $10,299     $ 26,956      $(3,429)     $(17,886)
                                                                        =======     ========      =======      ========

                    Net Unrealized Investment Gains (Losses)

                    We calculate unrealized investment gains (losses) as the difference between recorded values (fair value) and amortized cost or cost. We include net unrealized investment gains and losses, net of applicable deferred income taxes, in common shareholders' equity as accumulated other comprehensive income.

                    Components of net unrealized investment gains (losses) at year end 2001 and 2000 follow:

                                                                          2001        2000
                                                                        -------     --------
                    Debt securities net unrealized gains                $34,571     $ 27,016
                    Equity securities net unrealized gains (losses)       6,754       (2,064)
                                                                        -------     --------
                    Net unrealized gains before income taxes             41,325       24,952
                    Applicable deferred income taxes                     12,479        6,405
                                                                        -------     --------
                    Net unrealized investment gains                     $28,846     $ 18,547
                                                                        =======     ========

Note 6              Indebtedness and Minority Interest
Financing
Activities          We have recorded indebtedness and other mandatorily
                    redeemable obligations at their fair value at the date of the Trenwick/LaSalle business combination or at principal amounts advanced subsequent thereto. We accrete discount on these obligations utilizing the interest method. For our contingent interest note obligations, we adjust the principal amount of the notes for any adverse development in the applicable liability for claims and claims expenses. For mandatorily redeemable preferred capital securities, we eliminate in consolidation the capital securities held as an investment by a subsidiary.

                    Carrying value and fair value of indebtedness and minority interest at year end 2001 and 2000 follow:

                                                                         2001                     2000
                                                                ---------------------     ---------------------
                                                                Carrying       Fair       Carrying       Fair
                                                                  Value        Value        Value        Value
                                                                --------     --------     --------     --------
                    Senior notes                                $ 73,920     $ 63,750     $ 73,143     $ 73,155
                    Senior credit facility                       195,035      195,035      181,379      181,379
                    Contingent interest notes                     19,923       19,923       28,767       28,767
                    Other debt                                     2,385        2,385        3,516        3,516
                                                                --------     --------     --------     --------
                       Total indebtedness                        291,263      281,093      286,805      286,817
                                                                --------     --------     --------     --------
                    Mandatorily redeemable preferred
                      capital securities of U.S. subsidiary       68,119       43,175       76,770       74,777
                    Preferred shares of
                      Bermuda subsidiary                          75,000       67,530       75,000       64,500
                                                                --------     --------     --------     --------
                       Total minority interest                   143,119      110,705      151,770      139,277
                                                                --------     --------     --------     --------
                    Total indebtedness and
                      minority interest                         $434,382     $391,798     $438,575     $426,094
                                                                ========     ========     ========     ========

                    Future Minimum Principal Payments on Indebtedness and Minority Interest

                    Future minimum principal payments on indebtedness and minority interest at year end 2001 follow: 2002, $46,268; 2003, $128,635; 2004, $63,386; 2005, $34,131; 2006, $1,000
                    and thereafter $86,350.

                    Senior Notes

                    The senior notes, with a par value of $75,000, are due April 1, 2003, and are not subject to redemption prior to maturity. They are unsecured obligations and rank senior in right of payment to all existing and future subordinated indebtedness of Trenwick America Corporation, Trenwick Group Ltd.'s U.S. holding company. Under the terms of the notes, Trenwick America Corporation is not restricted from incurring indebtedness, but is subject to limits on its ability to incur secured indebtedness for borrowed money. Interest on the notes is payable semi-annually at an annual rate of 6.7%; interest charged to operations is at the imputed rate of 7.9%.

                    Senior Credit Facility

                    Concurrent with the Trenwick/LaSalle business combination, Trenwick Group Ltd.'s U.S. and U.K. holding companies entered into an amended and restated $490,000 credit agreement with various lending institutions. The agreement consists of both a $260,000 revolving credit facility and a $230,000 letter of credit facility. Trenwick Group Ltd's U.S. holding company, Trenwick America Corporation, is the primary obligor with respect to the revolving credit facility, and Trenwick Group Ltd.'s U.K. holding company, Trenwick Holdings Limited, is the primary obligor with respect to the letter of credit facility. Guarantees are provided by LaSalle Re Holdings Limited and Trenwick Group Ltd. with respect to both the U.S. and U.K. holding companies' obligations and additionally by the U.S. holding company with respect to the U.K. holding company's obligations.

                    On September 30, 2001, the U.S. holding company converted the outstanding borrowings under the revolving credit facility to a four year term loan facility. The applicable interest rate on the term loan is generally 2.5% above the London Interbank Offered Rate and was 4.7% at year end 2001. The scheduled principal repayments of the $195,035 outstanding at year end 2001 are as follows: 2002, $43,883; 2003, $53,635; 2004, $63,386; and 2005, $34,131.
                    Additionally, the U.S. holding company is obligated to repay a portion or all of the term loan in the event of equity issuances, asset sales and debt issuances by Trenwick Group Ltd. or its subsidiaries.

                    The credit agreement also provides for a letter of credit facility to be issued for the account of Lloyd's to support the syndicate participations of Trenwick Group Ltd.'s subsidiaries. At year end 2001, the letter of credit portion of the credit facility was fully utilized at $230,000. Trenwick Group Ltd.'s letter of credit facility is scheduled to expire in November, 2002. In the event that Trenwick Group Ltd. is unable to obtain a replacement letter of credit facility, it will be required to post sufficient collateral at Lloyd's or reduce or refrain from underwriting at Lloyd's in the 2003 year of account.

                    The credit agreement contains general covenants and restrictions as well as financial covenants relating to, among other things, Trenwick Group Ltd.'s minimum interest coverage, debt to capital leverage, minimum earned surplus, maintenance of a minimum A.M. Best Company rating of A- and tangible net worth. As of year end 2001, Trenwick Group Ltd. was in compliance with the credit agreement covenants.

                    The financial covenants relating to interest coverage, risk based capital and tangible net worth (each as defined by the financial covenants) were revised downward in an amendment to the credit agreement executed following the September 11th terrorist attacks. The amendment set Trenwick Group Ltd.'s minimum interest coverage ratio at 1.5 to 1 for the fourth quarter of 2001, 2.0 to 1 for the first quarter of 2002 and 2.5 to 1 thereafter. Trenwick Group Ltd.'s interest coverage ratio at December 31, 2001 was 2.0 to 1. The amendment adjusted downward the minimum risk-based capital requirement for Trenwick Group Ltd.'s subsidiary, Chartwell Insurance Company, from 300% to 225% through December 31, 2002. Thereafter, the minimum risk-based capital for Chartwell Insurance Company returns to 300%. The risk based capital for Chartwell Insurance Company as of December 31, 2001 was 257%. The amendment lowered the base minimum tangible net worth Trenwick Group Ltd. must maintain from $560,000 to $425,000 until the reporting of quarterly results of operations as of March 31, 2002, which are due no later than May 15, 2002. After May 15, 2002, Trenwick Group Ltd. minimum tangible net worth reverts to $560,000. Trenwick Group Ltd.'s tangible net worth as of December 31, 2001 was $428,000. If Trenwick Group Ltd. is unable to meet the credit agreement's financial covenants at the end of the first quarter of 2002, it may be required to repay the outstanding indebtedness and collateralize the outstanding letters of credit issued under the credit agreement through additional financing, asset sales, subsidiary dividends or similar transactions.

                    Contingent Interest Notes

                    The contingent interest notes were issued immediately prior to Chartwell Re Corporation's acquisition of The Insurance Corporation of New York to protect Chartwell Re Corporation against the possibility of adverse development of that insurer's liability for claims and claims expenses and long-tail casualty exposures, which are more fully described in Note 4. Trenwick Group Inc. assumed the obligations of Chartwell Re Corporation under the notes in the Trenwick/Chartwell merger, described in Note 2, and Trenwick Group Ltd.'s U.S. holding company subsequently assumed the obligations of Trenwick Group Inc. under the notes in the Trenwick/LaSalle business combination, also described in
                    Note 2. The notes were issued in an aggregate principal amount of $1,000 with principal accruing interest at a rate of 8% per annum, compounded annually. The interest will not be payable until maturity or earlier redemption of the notes. In addition, the notes entitle the holders thereof to receive at maturity, in proportion to the principal amount of the notes held by them, an aggregate of from $1,000, up to $55,000, in contingent interest. Settlement of the notes may be made by payment of cash or, under certain specified conditions, by delivery of registered Trenwick Group Ltd. common shares. For purposes of any settlement of the notes in Trenwick Group Ltd.'s common shares, the value ascribed to each common share would be 85% of an average of the closing sales prices of the common stock prior to the settlement date. The notes mature on June 30, 2006.

                    At year end 2001, the notes were recorded at the present value of the amount which is reasonably determined to be payable at maturity. Trenwick Group Ltd. believes that the applicable liability for unpaid claims and claims expenses at year end 2001 is an appropriate estimate of projected ultimate losses and loss adjustment expenses to be paid and therefore, the amount of contingent interest on the notes presently expected to be paid at maturity is $34,582. During the 2001 and 2000 years, Trenwick Group Ltd. recorded $9,893 and $5,371, respectively, of reductions to its underwriting losses incurred in connection with adverse development covered under the terms of the contingent interest notes. The notes contain covenants which relate to the maintenance of certain records and limitations on certain indebtedness. At year end 2001 Trenwick Group Ltd. was in compliance with those covenants.

                    Letters of Credit

                    At year end 2001, Trenwick Group Ltd. has $332,177 in letters of credit outstanding. This amount includes $259,255 in letters of credit outstanding to provide capital to support the participation in certain Lloyd's syndicates, of which $230,000 of the letters of credit are outstanding under the senior credit facility. The remaining balance of the letters of credit outstanding relates primarily to the worldwide property catastrophe segment's United States business.

                    Lines of Credit

                    A Trenwick Group Ltd. subsidiary has established a line of credit under which it can borrow up to $3,636 at a rate of 1.25% above the lending bank's base rate. Another subsidiary has established a line of credit under which it can borrow up to $1,455 at a rate of 1.0% above the lending bank's base rate. There were no borrowings outstanding under these lines of credit during the 2001 year.

                    Mandatorily Redeemable Preferred Capital Securities

                    The mandatorily redeemable preferred capital securities, with a par value of $110,000, are obligations of a business trust subsidiary of Trenwick Group Ltd.'s U.S. holding company, Trenwick America Corporation. The capital securities mature in 2037, require preferential cumulative semi-annual cash distributions at an annual rate of 8.82% and are guaranteed by the U.S. holding company, within certain limits, as to distribution payments and liquidation or redemption payments. Interest charged to operations on the capital securities is at the imputed interest rate of 11.2%.

                    The business trust issuing the capital securities holds an investment in subordinated debentures of the U.S. holding company that have an aggregate principal amount of $113,403, and interest from that investment is the source of cash distributions on the capital securities. The capital securities are subject to mandatory redemption in certain circumstances pertaining to the U.S. holding company's prepayment or repayment of its subordinated debentures held by the trust. In the event of a default by the U.S. holding company with respect either to making required payments on the subordinated debentures or to its guarantee, holders of the capital securities may institute a direct action against the U.S. holding company. In the first quarter of 2001 and the fourth quarter of 2000, a Trenwick Group Ltd. subsidiary purchased $10,650 and $13,000, respectively, par value of the capital securities in the open market for $8,462 and $9,902, respectively. The carrying value of these securities and the related dividends have been eliminated in consolidation.

                    Preferred Shares of Subsidiary

                    In connection with the Trenwick/LaSalle business combination, as described in Note 2, the outstanding Series A preferred shares of LaSalle Re Holdings Limited have been classified as minority interest in Trenwick Group Ltd.'s balance sheet at their liquidation preference value. The preferred shares have a par value of $1.00 per share and are entitled to a liquidation preference of $25.00 per share ($75,000 aggregate). Dividends on the preferred shares are cumulative at 8.75% of the liquidation preference per annum ($2.1875 per share or $6,563 aggregate). Subsequent to the Trenwick/LaSalle business combination, preferred share dividends which were previously deducted from retained earnings have been deducted from Trenwick Group Ltd.'s operations and are reflected as subsidiary preferred share dividends. On or after March 27, 2007, the preferred shares may be redeemed, in whole or in part, at a redemption price of $25.00 per share. Prior thereto, under certain circumstances, the preferred shares may be redeemed in whole at a redemption price of $26.00 per share ($78,000 aggregate).

                    Interest Expense and Subsidiary Preferred Share Dividends
                    We accrue and recognize interest expense and subsidiary preferred share dividends when incurred. In computing interest expense and dividends on capital securities, we accrete discount on certain obligations utilizing the interest method. For our mandatorily redeemable preferred capital securities, we eliminated in consolidation the dividends on capital securities held as an investment by a subsidiary. Reductions in the liability under the contingent interest notes, which were previously included as reductions to interest expense, have been reclassified as reductions to the appropriate underwriting accounts for the 2001 and 2000 years.

                    Components of interest expense and subsidiary preferred share dividends for the 2001 and 2000 years follow:

                                                                       2001        2000
                                                                       Year        Year
                                                                     -------     -------
                    Senior notes interest                            $ 5,803     $ 1,462
                    Senior credit facility interest                   11,162       3,641
                    Contingent interest notes accretion                2,860         696
                    Other indebtedness interest                          147          14
                                                                     -------     -------
                    Interest expense                                  19,972       5,813
                    U.S. subsidiary capital securities dividends       7,815       2,419
                    Bermuda subsidiary preferred share dividends       6,563       1,640
                    Letter of credit fees                              3,809         724
                    Commitment and other fees                            983       1,179
                                                                     -------     -------
                    Total                                            $39,142     $11,775
                                                                     =======     =======

                    Share Capital

                    At year end 2001, the authorized share capital of Trenwick Group Ltd. was 150,000,000 shares of par value $.10 each, which includes both common and preferred shares. At year end 2001 Trenwick Group Ltd. had outstanding 36,845,141 issued and fully paid common shares and no preferred shares. Shares reserved for future issuance at year end 2001 totaled 3,748,361, including shares reserved for the future exercise of warrants (153,843), options (3,394,518) and the shareholder rights plan (200,000).

                    For matters that are put to shareholder vote, common shareholders of Trenwick Group Ltd. are generally entitled to one vote per common share owned. Trenwick Group Ltd.'s bye-laws limit the voting rights of those shareholders holding 10% or more of Trenwick Group Ltd.'s outstanding common shares. The voting limitation is to prevent Trenwick Group Ltd. from being characterized as a U.S. controlled foreign corporation and the adverse tax consequences that can result.

                    At year end 2001, there were warrants outstanding for the purchase of 153,843 common shares at prices of $25.45 and $26.67 per share ($4,017 aggregate). Warrants for 70,125 shares at an exercise price of $25.45 per share expire on March 6, 2002 and warrants for 83,718 shares having an average exercise price of $26.67 per share expire on January 15, 2003. Warrants for 580 common shares at a price of $25.45 per share were exercised in December 2000.

                    During the 2001 and 2000 years, Trenwick Group Ltd. issued 224,539 and 1,405 common shares, respectively, under employee compensation, director compensation, stock purchase and stock option plans and on exercises of warrants. Prior to the Trenwick/LaSalle business combination, LaSalle Re Holdings Limited issued 22,167, 3,390 and 798,481 common shares during the 2000 year, the 1999 period and the 1999 year, respectively, under employee compensation, stock purchase and stock option plans. See note 8 for additional information on restricted common share awards and employee share purchase plan purchases.

                    During the 2001 and 2000 years, Trenwick Group Ltd. paid dividends of $0.16 and $0.04, respectively, per common share. During the 1999 year, LaSalle Re Holdings paid dividends of $1.13 per common share in addition to the dividends it paid on its preferred stock.

                    Catastrophe Equity Put

                    On September 27, 2000, Trenwick Group Ltd. assumed the benefits and obligations of LaSalle Re Holdings under a $100,000 catastrophe equity put option. The catastrophe equity put option was amended and restated as of January 1, 2001 and amended as of January 25, 2002. As amended, the catastrophe equity put option enables Trenwick Group Ltd. to raise up to $55,000 of equity, through the issue of Trenwick Group Ltd. convertible preferred shares to the option writer, in the event there is a qualifying catastrophic event or events occurring prior to January 1, 2002. The preferred shares can be redeemed by Trenwick Group Ltd. at any time after the one year anniversary of their issue. In addition, the option writer can convert its preferred shares into common shares of Trenwick Group Ltd. at any time after they have been outstanding for five years or upon a change in control of Trenwick Group Ltd. or a decline in Trenwick Group Ltd.'s net worth below a specified level. Conversion is at the greater of the book value of Trenwick Group Ltd. at the date of conversion or the market value of the common shares based on the 30-day trading average prior to conversion. The net option premium has been charged to additional paid in capital.

                    As a result of the terrorist attacks of September 11, 2001, Trenwick Group Ltd. has incurred $120,000 in catastrophe losses, as defined under the option agreement. If these losses develop to $140,000 prior to March 11, 2003, Trenwick Group Ltd. will be entitled to exercise the catastrophe equity put and raise $55,000 of equity, subject to regulatory approvals.

                    Shareholder Rights Plan

                    In September 2000, Trenwick Group Ltd. adopted a new shareholder rights plan. Shareholders of record received one right for each common share held. The rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of Trenwick Group Ltd.'s common shares or commences a tender or exchange offer for 15% or more of Trenwick Group Ltd.'s common shares. Each right entitles a common shareholder to buy 1/200th of a junior participating preferred share at an exercise price of $85.00.

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

Note 7              Trenwick Group Ltd. and certain of its subsidiaries are
Income              incorporated under the laws of Bermuda and are subject to
Taxation            Bermuda law with respect to taxation. Under current Bermuda law, they are not taxed on any Bermuda income or capital gains taxes and they have received an undertaking from the Bermuda Minister of Finance that, in the event of any Bermuda income or capital gains taxes being imposed, they will be exempt from those taxes until 2016. Trenwick Group
                    Ltd.'s U.S. subsidiaries are subject to federal, and state income taxes imposed by U.S. authorities; its UK subsidiaries, including its Lloyd's corporate names, are subject to U.K. corporation taxes and the Lloyd's corporate names are also subject to U.S. taxation on their U.S. connected income. Other branches of Trenwick
                    Group Ltd.'s subsidiaries are subject to the relevant local income taxes.

                    We provide income taxes based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. We allocate income taxes to operations, other comprehensive income and shareholders' equity, as applicable.

                    We recognize current income tax assets and liabilities, for estimated income taxes refundable or payable based on the current year's income tax returns, and deferred income tax assets and liabilities, for the estimated future income tax effects of temporary differences and carryforwards. Temporary differences are the differences between the financial statement carrying amounts of assets and liabilities and their tax bases, as well as the timing of income or expense recognition for financial reporting and tax purposes of items not related to assets and liabilities. We establish valuation allowances to reduce the carrying amount of deferred income tax assets, if necessary, to amounts that are more likely than not to be realized. We periodically review the adequacy of these valuation allowances and record any reduction in allowances through earnings or, for allowances established in the Trenwick/LaSalle business combination, as an offset to goodwill.

                    Income (loss) before income taxes and the provision for income taxes by jurisdiction and by allocation between current and deferred for the 2001 and 2000 years follow (2000 balances include amounts incurred by Trenwick Group Ltd. subsequent to September 27, 2000, the effective date of the Trenwick/LaSalle business combination):

                                                                             2001          2000
                                                                          ---------      --------
                    Income (loss) before income taxes
                      by jurisdiction:
                        Bermuda                                           $ (36,747)     $ 20,950
                        United States                                       (63,822)      (19,030)
                        United Kingdom                                     (112,652)        1,456
                        Other                                                 1,019            --
                                                                          ---------      --------
                     Total                                                $(212,202)     $  3,376
                                                                          =========      ========
                    Income taxes by jurisdiction:
                     U.S. federal income tax expense (benefit)            $ (26,671)     $ (7,236)
                     U.S. state income tax expense                            1,512           441
                     U.K. federal income tax expense (benefit)              (32,418)          750
                     Other jurisdictions income tax expense (benefit)          (228)          (30)
                                                                          ---------      --------
                     Total income tax benefit                             $ (57,805)     $ (6,075)
                                                                          =========      ========
                    Current and deferred income taxes:
                     Current income tax expense (benefit)                 $   1,355      $(17,218)
                     Deferred income tax expense (benefit)                  (59,160)       11,143
                                                                          ---------      --------
                     Total income tax benefit                             $ (57,805)     $ (6,075)
                                                                          =========      ========

                    For jurisdictions other than the U.S. and UK, there are no significant differences between the effective tax rates for each jurisdiction and the applicable statutory tax rates. For the 2001 and 2000 years, the U.S. federal effective tax rates of 40.8% and 37.2%, respectively, and the U.K. effective tax rates of 28.8% and 51.5%, respectively, differs from the statutory tax rates of 35% (U.S.) and 30% (U.K.) as follows:

                                                                              2001          2000
                                                                           ---------      --------
                    U.S. loss before income taxes                          $ (63,822)     $(19,030)
                    State income taxes                                        (1,521)         (441)
                                                                           ---------      --------
                    U.S. loss before U.S. federal income taxes             $ (65,343)     $(19,471)
                                                                           ---------      --------
                    Income tax benefit at 35% statutory rate               $ (22,870)     $ (6,815)
                    Tax-exempt investment income effect                         (984)         (951)
                    Non-deductible goodwill amortization effect                  529           124
                    Adjustment for prior year income taxes                    (3,039)           --
                    Other book-tax differences                                  (307)          406
                                                                           ---------      --------
                    Total U.S. federal income tax benefit                  $ (26,671)     $ (7,236)
                                                                           =========      ========
                                                                                2001          2000
                                                                           ---------      --------
                    U.K. income (loss) before U.K. income taxes            $(112,652)     $  1,456
                                                                           ---------      --------
                    Income tax expense (benefit) at 30% statutory rate     $ (33,796)     $    437
                    Valuation allowance                                          945            --
                    Other U.K. differences                                       433           313
                                                                           ---------      --------
                    Total U.K. federal income tax expense (benefit)        $ (32,418)     $    750
                                                                           =========      ========

                    At year-end 2001, Trenwick Group Ltd. has net operating loss carryforwards in the U.S. and the U.K. The U.S. subsidiaries have a U.S. net operating loss carryforward of $139,378 that will be available to offset regular taxable income during the carryforward periods, which expire between 2007 through 2021. As a result of the Trenwick/LaSalle business combination, an ownership change took place on September 27, 2000, and approximately $41,852 of the total U.S. net operating loss carryforward became limited to a cumulative annual utilization of $5,228. The remaining $97,526 in U.S. net operating loss carryforwards are not so limited. Details of the U.S. net operating loss carryforwards and the year of their expiration are described below:

                            Net Operating
                                Loss                   Year of
                            Carryforwards            Expiration
                            -------------            ----------
                              $  9,655                  2007
                                32,197                  2018
                                28,491                  2020
                                69,035                  2021
                              --------
                              $139,378
                              ========

                    The U.K. subsidiaries' net operating loss carryforwards are a result of Lloyd's underwriting losses in both open and closed years of accounts. The trading losses that have been declared on closed years of accounts through 1997 amount to approximately $3,149. These underwriting losses may be carried forward indefinitely to offset future trading profits of the specific U.K. company that generated the loss. At year-end 2001, management concluded that there was not sufficient evidence to support the realization of this deferred tax asset as more likely than not and consequently established a valuation allowance in the amount of $945.

                    The remaining U.K. net operating loss carryforwards from open years of account have been determined on a loss reserve accrual basis and will not be finalized until the close of the underwriting year of account. At year end 2001, these losses totaled $119,859.

                    In April 2000, it became possible to group the current year profits and losses of U.K. companies that have a common worldwide parent. Pursuant to this legislation, Trenwick Group Ltd. may group its profits and losses among its London insurer and Lloyd's members. In addition, new legislation was introduced effective for tax years beginning on or after January 1, 2000, which permits U.K. insurers and Lloyd's members to disclaim claims and claims expense liabilities for tax purposes. The new legislation also provides a calculation whereby additional receipts or expense may be included in taxable income depending upon the payout of claims relative to the reserves taken into account for tax purposes within a margin of error. Management has reviewed the new legislation and is amending its 2000 U.K. returns and electing to disclaim a portion of its claims and claims expense liabilities. Each year management will re-evaluate the appropriateness of the amount of disclaimed claims and claims expense liabilities. At year end 2001, disclaimed liabilities the 2000 and 2001 tax years totals $125,986. Disclaimed claims and claims expense liabilities are temporary differences that represent future tax deductions.

                    Deferred income tax assets (liabilities) attributable to temporary differences at year end 2001 and 2000, respectively, follow:


                                                                                          2001           2000
                                                                                        ---------      ---------
                    U.S. deferred income tax assets:
                     Claims and claim expenses discounted                               $  37,950      $  33,947
                     Unearned premium income discounted                                    10,845          7,930
                     Contingent interest note adjustments, net of interest accreted         6,416          9,552
                     Investment securities, purchase accounting adjustments                 1,309          7,419
                     U.S. net operating losses                                             48,782         33,711
                     Alternative minimum tax credits                                        5,859          5,256
                     Foreign tax credits                                                      410          4,579
                     Unrealized foreign exchange loss                                         855             --
                     Other                                                                  4,676          5,751
                     Valuation allowance                                                     (267)        (2,976)
                                                                                        ---------      ---------
                        Total U.S. deferred income tax assets                             116,835        105,169
                                                                                        ---------      ---------
                    U.S. deferred income tax liabilities:
                     Deferred policy acquisition costs                                    (15,890)       (12,693)
                     Unrealized investment gains                                          (11,020)        (5,074)
                     Equity securities, purchase accounting adjustments                    (4,489)        (2,781)
                     Debt securities market discount accretion                             (2,362)        (1,796)
                     Indebtedness purchase accounting adjustment                           (8,437)        (8,679)
                     Deferred gain from purchase accounting                                (7,510)        (8,549)
                     Unrealized foreign exchange loss                                          --             (4)
                     Other                                                                   (567)        (1,995)
                                                                                        ---------      ---------
                        Total U.S. deferred income tax liabilities                        (50,275)       (41,571)
                                                                                        ---------      ---------
                        Total U.S. net deferred income tax asset                        $  66,560      $  63,598
                                                                                        =========      =========

                    U.K. deferred income tax assets:
                     Claims and claims expenses disclaimed                              $  37,796      $      --
                     Net operating losses                                                     945         12,161
                     Open years of account operating losses                                35,958         33,822
                     Unrealized foreign exchange loss                                         421            125
                     Other                                                                    712             --
                     Valuation allowance                                                     (945)            --
                                                                                        ---------      ---------
                        Total U.K. deferred income tax assets                              74,887         46,108
                                                                                        ---------      ---------
                    U.K. deferred income tax liabilities:
                     Unrealized investment gains                                           (1,521)        (1,331)
                     Other                                                                     --         (3,486)
                                                                                        ---------      ---------
                        Total U.K. deferred income tax liabilities                         (1,521)        (4,817)
                                                                                        ---------      ---------
                        Total U.K. net deferred income tax assets                       $  73,366      $  41,291
                                                                                        =========      =========
                        Total net deferred income tax asset                             $ 139,926      $ 104,889
                                                                                        =========      =========

                    In connection with the Trenwick/LaSalle business combination, Trenwick Group Ltd. recorded a valuation allowance against its deferred income tax asset relating to its foreign tax credits in the U.S. In evaluating the need for this valuation allowance at year end 2001, it is management's judgment that there has not been a significant change in circumstances and therefore the valuation allowance relative to its remaining foreign tax credits has been maintained. As mentioned above, at year end 2001, an additional valuation allowance of $945 was established through income against the U.K. trading losses. There is no valuation allowance recorded against the U.S. net operating losses or the U.K. operating losses on open years of account because, in management's judgment, it is more likely than not that these amounts will be realized from future operations. Management's judgment is based on its assessment of business plans and related projections of future taxable income that reflect significant assumptions about increased premium volume and improved rates and profitability and, for U.K. operations, the ability to secure letters of credits or other funding sufficient to support the assumptions about increased premium volume.

Note 8              Retirement and Savings Plans
Employee            We recognize expenses for employee retirement and savings
Benefits and        plans as they are incurred.
Compensation
Arrangements        Trenwick Group Ltd. has defined contribution plans for
                    substantially all full-time employees, through which it contributes between 5% and 20% of an eligible employee's total compensation to the plan, dependent upon each employee's salary and age. No employee contributions are made to these plans.

                    Additionally, Trenwick Group Ltd. maintains a 401(k) savings plan for substantially all U.S. full-time employees, through which employees contribute up to the maximum amount allowable by the Internal Revenue Service. Trenwick Group Ltd. contributes up to 6% of a participating employee's compensation to the plan.

                    Trenwick Group Ltd.'s provisions for employee retirement and savings plans were as follows:

                                                   2001      2000     1999    1999
                                                   Year      Year    Period   Year
                                                  ------    ------   ------   ----
                    Defined contribution plans    $4,054    $  956    $33     $200
                    401(k) savings plan              660        99     --       --
                                                  ------    ------    ---     ----
                    Total                         $4,714    $1,055    $33     $200
                                                  ======    ======    ===     ====

                    Restricted Common Share Awards

                    We record deferred compensation for the fair value of restricted common share awards and present deferred compensation as a separate, offsetting component of shareholders' equity. We recognize compensation expense over the vesting period of the restricted common shares.

                    Trenwick Group Ltd. awards restricted common shares to key employees. During the 2001 year, Trenwick Group Ltd. awarded 194,116 restricted common shares at an average fair value of $21.22 per share. On September 27, 2000, Trenwick Group Ltd. awarded 224,331 restricted common shares in exchange for restricted common shares previously awarded by Trenwick Group Inc. at an average fair value of $13.05. During the 2000 year, 4,896 restricted common shares were canceled due to employee terminations. LaSalle Re Holdings Limited awarded 58,643 restricted common shares during the 1999 year at a fair value of $18.62 per share.

                    The scheduled vesting of the 346,586 restricted common shares outstanding at year end 2001 is as follows: 2002, 78,762 shares; 2003, 83,487 shares; 2004, 74,602 shares;
                    2005, 74,051
                    shares; and 2006, 35,684 shares. Trenwick Group Ltd. recognized $1,394, $597, $69 and $576, respectively, of compensation expense for the 2001 and 2000 years, and the 1999 period and year.

                    Prior to the Trenwick/LaSalle business combination, LaSalle Re Holdings Limited granted common shares to employees on the fifth anniversary date of their hire. At the time of the award, the market value of the shares was recognized as compensation expense. During the 2000 and 1999 years, 635 and 1,379 shares were awarded to employees, and $9, $28, respectively, was recognized as compensation expense.

                    Employee Share Purchase Plan

                    We record shares sold to employees in connection with employee share purchase plans at fair value; we recognize compensation expense for the difference between fair value and the discounted sales price.

                    Trenwick Group Ltd. is authorized to sell up to 300,000 common shares to its employees at a 15% discount from market value under an employee share purchase plan adopted as of February 1, 2001. During the 2001 year, Trenwick Group Ltd. issued 15,840 shares under the plan and recognized $26 of compensation expense.

                    LaSalle Re Holdings Limited had a similar plan which it terminated in connection with the Trenwick/LaSalle business combination. Prior to termination, LaSalle Re Holdings issued 21,532, 3,390 shares and 19,459 shares, respectively, under the plan during the 2000 year and the 1999 period and year, and recognized $47, $7 and $59, respectively, of compensation expense.

                    Share Options

                    We grant options for a fixed number of common shares to employees and non-employee directors. These options have an exercise price equal to the market value of the shares at the date of grant. The current accounting standard establishes a fair value based method of accounting for stock-based compensation plans; however, it permits an entity to continue to apply the accounting provisions of a previous standard and make pro forma disclosures of net income and earnings per share, as if the fair market value based method had been applied. We continue to account for the share option grants in accordance with the previous standard and have included the pro forma disclosures required by the fair value based method below.

                    Trenwick Group Ltd. has several plans through which it makes options in common shares available to employees at the discretion of its board of directors. Non-employee directors receive automatic grants under a separate plan. Exercise prices are generally fixed at the market value at the date of grant. Options vest and are exercisable on various terms, usually either over a five year period or up to a ten year period. All options have an expiration date not exceeding ten years. Transactions under the share option plans during the periods presented follow:

                                                                   2001            2000          1999         1999
                                                                   Year            Year         Period        Year
                                                                -----------     ----------    ----------    --------
                    Number of shares:
                    Options outstanding, beginning of period      2,824,616        459,436       466,436     401,436
                    Options granted in exchange for
                      Trenwick Group Inc. options                        --      2,435,042            --          --
                    Other options granted                           687,398             --            --     233,000
                    Options canceled                               (106,054)       (69,037)       (7,000)   (148,200)
                    Options exercised                               (11,442)          (825)           --     (19,800)
                                                                -----------     ----------    ----------    --------
                    Options outstanding, end of period            3,394,518      2,824,616       459,436     466,436
                                                                ===========     ==========    ==========    ========

                    Options exercisable, and of period            2,369,598      2,311,678       237,986     168,943
                                                                ===========     ==========    ==========    ========

                    Range of exercise price:
                    Options granted                               $20 - $22     $13 - $41             --    $19 - $26
                    Options exercised                                   $21     $18 - $19             --    $19 - $20
                    Options outstanding, end of period            $13 - $41     $13 - $41     $19 - $32     $19 - $32
                    Options exercisable, end of period            $13 - $41     $19 - $41     $19 - $32     $19 - $32
                                                                ===========     ==========    ==========    =========

                    Weighted average exercise price:
                    Options granted                             $     21.02     $    26.51            --    $  23.87
                    Options exercised                           $     21.30     $    18.56            --    $  19.25
                    Options outstanding, end of period          $     25.28     $    26.29    $    24.89    $  24.90
                    Options exercisable, end of period          $     28.39     $    29.20    $    24.10    $  24.39
                                                                ===========     ==========    ==========    ========

                    Concurrent with the Trenwick/LaSalle business combination, all of the options under LaSalle Re Holdings Limited's plans and all of the options granted under Trenwick Group Inc.'s plans prior to the 2000 year became fully vested.

                    Pro Forma Information
                    All of the outstanding share options were issued at an exercise price equal to fair market value on the date of grant; therefore no compensation expense has been recognized for these grants. Had the fair value based method described above been applied, net income (loss) available to common shareholders and net income (loss) per common share would have been the pro forma amounts shown below:

                                                            2001           2000          1999           1999
                                                            Year           Year         Period          Year
                                                         -----------     ---------    ----------     ----------
                    Net income (loss) available to
                      common shareholders:
                        As reported                      $  (154,397)    $   4,528    $  (16,482)    $   (9,397)
                        Pro forma                        $  (155,264)    $   3,743    $  (16,585)    $  (10,021)

                    Basic and diluted earnings (loss)
                      per common share:
                        As reported                      $     (4.19)    $    0.21    $    (1.06)    $    (0.60)
                      Pro forma                          $     (4.22)    $    0.18    $    (1.06)    $    (0.64)

                    The pro forma adjustments relating to options granted from 1995 to 2001 are based on a fair value method using the Black-Scholes option pricing model; no effect has been given to options granted prior to 1995. Valuation and related assumption information are for options granted in each of the periods below are as follows:

                                                            2001                   2000             1999 Period
                                                            Year                   Year               and Year
                                                       --------------         --------------        -----------
                    Expected volatility                38.0% to 59.8%         32.0% to 34.4%           27.0%
                    Risk-free interest rate                      4.1%                   5.0%            6.2%
                    Common share dividend yield                  0.9%                   0.6%            4.0%

                    The Black-Scholes option valuation model was developed for use in estimating the fair value of options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Because Trenwick Group Ltd.'s share options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in Trenwick Group Ltd.'s opinion the existing models do not necessarily provide a reliable measure of the fair value of its share options.

                    Stock Appreciation Rights

                    Under a plan now terminated, we recorded a liability for stock appreciation rights at each period end based on the excess of the current fair value of the underlying common stock over the fair value at the time of grant. We recognized compensation expense for adjustments to the liability.

                    In consideration for entering into an employment agreement, LaSalle Re Holdings Limited granted stock appreciation rights to its former chairman and chief executive officer. During the 2001 year, Trenwick Group Ltd. paid $1,451 in settlement of his exercisable rights. During the 2001 and 2000 years, and the 1999 period and year, Trenwick Group Ltd. recognized $(278), $765, $242 and $1,490, respectively, of compensation expense under this agreement. At year end 2001, there are no stock appreciation rights outstanding.

Note 9              We record other comprehensive income for the change in the
Other               net unrealized appreciation of investments and the change in
Comprehensive       foreign currency translation adjustments, both net of income
Income              taxes.

                    The components of accumulated other comprehensive income at year end 2001 and 2000 follow:

                                                                                  2001         2000
                                                                                --------     --------
                    Unrealized investment gains (losses), net of
                     applicable deferred income taxes of $12,479 and $6,405     $ 28,846     $ 18,547
                    Foreign currency translation adjustment, net of
                     applicable deferred income taxes of $(1,277) and $(122)      (5,627)      (1,253)
                                                                                --------     --------
                    Accumulated other comprehensive income                      $ 23,219     $ 17,294
                                                                                ========     ========

Note 10             The computation of basic and diluted earnings per common
Earnings Per        share follows:
Common
Share

                                                                        2001            2000          1999            1999
                                                                        Year            Year         Period           Year
                                                                    ------------    -----------   ------------    ------------
                    Income available to common shareholders:

                    Net income (loss) available to common
                      shareholders - basic and diluted              $   (154,397)   $     4,528   $    (16,482)   $     (9,397)
                                                                    ============    ===========   ============    ============

                    Weighted average common shares outstanding:
                    Weighted average shares outstanding - basic       36,825,637     21,084,030     15,603,503      15,628,650

                    Net weighted average shares issuable
                      (when dilutive):
                      Stock options and warrants exercise                     --        121,901             --              --
                      Stock  appreciation rights exercise                     --         65,168             --              --
                                                                    ------------    -----------   ------------    ------------
                    Weighted average shares outstanding - diluted     36,825,637     21,271,099     15,603,503      15,628,650
                                                                    ============    ===========   ------------    ------------
                    Basic and diluted earnings (loss)
                      per common share                              $      (4.19)   $      0.21   $      (1.06)   $      (0.60)
                                                                    ============    ===========   ============    ============

                    As of year end 2001 and 2000, period end 1999 and year end 1999, 3,061,151, 2,474,521, 5,172,400 and 5,213,098,
                    respectively, aggregate share options, stock appreciation rights, contingently issuable shares and warrants were excluded from the computation of diluted earnings per share because their effect would have been antidilutive on the calculation for the respective period.

Note 11             Trenwick Group Ltd.'s insurance subsidiaries are subject to
Insurance           insurance laws and regulations in the jurisdictions in which
Regulation          they operate. These regulations include restrictions that
                    limit the amount of dividends or other distributions available to be paid to Trenwick Group Ltd. by its insurance subsidiaries without prior approval of the insurance regulatory authorities.

                    Bermuda Regulation

                    LaSalle Re Limited, Trenwick Group Ltd.'s Bermuda insurance subsidiary, is subject to Bermuda insurance regulations, which mandate minimum solvency margins and liquidity ratios. LaSalle Re Limited must maintain a minimum statutory capital and surplus level of the greater of $100,000, 50% of net premiums written ($47,478 for 2001), or 15% of net loss reserves ($33,496 at year end 2001). In addition, Bermuda insurance regulations restrict the payment of dividends from retained earnings or additional paid-in-capital which exceed certain thresholds without prior approval from the Bermuda Minister of Finance. At year end 2001, LaSalle Re Limited had $63,166 available for the payment of dividends. Statutory capital and surplus of LaSalle Re Limited was $430,463 and $453,766 at year end 2001 and 2000, respectively; statutory net income (loss) was $(13,757), $9,992 and $(7,013) for the 2001 year, the fifteen months ended December 31, 2000 and the 1999 year, respectively.

                    U.S. Regulation

                    Each of Trenwick Group Ltd.'s U.S. insurance subsidiaries are subject to restrictions on the payment of dividends without prior approval from the state insurance regulator in their respective state of domicile. These restrictions are based upon certain measures of statutory surplus and net income. At year end 2001, the U.S. insurance subsidiaries had $14,482 available for the payment of dividends in 2002 without prior regulatory approval. Additionally, the insurance regulators in each of the U.S. insurance subsidiaries' states of domicile require insurance companies to calculate and report certain information under a risk-based capital formula which measures statutory capital and surplus needs based on the risks in a company's mix of business and investment portfolio. Based upon calculations at year end 2001, the U.S.

                    insurance subsidiaries each exceeded the capital levels prescribed by the risk-based capital formula.

                    Trenwick Group Ltd.'s U.S. insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by insurance regulators in each of the subsidiaries' states of domicile. Combined statutory surplus of the U.S. insurance subsidiaries was $374,835 and $438,738 at year end 2001 and 2000; their combined statutory net loss was $119,085, $16,157 and $47,603 for the 2001, 2000 and 1999 years, respectively.

                    Effective January 1, 2001, the domiciliary state insurance departments of Trenwick Group Ltd.'s U.S. insurance subsidiaries adopted the codification of statutory accounting principles. The codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The cumulative effect of the adoption of the codification, $14,305, was recorded as an adjustment to increase statutory surplus of the U.S. insurance subsidiaries on January 1, 2001, primarily due to the recording of net deferred income tax assets. Additionally, one of the state insurance departments adopted certain prescribed accounting practices that differ from those found in the codification. The most significant of these practices is that deferred income tax assets and liabilities are not recorded. The monetary effect on the combined statutory capital and surplus of Trenwick Group Ltd.'s U.S. insurance subsidiaries of using accounting practices prescribed by that state insurance department was a decrease of $9,042.

                    A state insurance department has permitted one of Trenwick Group Ltd.'s insurance subsidiaries domiciled in that state to account for the reinsurance agreement purchased in connection with the Trenwick/Chartwell merger on a prospective basis in its statutory basis financial statements. This treatment is consistent with the U.S. GAAP accounting treatment of the contract. Another state insurance department has required another of Trenwick Group Ltd.'s insurance subsidiaries, domiciled that state, to account for that reinsurance agreement on a retroactive basis. The difference in these statutory accounting practices does not have an effect on the combined statutory surplus or net income of Trenwick Group Ltd.'s U.S. insurance subsidiaries. The terms of this reinsurance agreement are described in Note 4.

                    Debt securities and cash with a carrying value of $47,585 at year end 2001 were on deposit with various state or governmental insurance departments in order to comply with insurance laws.

                    U.K. Regulation

                    Under the applicable U.K. laws, Trenwick Group Ltd.'s U.K. insurance subsidiaries may make distributions only from accumulated realized profits, net of accumulated realized losses. In addition, Trenwick International Limited is not permitted to make any distribution that would reduce its net assets ($83,677 at year end 2001) below the required minimum margin of solvency which, as determined under the applicable rules, is approximately $27,000 at year end 2001. Trenwick International Limited must also notify its U.K. regulator of any proposal to declare or pay a dividend on any of its share capital. Under Lloyd's regulations, Chartwell Managing Agents Limited is not permitted to make any distribution that would cause its net assets to fall below a specified level, which was $1,018 at year end 2001.

Note 12             Goodwill represents the unamortized excess of purchase price
Goodwill over the fair value of identifiable net assets of acquired entities. Through the 2001 year, we amortized goodwill on a straight-line basis over twenty-five years. On a periodic basis, we estimate the future undiscounted cash flows of the business to which the goodwill relates in order to ensure that its carrying value has not been impaired.

                    In July 2001, the Financial Accounting Standards Board issued a statement covering goodwill and other intangible assets, which is required to be adopted at the beginning of 2002. The statement requires that the goodwill be tested for impairment under either market value or cash flow tests and any impairment be recorded as of January 1, 2002 as the cumulative effect of an accounting change. The impairment tests must be completed by the reporting of quarterly results of operations as of June 30, 2002. The new statement also requires that negative goodwill balances not be tested, but be credited to operations as of January 1, 2002 as the cumulative effect of an accounting change. We will conduct impairment tests on the remaining goodwill and implement the statement during the first or second quarter of 2002.

                    The goodwill resulting from the Trenwick/LaSalle Re business combination is recorded by Trenwick Group Ltd., ($1,120, net of accumulated amortization of $73) Trenwick Group Ltd.'s U.S. holding company, Trenwick America Corporation, ($52,119, net of accumulated amortization of $1,866 at year end 2001) and by its Bermuda holding company, LaSalle Re Holdings Limited, ($(11,586) net of accumulated accretion of $610 at year end 2001). The net amount ($41,653 at year end
                    2001) is presented as goodwill in these financial statements.

Note 13             We record our investments in managing general agencies,
Other Assets        through which we write primary insurance business and in
and Other           which we hold ownership interests of between 20% and 30%, in
Liabilities         other assets on the balance sheet. Based on the ownership
                    interest and our ability to exercise significant influence on the operating and financial policies of these managing general agencies, we account for these investments under the equity method.

                    We record premises and equipment, including leasehold improvements and capitalized software costs, at cost and amortize or depreciate them using the straight-line method over their useful lives.

                    The components of other assets and other liabilities at year end 2001 and 2000 follow:

                    Other assets:                                           2001       2000
                                                                          --------   --------
                    Investments in managing general agencies              $  9,010   $  9,968
                    Premises and equipment, net of accumulated
                      depreciation of $7,462 and $1,220                     20,506     10,035
                    Funds held by insurers and other insurance deposits     44,424     68,597
                    Prepaid expenses and other deposits                     15,135     17,477
                    Current income taxes recoverable                         5,229     24,389
                    Contingent commissions receivable                        8,666      3,960
                    Other receivables                                       13,262     15,952
                    Other                                                   16,563     15,937
                                                                          --------   --------
                    Total                                                 $132,795   $166,315
                                                                          --------   --------

                    Other liabilities:
                    Accounts payable and accrued expenses                 $ 98,400   $ 71,467
                    Security deposits for insureds                           9,548      7,788
                    Contingent commission payable                            4,746      5,484
                    Other                                                   12,860     11,611
                                                                          --------   --------
                    Total                                                 $125,554   $ 96,350
                                                                          ========   ========

                    During the 2001 and 2000 years, Trenwick Group Ltd. recorded $1,944 and $239, respectively, in equity income related to investments in managing general agencies. Depreciation and amortization on items included in other assets charged to operations for the 2001, 2000 and 1999 years was $7,158, $1,229 and $354, respectively.

                    Operating Lease Agreements

                    Trenwick Group Ltd. leases office space under non-cancelable operating leases which expire at various dates through 2015. Trenwick Group Ltd.'s future minimum lease commitments at year end 2001 total $21,628 and are payable as follows:
                    2002, $4,951; 2003, $4,816; 2004, $4,440; 2005, $2,833;
                    2006, $2,194; and thereafter, $2,394.

                    Total office rent expense for the 2001 and 2000 years, and the 1999 period and year was $4,963, $2,113, $227 and $328, respectively.

Note 14             We define the fair value of a financial instrument as the
Fair Value of       amount at which the instrument could be exchanged in a
Financial           current transaction between willing parties. We estimate
Instruments         fair values based upon quoted market prices or broker dealer quotes and these estimates may vary in the near term.

                    The carrying amounts and estimated fair values of financial instruments in summary form at year end 2001 and 2000 follow:

                                                                      2001                     2000
                                                            -----------------------   -----------------------
                                                             Carrying       Fair       Carrying       Fair
                                                              Amount        Value       Amount        Value
                                                            ----------   ----------   ----------   ----------
                    Assets:
                    Debt securities (Note 5)                $1,960,600   $1,960,600   $1,813,678   $1,813,678
                    Equity securities (Note 5)                  24,164       24,164      115,901      115,901
                    Cash and cash equivalents                  331,350      331,350      311,001      311,001
                    Deposits                                     7,800        7,800       48,969       48,969

                    Liabilities:
                    Indebtedness (Note 6)                      291,263      281,093      286,805      286,817
                    Preferred capital securities (Note 6)       68,119       43,175       76,770       74,777

Note 15             Restrictions on Certain Payments within Trenwick Because
Commitments,        Trenwick Group Ltd.'s operations are conducted through its
Contingencies,      operating subsidiaries, Trenwick Group Ltd. is dependent
Concentrations      upon the ability of its operating subsidiaries to transfer
and                 funds, principally in the form of cash dividends, tax
Related-Party       reimbursements and other statutorily permissible payments.
Transactions        In addition to general legal restrictions on payments of
                    dividends and other distributions to shareholders applicable to all corporations, Trenwick Group Ltd.'s insurance subsidiaries are subject to further regulations that, among other things, restrict the amount of dividends and other distributions that may be paid to their parent corporations, as more fully described in Note 11. Management believes that current levels of cash flow from operations and assets held at the holding company level, together with receipt of dividends from Trenwick Group Ltd.'s operating subsidiaries, will provide Trenwick Group Ltd. with sufficient liquidity to meet its operating needs over the next twelve months.

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

                    Investments and Cash Held as Collateral or on Deposit
                    Debt securities and cash with a carrying value of $145,981 are being held in trust as collateral for certain reinsurance obligations. In addition, cash in the amount of $2,054 has been pledged as collateral for letters of credit for reinsurance obligations.

                    At year end 2001 Trenwick Group Ltd. had cash of $2,384 held in a collateral account in conjunction with a loan guarantee, and funds held as collateral for sponsored names guarantees of $185.

                    Additionally, Trenwick Group Ltd. has debt securities and cash with a carrying value of $30,506 being held as collateral for Lloyd's syndicates operations.

                    Concentrations

                    During 2001, Trenwick Group Ltd. received 50.7% of its gross written premiums through five brokers of which Aon Reinsurance Agency accounted for 19.4%, Marsh and McLennan accounted for 16.0%, Reinsurance Alternatives accounted for 7.5%, Heath Lambert accounted for 5.8%, and Benfield Blanch accounted for 1.9%. During 2000, Aon Reinsurance Agency accounted for 18%, Marsh and McLennan accounted for 13%, Heath Lambert accounted for 6%, Reinsurance Alternatives accounted for 5% and Benfield Blanch accounted for 3%. During the 1999 period and the 1999 year, Marsh and McLennan provided 40% and 20% of Trenwick Group Ltd.'s gross written premiums, respectively, and Aon Reinsurance Agency provided 4% and 18%, respectively.

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

                    No one ceding company accounted for more than 3% of Trenwick Group Ltd.'s gross written premiums in the 2001 or 2000 years, or the 1999 period or year.

                    At year end 2001, 26% of Trenwick Group Ltd.'s net reinsurance recoverable is recoverable from five principal retrocessionaires. The reinsurance recoverable balances, net of funds held liabilities, were from ERC Frankona Ltd. ($118,205), London Life and Casualty Reinsurance Corporation ($81,878), AIOI Insurance Company of Europe Limited ($68,235), Centre Solutions (U.S.) Limited ($50,096), and Transatlantic Reinsurance Company ($48,374). Each of these companies is rated A or better by A.M. Best Company.

                    Related Party Transactions

                    Included in other assets are Trenwick Group Ltd.'s investments in managing general agencies through which it writes primary insurance business, as more fully described in Note 13. At year end 2001 and 2000, the carrying value of these investments totaled $9,010 and $9,968, respectively. During 2001 and 2000, Trenwick Group Ltd. incurred $11,655 and $8,059 of commission expense to these managing general agencies, respectively. At year end 2001 and 2000, Trenwick Group Ltd.'s balance sheet includes $19,231 and $25,494, respectively, of agents' balances receivable from these managing general agencies including installment premiums deferred and not yet due. The current portion of balances due from these managing general agencies are settled on a monthly basis.

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

                                                                        2000   1999 Period
                                                                        Year     and Year
                                                                      -------  -----------
                    Premiums assumed through Aon                      $30,340    $25,448
                    Brokerage costs on premiums assumed through Aon     3,034      2,544
                    Investment management services from Aon               821      1,000

                    Premiums assumed from CNA                             668      8,386
                    Premiums ceded to CNA                               6,556      7,909
                    Override and profit commissions on premiums
                      ceded to CNA                                      1,244        644
                    Underwriting support services from CNA                685      1,634


                    At year end 2000, the net amount receivable from CNA and Aon related to these business relationships was $608 and the amount payable to CNA and Aon under these agreements was $7,351.

                    While the 2001 underwriting support services agreement between LaSalle Re Holdings Limited and CNA did not terminate until September 30, 2001, LaSalle Re Holdings Limited did not utilize CNA's underwriting support services following the Trenwick/LaSalle business combination. Consequently, all fees payable between September 30, 2000 and September 30, 2001 were accrued and expensed at the date of the business combination.

                    The investment management services agreement between LaSalle Re Holdings Limited and Aon terminated at year end 2000.

Note 16             Operating activities are presented in the consolidated
Additional          statement of cash flows on a direct basis. The indirect
Operating           basis reconciles net income (loss) to cash from (for)
Cash Flows          operating activities. This reconciliation follows:
Information

                                                                       2001          2000        1999        1999
                                                                       Year          Year       Period       Year
                                                                     ---------    ---------    --------    --------
                    Net income (loss)                                $(154,397)   $   9,451    $(14,841)   $ (2,834)
                    Adjustments to reconcile net income (loss)
                      to net cash from (for) operating activities:
                    Investment premium amortization, net                 2,991         (786)       (692)        154
                    Net realized investment losses (gains)              (8,796)       1,386          --        (615)
                    Unrealized loss (gain) on foreign exchange          (2,196)         419         193         193
                    Minority interest in undistributed
                     net income (loss) of subsidiaries                      --          839      (4,990)     (2,845)
                    Contingent interest note adjustments                (8,700)      (4,675)         --          --
                    Deferred income taxes                              (59,160)      11,143          --          --
                    Uncollectible accounts provision                     3,320        4,081          --          --
                    Other fair value adjustment accretion                  458          365          --          --
                    Other                                                4,448       (3,546)         91         751
                    Changes in assets and liabilities, net
                     of effect from purchases of subsidiary:
                      Accrued investment income                           (945)      (3,697)     (2,139)        981
                      Premiums receivable                             (111,729)      10,449      14,770      (6,354)
                      Reinsurance recoverable balances, net           (475,833)    (102,861)     (8,676)     (9,100)
                      Prepaid reinsurance premiums                     (51,289)     (10,141)      6,172      (9,726)
                      Deferred policy acquisition costs                (16,876)      (5,743)      3,441       1,533
                      Other assets                                      22,741          751      (1,000)     (5,916)
                      Unpaid claims and claims expenses                662,661       70,570      43,593      48,403
                      Unearned premium income                          122,713        8,964     (27,154)     (6,070)
                      Reinsurance balances payable                     101,575      (15,055)     (2,243)      9,778
                             Other liabilities                          32,241       11,384       2,044       1,609
                                                                     ---------    ---------    --------    --------
                    Cash from (for) operating activities             $  63,227    $ (16,702)   $  8,569    $ 19,942
                                                                     =========    =========    ========    ========

Note 17             Summarized unaudited quarterly financial data for the years
Unaudited           presented follow:
Quarterly
Financial
Data

                                                    Quarter               2001           2000
                                                 --------------         --------       --------
                    Net premiums earned          Fourth quarter         $222,298       $220,010
                                                 Third quarter           239,862         26,751
                                                 Second quarter          224,571         28,776
                                                 First quarter           202,774         27,212

                    Net investment income        Fourth quarter          $32,973         30,937
                                                 Third quarter            30,770          9,591
                                                 Second quarter           33,186          9,251
                                                 First quarter            32,184          8,936

                    Net realized investment      Fourth quarter            $ 968            530
                      gains (losses)             Third quarter            (3,302)           270
                                                 Second quarter            2,272             38
                                                 First quarter             8,859         (2,224)

                    Net income (loss)            Fourth quarter         $(26,397)         1,795
                                                 Third quarter           (96,107)         8,552
                                                 Second quarter          (50,806)        12,912
                                                 First quarter            18,913        (13,808)

                    Net income (loss)            Fourth quarter         $(26,397)         1,795
                      available to common        Third quarter           (96,107)         6,911
                      shareholders               Second quarter          (50,806)        11,271
                                                 First quarter            18,913        (15,449)

                    Diluted income (loss)        Fourth quarter           $(0.72)         $0.05
                      per common share           Third quarter            $(2.61)         $0.44
                                                 Second quarter           $(1.38)         $0.71
                                                 First quarter             $0.51         $(0.98)

                               TRENWICK GROUP LTD.
                                FIVE YEAR SUMMARY
                    Year Ended December 31, 2001 and 2000 and
                  Years Ended September 30, 1999, 1998 and 1997

                                       2001             2000             1999           1998          1997
                                   -----------       -----------     -----------     -----------   -----------
Income Statement Data
New Premiums written               $   970,318        $  302,632      $ 110,819        $147,501      $163,693
New investment income                  129,114            58,715         33,847          34,288        33,109
Net income (loss) available
   common shareholders                (154,397)            4,528         (9,397)         45,243        93,723
GAAP combined ratio                      132.6%            113.5%         130.1%           82.2%         42.6%
Per Share Data
Net income (loss) per
   common share:
Basic earnings (loss) per
   common share                    $     (4.19)       $     0.21      $   (0.60)       $   2.99      $   6.02
Diluted earnings (loss)
   per common share                      (4.19)             0.21          (0.60)           2.68          5.14
Dividends per common share                0.16              0.04           1.13            3.00          2.84
Book Value per common share              13.52             17.79          19.69           23.39         23.23
Balance Sheet Data
Total Assets                       $ 4,928,555        $4,229,496      $ 736,107        $757,290      $686,088
Total investments and cash           2,316,114         2,240,580        556,976         606,757       553,043
Unpaid claims and
   claims expenses                   3,032,748         2,408,926        146,552          97,942        45,491
Indebtedness                           291,263           286,805             --              --            --
Minority interest                      143,119           151,770         93,055         105,569        93,355
Common shareholders' equity            498,326           652,187        307,197         355,053       350,226
Common shares outstanding               36,845            36,665         15,600          15,179        15,074

Amounts for 2001 and 2000 reflect the results of Trenwick Group Inc. and its subsidiaries, accounted for as a purchase, from September 27, 2000, the date of the acquisition.